                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[XX]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a- 6(e)(2))
[  ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12

                    GUARANTY BANCSHARES HOLDING CORPORATION
             ------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     N/A
             -------------------------------------------------------
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[  ]     No fee required.
[XX]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
         11.

         (1) Title of each class of securities to which transaction applies:

                   N/A
                 --------------------------------------------------------------


         (2)     Aggregate number of securities to which transaction applies:

                   N/A
                 --------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                   N/A
                 --------------------------------------------------------------


         (4)     Proposed maximum aggregate value of transaction:

                  $7,500,000.00
                 --------------------------------------------------------------


         (5)     Total fee paid:

                  $1,500.00
                 --------------------------------------------------------------

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

         (1)     Amount previously paid:

                   N/A
                 --------------------------------------------------------------


         (2)     Form, Schedule or Registration Statement No.:

                   N/A
                 --------------------------------------------------------------


         (3)     Filing Party:

                   N/A
                 --------------------------------------------------------------


         (4)     Date Filed:

                   N/A
                 --------------------------------------------------------------

                                                                PRELIMINARY COPY




                                           1201 Brashear Ave.
                                           Morgan City, LA 70380

                                           P.O. Box 2208
                                           Morgan City, LA 70381

                                           (504) 384-2813



                    GUARANTY BANCSHARES HOLDING CORPORATION

Dear Guaranty Bancshares Holding Corporation Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Guaranty Bancshares Holding Corporation ("GBHC") to be held in the Board of Directors Room located on the second floor of the Guaranty Bank & Trust Building, 1201 Brashear Avenue, Morgan City, Louisiana, on Tuesday, September 30, 1997, at 1:00 p.m., local time, notice of which is enclosed.

         At the Annual Meeting, you will be asked to consider and vote on a proposal to approve an Acquisition Agreement entered into by GBHC and Guaranty Bank & Trust Company of Morgan City ("Guaranty Bank") with MC Bank & Trust Company ("MC Bank") and MC Bancshares, Inc. ("MC Bancshares") and a related Agreement of Merger between GBHC and a newly-formed corporate subsidiary of MC Bank ("MC Subsidiary") and joined in by MC Bancshares and MC Bank (the Acquisition Agreement and Agreement of Merger being collectively referred to as the "Agreement"). Pursuant to the Agreement, MC Subsidiary will merge (the "Merger") with and into GBHC with GBHC becoming a wholly-owned subsidiary of MC Bank. Upon consummation of the Merger, each outstanding share of GBHC $2.70 Preferred Stock and $0.50 Preferred Stock will be redeemed and will be converted into the right to receive payment of accrued and unpaid dividends and the redemption price thereof as described in the Agreement and each outstanding share of GBHC Class A Common Stock and Class B Common Stock (except for shares held by common stockholders who perfect their dissenters' rights of appraisal with respect to their common stock) will be converted into the right to receive cash in the amount described in the Agreement.

         EVEN IF YOU APPROVE THE AGREEMENT BY THE REQUIRED VOTE, BEFORE THE MERGER CAN TAKE PLACE, REGULATORY APPROVAL (WHICH AS OF THE DATE OF THE PROXY STATEMENT ACCOMPANYING THIS LETTER HAS NOT YET BEEN OBTAINED) AND SATISFACTION OF CERTAIN OTHER CONDITIONS IS

NECESSARY. THUS, EVEN IF THE AGREEMENT IS APPROVED AT THE ANNUAL MEETING, THE MERGER MAY NOT TAKE PLACE FOR SOME TIME (IF AT ALL).

         You will also be asked at the Annual Meeting to elect twelve directors who will hold office until the Merger becomes effective (the "Effective Time"), or, if the Merger is not consummated, until the next annual meeting of stockholders of GBHC and until their successors are elected and qualified. If the Agreement is approved and all other conditions to the Merger are satisfied or waived, at the Effective Time, the directors elected at the Annual Meeting will cease to serve and the directors of MC Subsidiary immediately prior to the Effective Time of the Merger will assume the positions as directors of GBHC.

         The accompanying Proxy Statement includes a description of the proposed Merger, information regarding the nominees for directors of the Board of Directors, and provides other specific information concerning the Annual Meeting. Please read these materials carefully.

         The Agreement has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of GBHC has agreed to vote those GBHC shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Agreement. Consummation of the Merger is subject to certain conditions in addition to approval of the Agreement by GBHC stockholders, including approval of the Merger by various regulatory agencies (which approval has not been obtained).

         Common stockholders of GBHC who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their GBHC common shares in cash, as provided by applicable law, if the Merger is effected upon approval by less than 80% of the total voting power of GBHC. The fair cash value of the common shares could be more or less than the cash consideration that will be paid in exchange for the common shares as a result of the Merger.

         Approval of the Agreement requires the affirmative vote of at least two-thirds of the voting power present at the Annual Meeting in person or by proxy. Only holders of common stock of GBHC are entitled to vote on the Agreement and each share of common stock is entitled to one vote. A copy of these materials is being provided to all stockholders of GBHC as of the record date set for the Annual Meeting, even though holders of GBHC Preferred Stock will not have a vote with respect to their Preferred Stock on the matters to be addressed at the meeting.

         Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with MC Bank is a significant step for GBHC, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                                        Sincerely,



                                        Brooks Blakeman
                                        Chairman of the Board

                                                                PRELIMINARY COPY


                    GUARANTY BANCSHARES HOLDING CORPORATION
               1201 BRASHEAR AVENUE, MORGAN CITY, LOUISIANA 70380

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, SEPTEMBER 30, 1997

         Notice is hereby given that the Annual Meeting of Stockholders of Guaranty Bancshares Holding Corporation ("GBHC"), a bank holding company, will be held in the Board of Directors Room located on the second floor of the Guaranty Bank & Trust Building, 1201 Brashear Avenue, Morgan City, Louisiana, 70380, on Tuesday, September 30, 1997, at 1:00 p.m., local time, for the following purposes:

         1. Merger. To consider and vote on the Acquisition Agreement dated as of June 24, 1997 by and between GBHC and Guaranty Bank & Trust Company of Morgan City ("Guaranty Bank") and MC Bank & Trust Company ("MC Bank") and MC Bancshares, Inc. ("MC Bancshares") and a related Agreement of Merger by and between GBHC and a newly-formed corporate subsidiary of MC Bank ("MC Subsidiary") (and joined in by MC Bancshares and MC Bank) (the Acquisition Agreement and the Agreement of Merger being collectively referred to as the "Agreement") pursuant to which (i) each issued and outstanding share of common stock of MC Subsidiary shall be converted into and become one share of common stock of GBHC through the merger of MC Subsidiary with and into GBHC (the "Merger") and (ii) each outstanding share of GBHC $2.70 Preferred Stock and $0.50 Preferred Stock will be redeemed and will be converted into the right to receive accrued and unpaid dividends and the redemption price thereof as described in the Agreement and each outstanding share of GBHC Class A Common Stock and Class B Common Stock (except for shares of common stock held by stockholders who perfect their dissenters' rights of appraisal with respect to their common stock) will be converted into the right to receive an amount of cash as described more fully in the accompanying Proxy Statement and in the Agreement; and

         2.      Election of Directors.    To elect twelve directors who will
hold office until the Merger becomes effective (the "Effective Time"), or, if the Agreement is not approved by the required vote of the GBHC stockholders or the Merger is otherwise not consummated, until the next annual meeting of stockholders of GBHC and until their successors are elected and qualified; and

         3. Other Business. To transact such other business as may properly come before the Annual Meeting.

         A copy of this notice and accompanying materials is being sent to each stockholder of record at the close of business on August 29, 1997. Only holders of record of common stock on that date are entitled to vote with respect to their common stock at the Annual Meeting or any adjournment or postponement thereof.

         GBHC stockholders who hold common stock have a right to dissent from the Merger and obtain payment of the fair value of their shares of common stock in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement as Appendix C. DISSENTING STOCKHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES OF COMMON STOCK IF THE MERGER IS EFFECTED UPON APPROVAL BY LESS THAN 80% OF THE TOTAL VOTING POWER OF GBHC. ONLY THE HOLDERS OF COMMON STOCK OF GBHC ARE ENTITLED TO VOTE ON THE AGREEMENT AND EACH SHARE OF COMMON STOCK SHALL BE ENTITLED TO ONE VOTE.

         THE BOARD OF DIRECTORS OF GBHC UNANIMOUSLY RECOMMENDS THAT HOLDERS OF GBHC COMMON STOCK VOTE TO APPROVE THE AGREEMENT.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Annual Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of GBHC an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting.

                                           By Order of the Board of Directors


                                           Paul Ordogne
                                           Secretary

August 29, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  i

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  iii

DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . .  iii

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  v
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  v
         Annual Meeting of GBHC Stockholders  . . . . . . . . . . . . . . . . vi
         Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . vi
         The Merger; Consideration  . . . . . . . . . . . . . . . . . . . .  vii
         Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . viii
         Reasons for the Merger; Recommendation of GBHC's
                 Board of Directors . . . . . . . . . . . . . . . . . . . . . ix
         Opinion of GBHC's Financial Advisor  . . . . . . . . . . . . . . . . ix
         Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . ix
         Surrender of Stock Certificates and Payment of Cash  . . . . . . . .  x
         Regulatory Approvals and Other Conditions  . . . . . . . . . . . . .  x
         Waiver, Amendment, and Termination of the Agreement  . . . . . . . . xi
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . xi
         Certain Federal Income Tax Consequences of the Merger  . . . . . .  xii
         Market Prices of Common Stock  . . . . . . . . . . . . . . . . . .  xii
         Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . .  xii
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . xiii
                 Selected Consolidated Historical Financial Data
                          of GBHC . . . . . . . . . . . . . . . . . . . . .  xiv

THE ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . .  2

DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . .  3
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Adjustment of Purchase Price . . . . . . . . . . . . . . . . . . . .  4
                 Payments to terminate employment contracts
                          and retirement obligations  . . . . . . . . . . . .  4
                 Investment banking fees and expenses of the Merger . . . . .  8
                 Purchase of directors' and officers' tail policy . . . . . .  9
                 Loan losses                                                   9
                 Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . 10
         Cash Consideration to be Paid to GBHC's Stockholders . . . . . . . . 12
         Background of and Reasons for the Merger . . . . . . . . . . . . . . 15
                 Background of the Merger . . . . . . . . . . . . . . . . . . 15

                 GBHC's reasons for the Merger  . . . . . . . . . . . . . . . 16
                 MC Bank's reasons for the Merger . . . . . . . . . . . . . . 17
         Opinion of GBHC's Financial Advisor  . . . . . . . . . . . . . . . . 17
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . 20
         Surrender of GBHC Stock Certificates and Payment
                 of Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . 21
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . 22
         Waiver, Amendment, and Termination of the Agreement  . . . . . . . . 24
         Conduct of Business Pending the Merger . . . . . . . . . . . . . . . 25
         Management Following the Merger  . . . . . . . . . . . . . . . . . . 27
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . 27
                 GBHC . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 MC Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . 31
                 General  . . . . . . . . . . . . . . . . . . . . . . . . . . 31
                 Statutory Requirements . . . . . . . . . . . . . . . . . . . 31
         Certain Federal Income Tax Consequences of the Merger  . . . . . . . 33
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . 34
         Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . 34

INFORMATION ABOUT GBHC  . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         Principal Business . . . . . . . . . . . . . . . . . . . . . . . . . 35
         Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . 35
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF GBHC  . . . . . . . . . . . . 38
         Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . . 38

CERTAIN LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         Compliance with Section 16(a) of the Securities Exchange
                 Act of 1934  . . . . . . . . . . . . . . . . . . . . . . . . 44
         Board Committees   . . . . . . . . . . . . . . . . . . . . . . . . . 44

EXECUTIVE OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         Annual Compensation  . . . . . . . . . . . . . . . . . . . . . . . . 47

INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . 50

FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51


OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

GBHC Consolidated Financial Statements for the Quarters Ended June 30, 1997 and
1996

Appendix A       Selected Portions of Acquisition Agreement

Appendix B       Fairness Opinion of Alex Sheshunoff & Co.
                 Investment Banking

Appendix C       Excerpt from Section 131 of the Louisiana Business
                 Corporation Law


                                                                PRELIMINARY COPY


                    GUARANTY BANCSHARES HOLDING CORPORATION
                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, SEPTEMBER 30, 1997

                                PROXY STATEMENT

         This Proxy Statement is furnished to shareholders of Guaranty Bancshares Holding Corporation ("GBHC"), a bank holding company organized and existing under the laws of the State of Louisiana in connection with a solicitation of proxies by the Board of Directors of GBHC (the "Board of Directors" or the "Board") to be used at the Annual Meeting of stockholders, including any adjournment or postponement thereof, to be held on Tuesday, September 30, 1997, at 1:00 p.m. in the Board of Directors Room located on the second floor of the Guaranty Bank & Trust Building, 1201 Brashear Avenue, Morgan City, Louisiana for the purpose of electing directors and voting on the Acquisition Agreement, dated as of June 24, 1997, by and between GBHC and its wholly-owned subsidiary Guaranty Bank & Trust Company of Morgan City ("Guaranty Bank"), on the one hand, and MC Bancshares, Inc. ("MC Bancshares") and its wholly-owned subsidiary MC Bank & Trust Company ("MC Bank"), on the other hand, and a related Agreement of Merger (the Acquisition Agreement and Agreement of Merger are referred to herein collectively as the "Agreement"), by and between GBHC and a subsidiary corporation ("MC Subsidiary") recently formed by MC Bank (and joined in by MC Bancshares and MC Bank). Pursuant to the Agreement, MC Subsidiary will be merged into GBHC (the "Merger") as described herein. Only holders of common stock of GBHC will be entitled to vote with respect to their common stock on the matters to be presented at the Annual Meeting.

         When the Merger becomes effective (the "Effective Time"), except as otherwise described here, each outstanding share of GBHC $2.70 Preferred Stock and $0.50 Preferred Stock will be redeemed and will be converted into the right to receive accrued and unpaid dividends and the redemption price thereof as described in the Agreement and each outstanding share of GBHC Class A Common Stock and Class B Common Stock will be converted into the right to receive an amount of cash as described in the Agreement. A copy of selected portions of the Agreement is attached to this Proxy Statement as Appendix A.

         As a result of the Merger, GBHC will continue as a subsidiary of MC Bank until liquidated into MC Bank (which is expected to take place immediately following the Effective Time of the Merger), at which time the separate existence of GBHC will cease. Also as a result of the Merger, Guaranty Bank will continue as a subsidiary of GBHC, which will be a subsidiary of MC Bank, until merged into MC Bank (which is expected to take place immediately following the Effective Time of the Merger), at which time the separate existence of Guaranty Bank will cease.

         The above described proxy and this Proxy Statement were mailed on or about August 29, 1997.

              The date of this Proxy Statement is August 29, 1997.

                             AVAILABLE INFORMATION

         GBHC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GBHC. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GBHC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by GBHC pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. GBHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on April 1, 1997;

         2. GBHC's Current Report on Form 8-K dated April 30, 1997 filed with the SEC on May 2, 1997; and

         3. GBHC's Current Report on Form 8-K dated July 2, 1997 and filed with the SEC on July 2, 1997.

         GBHC's Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of GBHC's Annual Report to Stockholders for that year (the "GBHC Annual Report to Stockholders"), but does not incorporate other portions of the Annual Report to Stockholders. Only those portions of the GBHC Annual Report to Stockholders captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements" are incorporated herein. Other portions of the GBHC Annual Report to Stockholders are not incorporated herein. The GBHC Annual Report to Stockholders accompanies this Proxy Statement.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO) TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, FROM LEE A. RINGEMAN, EXECUTIVE VICE PRESIDENT, 1201 BRASHEAR AVENUE, MORGAN CITY, LOUISIANA 70380 OR P.O. BOX 2208, MORGAN CITY, LOUISIANA 70381, (TELEPHONE (504) 384-2813). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 19, 1997.

                                    SUMMARY

         The following is a summary of certain information relating to the Annual Meeting, the Agreement and the proposed Merger, the redemption of GBHC Preferred Stock and the conversion of GBHC Common Stock into the right to receive payment of an amount of cash all as described in the Agreement upon consummation of the Merger, and the election of directors. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement. Stockholders are urged to read carefully the entire Proxy Statement, including the Appendices. As used in this Proxy Statement the terms "GBHC" and "MC Bank" refer to those entities, respectively, and, where the context requires, to those entities and their respective parent companies or subsidiaries.

THE PARTIES

         GBHC. GBHC is a bank holding company organized and existing under the laws of the State of Louisiana, with its principal executive office located in Morgan City, Louisiana. GBHC operates principally through Guaranty Bank & Trust Company ("Guaranty Bank"), which is a wholly-owned subsidiary of GBHC and a Louisiana state-chartered commercial bank and which provides a range of retail banking services through two full service offices in St. Mary Parish and one full service office in Lafayette Parish, Louisiana. At June 30, 1997, GBHC had total consolidated assets of approximately $62.5 million, total consolidated deposits of approximately $51.1 million, total consolidated net loans of approximately $36.2 million and total consolidated stockholders' equity of approximately $5.8 million. GBHC's principal executive office is located at 1201 Brashear Avenue, Morgan City, Louisiana, its mailing address is P.O. Box 2208, Morgan City, Louisiana 70381, and its telephone number at such address is (504) 384-2813.

         MC Bank. MC Bank is a state-chartered bank organized and existing under the laws of the State of Louisiana and headquartered in Morgan City, Louisiana. MC Bank's principal executive office is located at 6413 Highway 90 East, Morgan City, Louisiana, 70381 and its telephone number at such address is
(504) 384-2100. Its mailing address is P.O. Box 2000, Morgan City, Louisiana 70381. MC Bank is a wholly-owned subsidiary of MC Bancshares, Inc. ("MC Bancshares"), a bank holding company organized and existing under the laws of the State of Louisiana. MC Bank has four full service banking offices in St. Mary Parish, Louisiana. At June 30, 1997, MC Bancshares had total consolidated assets of approximately $108.6 million, total consolidated deposits of approximately $92.3 million, total consolidated loans of approximately $45.9 million, and total consolidated stockholders' equity of approximately $13.8 million.

         Additional information with respect to GBHC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement. See "Available Information" and "Documents Incorporated by Reference."

ANNUAL MEETING OF GBHC STOCKHOLDERS

         The Annual Meeting will be held at 1:00 p.m. local time, on Tuesday, September 30, 1997, in the Board of Directors Room located on the second floor of the Guaranty Bank & Trust Building, 1201 Brashear Avenue, Morgan City, Louisiana, 70380 for the purpose of (i) considering and voting on approval of the Agreement, (ii) electing directors to hold office until the Merger becomes effective (the "Effective Time") or in the event the Merger is not approved by the stockholders or is otherwise not consummated, until the next annual meeting of stockholders of GBHC and until their successors are elected and qualified and (iii) transacting such other business as may properly come before the meeting. See "The Annual Meeting."

RECORD DATE; VOTE REQUIRED

         Only holders of record of GBHC Class A Common Stock and Class B Common Stock (collectively the "Common Stock" or "Common Shares") at the close of business on August 29, 1997 (the "Record Date"), will be entitled to vote at
the Annual Meeting.   Each share of Class A Common Stock and Class B Common
Stock entitles the holder thereof to vote on all matters presented at the Annual Meeting, voting together as a single class. Each holder is entitled to one vote for each share of Common Stock held. The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

         If a quorum is present in person or by proxy, directors will be elected by plurality vote. The affirmative vote of at least two-thirds of the Common Shares present or represented by proxy will be required to approve the Agreement. All other matters will be decided by majority vote of the Common Shares present, in person or by proxy, at the Annual Meeting. As of the Record Date, there were 206,524 shares of GBHC Class A Common Stock and 166,901 shares of GBHC Class B Common Stock issued and outstanding for a total of 373,425 shares of Common Stock issued and outstanding.

         The directors and executive officers of GBHC and their affiliates beneficially owned, as of August 29, 1997, 157,130 shares (or approximately 42.08% of the outstanding shares) of GBHC Common Stock. (This includes 33,870 shares held by the Blakeman Trust over which Mr. Brooks Blakeman shares voting power and 16,556 shares held by the Estate of Murray P. Ordogne of which Mr. Paul Ordogne is executor and a beneficiary.) Each director and executive officer of GBHC (and each holder of 5% or more of the Common Stock of GBHC) has agreed to vote those GBHC shares over which such person has voting authority (other than in a fiduciary capacity) in favor of the Agreement. The directors and executive officers of MC Bank and their affiliates beneficially owned, as of August 29, 1997, 1,939 shares of GBHC Common Stock. As of that date, neither GBHC nor MC Bank held any shares of GBHC Common Stock in a fiduciary capacity for others. See "The Annual Meeting--Record Date; Vote Required."

         The Agreement must also be approved by MC Bank as the sole stockholder of MC Subsidiary.

THE MERGER; CONSIDERATION

         The Agreement provides for the acquisition of GBHC by MC Bank pursuant to the Merger of GBHC with and into a Louisiana business corporation recently formed by MC Bank as a wholly-owned subsidiary. (Immediately after the Merger, MC Bank intends to liquidate GBHC into MC Bank and then merge Guaranty Bank into MC Bank. The result of this is that GBHC and Guaranty Bank will no longer exist as separate entities.)

         At the Effective Time of the Merger, each share of GBHC $2.70 Preferred Stock then issued and outstanding will be redeemed and converted into the right to receive an amount of cash equal to $27.60 plus all accrued and unpaid cash dividends due thereon; each share of GBHC $0.50 Preferred Stock then issued and outstanding will be redeemed and converted into the right to receive an amount of cash equal to $5.00 plus all accrued and unpaid cash dividends due thereon; and each share of GBHC Common Stock then issued and outstanding (except for shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into the right to receive cash in the amount equal to the quotient of (a) $7,500,000.00 (subject to certain purchase price adjustments) minus the total amount due to the holders of all of the issued and outstanding shares of GBHC $2.70 Preferred Stock and GBHC $0.50 Preferred Stock, divided by (b) the total number of shares of GBHC Common Stock outstanding at the Effective Time. See "Description of the Transaction--General" and "Description of the Transaction--Adjustment of Purchase Price."

         The following table sets forth examples of the cash price into which the Common Stock will be converted assuming (i) an Effective Date of October 31, 1997, November 30, 1997 and December 31, 1997 (the actual Effective Date will depend on when approvals are received and other conditions are satisfied or waived; the later the Effective Date the larger the payment owed with respect to the Preferred Stock will be and, as a result, the smaller the payment with respect to the Common Stock will be) and (ii) purchase price adjustments of various levels (the various matters that may result in purchase price adjustments are discussed elsewhere in this Proxy Statement and in the Agreement):

CASH CONSIDERATION WITH RESPECT TO COMMON STOCK


                                                     Assumed Closing Date
                     -----------------------------------------------------------------------------------
   Assumed                    10/31/97                     11/30/97                      12/31/97
Purchase Price                --------                     --------                      --------
(As Adjusted)        Aggregate      Per Share      Aggregate      Per Share      Aggregate      Per Share
-------------        ---------      ---------      ---------      ---------      ---------      ---------
$7,500,000           $538,637         $1.44        $505,828         $1.35        $471,926         $1.26

$7,450,000            488,637          1.31         455,828          1.22         421,926          1.13

$7,400,000            438,637          1.17         405,828          1.09         371,926          1.00

$7,350,000            388,637          1.04         355,828          0.95         321,926          0.86

$7,300,000            338,637          0.91         305,828          0.82         271,926          0.73

         The exact Closing Date and the final purchase price (after taking into account the adjustments required by the Agreement) cannot be finally determined at this time. The foregoing table is for illustration purposes only. There is no assurance that the cash consideration that holders of GBHC Common Stock will receive with respect to their shares of Common Stock will be fixed at any of the levels shown in the foregoing table.

DISSENTING STOCKHOLDERS

         Holders of GBHC Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of GBHC Common Stock in cash in accordance with the applicable provisions of the Louisiana Business Corporation Law (the "Louisiana Act"). Such "fair cash value" could be more or less than the cash amount being paid for the Common Stock pursuant to the Merger. The procedures to be followed by dissenting stockholders are summarized under "Description of the

Transaction--Dissenting Stockholders" and the applicable provisions of the Louisiana Act are reproduced as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF GBHC'S BOARD OF DIRECTORS

         GBHC's Board of Directors has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, GBHC and its stockholders. Accordingly, GBHC's Board unanimously recommends that GBHC's stockholders vote FOR approval of the Agreement. Each member of the Board of Directors of GBHC has agreed to vote those shares of GBHC Common Stock over which such member has voting control, other than in a fiduciary capacity, in favor of the Agreement. In approving the Agreement, GBHC's directors considered GBHC's financial condition, the financial terms of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and the opinion of Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") that, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of GBHC. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF GBHC'S FINANCIAL ADVISOR

         Sheshunoff has rendered an opinion to GBHC that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of GBHC. Sheshunoff was selected because of its experience and expertise in the financial services industry. The opinion of Sheshunoff is attached as Appendix B to this Proxy Statement. GBHC stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. Sheshunoff's opinion is directed only to the fairness of the transaction from a financial point of view and does not constitute a recommendation to any stockholder on how to vote at the Annual Meeting. See "Description of the Transaction--Opinion of GBHC's Financial Advisor."

EFFECTIVE TIME

         Subject to the conditions described in the Agreement to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time specified in a certificate or other written record issued by the Louisiana Secretary of State.

Unless otherwise agreed upon by GBHC and MC Bank, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over approving or exempting the Merger and (ii) the date on which the Agreement is approved by the requisite vote of GBHC stockholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment Termination of the Agreement."

SURRENDER OF STOCK CERTIFICATES AND PAYMENT OF CASH

         As soon as practicable after the Annual Meeting if the Agreement is approved by the stockholders, it is anticipated that MC Bank will mail to each record holder of an outstanding certificate or certificates of GBHC Preferred Stock or GBHC Common Stock, as applicable, a notice of redemption and/or a letter of transmittal, together with instructions for the surrender of such stockholders' certificates representing shares of GBHC Preferred Stock or Common Stock in exchange for cash. GBHC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. GBHC stockholders who cannot locate their certificate(s) will be given instructions on how they may replace those certificates. See "Description of the Transaction--Surrender of GBHC Stock Certificates and Payment of Cash."

REGULATORY APPROVALS AND OTHER CONDITIONS

         The transaction (which is designed ultimately to result in the merger of Guaranty Bank into MC Bank) is subject to approval by the Federal Deposit Insurance Corporation ("FDIC") and the Commissioner of Financial Institutions of the State of Louisiana (the "Louisiana Commissioner"). Approval of the Louisiana Commissioner is also required for MC Bank to capitalize MC Subsidiary. Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval. A waiver has been or will be sought from the Board of Governors of the Federal Reserve System (the "Federal Reserve") requesting that no approval be required from the Federal Reserve in connection with the Merger or the transaction. There can be no assurance that the approvals of the

Louisiana Commissioner and the FDIC or the waiver from the Federal Reserve (or the approval of the Federal Reserve if a waiver is not obtained) will be given or as to the timing or conditions of such approvals or waiver.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of GBHC stockholders, receipt of opinions of counsel for GBHC and MC Bank and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of GBHC, Guaranty Bank, MC Bank, MC Bancshares and MC Subsidiary or by action of the Board of Directors of either GBHC or MC Bank under certain circumstances, including if the Merger is not consummated by December 31, 1997, unless the failure to consummate by such time is due to certain specific breaches of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, GBHC will continue to operate as a bank holding company under the management of the directors elected at the Annual Meeting. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of GBHC's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of GBHC generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and certain retirement, severance and employment benefits. Certain officers have contracts that provide for severance and retirement benefits, which contracts are required by the Agreement to be terminated. In order to terminate those contracts, the Board of Directors and the individual officers have agreed that the payments that would be required under the contracts in the event the individuals were terminated without good cause following the Merger will be paid to the officers at or prior to the Closing. Also as a condition to the Merger, certain directors have agreed to purchase at the Closing a last out participation in a specific loan held by Guaranty Bank (in the event the loan is not moved out of Guaranty Bank prior to Closing). See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The Merger will constitute a taxable event for shareholders of GBHC. Subject to the provisions and limitations of Section 302(a) of the Internal Revenue Code, gain or loss (depending upon the shareholder's basis in the stock) will be recognized upon the receipt of cash (other than the portion attributable to accrued dividends) in exchange for GBHC shares. Amounts attributable to the payment of accrued dividends will be treated as ordinary income. Because tax consequences of the Merger may vary depending upon the particular circumstances of each stockholder and other circumstances, each GBHC stockholder is urged to consult with such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the application and effect of state, local and foreign income and other tax laws). See "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger."

MARKET PRICES OF COMMON STOCK

         GBHC Common Stock is not traded on any exchange and there is no established public trading market for the stock. There are no bid or asked prices available for the Common Stock. There is very limited and sporadic trading of GBHC Common Stock in its local area and, based on the limited information available to management, it is believed that such trades have involved combinations of Common and Preferred Stock. Management does not have information on the allocation of such purchase prices. See "Information About GBHC."

PER SHARE DATA

         The following table sets forth certain per share data relating to net income, cash dividends, and book value on an historical basis for GBHC. This information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of GBHC, including the respective notes thereto. See "Documents Incorporated by Reference" and "Selected Financial Data."

                                                  Year Ended December 31,
                                                 --------------------------
                                                   1996      1995      1994
                                                   ----      ----      ----
    Net Income (Loss) per Common Share            $(0.32)   $ 0.20    $ 0.28

    Dividends Declared per Common Share                0         0         0

    Book Value per Common Share
      (Period End)                                 (2.91)    (2.71)    (2.92)

         As of June 30, 1997, the accrued and unpaid dividends on GBHC's $2.70 Preferred Stock totaled $2,629,665.24 and the accrued and unpaid dividends on GBHC's $0.50 Preferred Stock totaled $85,437.02 (for a total amount owed in dividends as of that date with respect to GBHC Preferred Stock of $2,715,102.26). No dividends can be paid on the Common Shares while there are arrearages on the Preferred Shares.

SELECTED FINANCIAL DATA

         The following table presents certain selected historical financial information for GBHC. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning GBHC incorporated by reference or included herein. See "Documents Incorporated by Reference."

Selected Consolidated Historical Financial Data of GBHC

                                                               Year Ended December 31,
                                            --------------------------------------------------------------
                                                1996         1995          1994          1993         1992
                                                ----         ----          ----          ----         ----
                                                   (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
 Total interest income...............       $  4,644     $  4,539      $  4,110      $ 3,871       $  4,082
 Total interest expense..............          1,997        1,963         1,647        1,491          1,990
 Net interest income.................          2,647        2,576         2,463        2,380          2,092
 (Provision) recovery for loan losses             --          100           180           --            (20)

 Net interest income after
   loan loss provision...............          2,647        2,676         2,643        2,380          2,072
 Total noninterest income excluding
   security  gains (losses)..........            283          343           364          408            325
 Security gains (losses).............             --           --            --           37             19
 Total noninterest expense...........          2,496        2,279         2,213         2,236         2,275
 Income tax expense..................            150          263           286           184            34
 Change to accounting principle .....             --           --            --           674            --
 Extraordinary item .................             --           --            --            --           490
 Net Income..........................            284          477           508         1,079           597

PER SHARE DATA:
 Net income..........................       $   (.32)         .20           .28          1.80          0.51
 Cash dividends declared on $2.70
  Preferred Stock....................           2.70           --           .675         2.70            --
 Book value..........................          (2.91)       (2.71)         (2.92)     (3.24)          (5.04)

OTHER INFORMATION:
 Number of common shares outstanding         373,425      373,025       374,375       374,375       374,375
 Average number of shares outstanding        372,958      373,728       374,375       374,375       376,504

STATEMENT OF CONDITION DATA
(PERIOD END):
 Total assets........................       $  66,430      60,245        60,687        54,952        58,419
 Securities..........................          17,466      16,160        16,684        16,902        21,932
 Loans, net of unearned income.......          38,142      34,546        34,775        31,888        27,665
 Total deposits......................          56,793      50,770        51,498        47,053        52,251
 Notes payable.......................           1,480       1,681         1,854           581            --
 Stockholders' equity................           5,566       5,662         5,179         4,780         4,094
 Average Assets                                62,707      59,407        56,850        56.109        56,673
 Average Equity                                 5,794       5,426         4,998         4,663         3,988

PERFORMANCE RATIOS:
 Return on average assets ...........            .45%         .80%         .89%          1.92%         1.05%
 Return on average stockholders'
   equity ...........................           4.90%        8.79%       10.16%         23.14%        14.97%
 Net interest margin.................           4.59%        4.75%        4.78%          4.68%         4.10%
 Efficiency (1)......................          85.19%       75.49%       73.59%         80.20%        94.91%
 Dividend payout.....................         137.66%          --        19.35%         36.45%           --

ASSET QUALITY RATIOS:
 Net charge-offs (recoveries) to average
  loans, net of unearned income......             --         (.29)%       (.18)%         (.25)%         .39%
 Problem assets to net loans and
   other real estate (2).............            .38%         .43%         .45%           .21%          .40%
 Nonperforming assets to net loans
   and other real estate (3).........            .38%         .43%         .93%           .44%         3.09%
 Allowance for loan losses to loans,
   net of unearned income............           1.33%        1.46%        1.44%          1.95%         1.97%
 Allowance for loan losses to
   nonperforming assets (3)..........         348.93%      338.14%      154.98%        437.18%        63.76%

LIQUIDITY AND CAPITAL RATIOS:
 Average stockholders' equity to
   average assets....................           9.24%        9.13%         8.79%         8.31%         7.04%
 Average loans to average deposits...          69.12%       70.14%        70.64%        61.96%        59.41%
 Tier 1 risk-based capital (4).......           9.81%       10.71%         9.94%         9.91%         9.42%
 Total risk-based capital (4)........          10.67%       11.66%        10.91%        11.16%        10.67%
 Tier 1 leverage (4).................           8.83%       9.53%          9.11%         8.52%         7.16%

------------------------

(1) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(2) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(3) Nonperforming assets include loans on nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(4) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                               THE ANNUAL MEETING

GENERAL

         This Proxy Statement is being furnished to the holders of GBHC Common Stock in connection with the solicitation by the GBHC Board of Directors of proxies for use at the Annual Meeting, at which GBHC stockholders will be asked to vote upon a proposal to approve the Agreement and to vote for directors who will hold office until the Merger becomes effective or, in the event the Merger is not approved or is otherwise not consummated, until the next Annual Meeting of GBHC stockholders and until their successors are elected and qualified. The Annual Meeting will be held at 1:00 p.m., local time, on Tuesday, September 30, 1997, in the Board of Directors Room located on the second floor of the Guaranty Bank & Trust Building, 1201 Brashear Avenue, Morgan City, Louisiana 70380.

         GBHC stockholders are requested promptly to sign, date, and return the accompanying proxy card to GBHC in the enclosed postage-paid, addressed envelope.

         Any GBHC stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing to the Secretary of GBHC or submitting to GBHC a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by the Secretary of GBHC before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Annual Meeting. Any notice of revocation should be sent to Guaranty Bancshares Holding Corporation, P.O. Box 2208, Morgan City, Louisiana 70381 (or delivered to 1201 Brashear Avenue, Morgan City, Louisiana 70380), Attention: Paul Ordogne, Secretary. A proxy will not be revoked by the death of the stockholder executing the proxy unless, before the vote, notice of such death is filed with the Secretary. The shares of GBHC Common Stock represented by properly executed proxies received at or prior to the Annual Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT, FOR THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. If necessary, and unless contrary instructions are given, the proxy holder also may vote in favor of a proposal to adjourn the Annual Meeting to permit further solicitation of proxies in order to obtain sufficient votes to constitute a quorum. As of the date of this Proxy Statement, GBHC is unaware of any other matter to be presented at the Annual Meeting.

         Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of GBHC and/or Guaranty Bank, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses. The cost of solicitation will be borne by GBHC.

         GBHC stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

         GBHC's Board of Directors has established the close of business on August 29, 1997, as the Record Date for determining the GBHC stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of GBHC Common Stock as of the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were approximately 743 holders of GBHC Common Stock outstanding and entitled to vote at the Annual Meeting, consisting of 736 holders of 206,524 shares of GBHC Class A Common Stock and 533 holders of 166,901 shares of GBHC Class B Common Stock, with each share of Common Stock entitled to cast one vote. For information as to persons known by GBHC to own beneficially more than 5.0% of the outstanding shares of GBHC Common Stock as of August 29, 1997, see "Voting Securities and Principal Stockholders of GBHC."

         The presence, in person or by proxy, of a majority of the outstanding shares of GBHC Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Annual Meeting. For purposes of determining a quorum, shares of GBHC Common Stock that are present, or represented by proxy, at the Annual Meeting will be counted regardless whether the holder of the shares or proxy votes on the Agreement or for directors. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the Common Shares present, in person or by proxy, at the Annual Meeting. Directors will be elected by a plurality vote of the Common Shares present, in person or by proxy, at the Annual Meeting.

         The directors and executive officers of GBHC and their affiliates beneficially owned, as of August 29, 1997, 157,130 shares (or approximately 42.08% of the outstanding shares) of GBHC Common Stock. The directors and executive officers of MC Bank and their affiliates beneficially owned, as of August 29, 1997, 1,939 shares of GBHC Common Stock. As of that date, neither Guaranty Bank nor MC Bank held any shares of GBHC Common Stock in a fiduciary capacity for others.

         As of August 29, 1997, the directors and executive officers of GBHC and their affiliates beneficially owned 49,407 shares of GBHC $2.70 Preferred Stock and 16,146 shares of GBHC $0.50 Preferred Stock. As of such date, the directors and executive officers of MC Bank and their affiliates beneficially owned 1,028 shares of GBHC $2.70 Preferred Stock and no shares of GBHC $0.50 Preferred Stock. None of the shares of Preferred Stock have a vote on the matters to be addressed at the Annual Meeting.


                         DESCRIPTION OF THE TRANSACTION

         The following material describes certain aspects of the Agreement and the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, selected portions of which are attached as Appendix A to this Proxy Statement and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

         At the Effective Time, each share of GBHC $2.70 Preferred Stock then issued and outstanding will be redeemed and converted into the right to receive an amount of cash equal to $27.60 plus all accrued and unpaid cash dividends due thereon; each share of GBHC $0.50 Preferred Stock then issued and outstanding will be redeemed and converted into the right to receive an amount of cash equal to $5.00 plus all accrued and unpaid cash dividends due thereon; and each share of GBHC Common Stock then issued and outstanding (except for shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into the right to receive cash in the amount equal to the quotient of (a) $7,500,000.00 (subject to certain purchase price adjustments) minus the total amount due to the holders of all of the issued and outstanding shares of GBHC $2.70 Preferred Stock and GBHC $0.50 Preferred Stock described above, divided by (b) the total number of shares of GBHC Common Stock outstanding at the Effective Time. See "--Adjustment of Purchase Price."

         The total amount due on each share of $2.70 Preferred Stock and $0.50 Preferred Stock will depend on the amount of dividends accrued and unpaid at the Effective Time of the Merger. Depending upon the timing of the requisite regulatory approvals and satisfaction of other required conditions to the Merger, it is anticipated that the Effective Time will be sometime during the fourth quarter of 1997. The total amount that will be paid on each share of $2.70 Preferred Stock and $0.50 Preferred Stock if the Effective Date is the last day of October, November or December 1997 is described below. See "--Cash Consideration to be Paid to GBHC's Stockholders" and "--Regulatory Approvals."

ADJUSTMENT OF PURCHASE PRICE

         The aggregate consideration of $7,500,000 due to the shareholders of GBHC is subject to being reduced by the amount that the "Adjusted Shareholders' Equity" of GBHC (calculated in accordance with the Agreement) is less than $5,284,000.00, provided, however, that if the total consideration due to the shareholders of GBHC at the Effective Time is less than $7,300,000, GBHC (by action of its Board), with certain limited exceptions, has the right to terminate the Agreement.

         The Adjusted Shareholders' Equity will be calculated ten days prior to the Closing (the "Determination Date") as the difference between (i) the amount of the shareholders' equity of GBHC as reflected on the April 30, 1997 balance sheet (which amount is $5,744,071) (the "Valuation Date Shareholders' Equity") and (ii) the sum of the following adjustments (after taking into account the tax effect): the additional accrual at Closing of certain payments to be made to terminate employment contracts and retirement obligations of GBHC and Guaranty Bank, investment banking fees paid in connection with the Merger in excess of $28,125.00, other expenses of the Merger in excess of $145,000.00, any special discretionary bonus paid by Guaranty Bank, any dividend paid by GBHC prior to the Determination Date, all or a portion of the cost of the purchase of a five-year extension of the GBHC and Guaranty Bank directors' and officers' liability policy and certain loan losses described herein.

         Payments to terminate employment contracts and retirement obligations. Guaranty Bank instituted an unqualified defined benefit retirement program for four of its executive officers, Randolph Cullom, Lee A. Ringeman, Conley J. Dutreix and Leo R. Broussard. The program was implemented pursuant to Supplemental Retirement Agreements entered into between Guaranty Bank and each of the named individuals. See "Executive Compensation." Under the retirement program, if a participant's employment is terminated or if the participant voluntarily terminates his employment within twenty-four (24) months following a change in control of Guaranty Bank, the participant is entitled to the actuarial equivalent of his annual retirement benefit, computed in accordance with the agreement, increased by 50%. The retirement agreements provide that Guaranty Bank shall not merge or consolidate into or with another corporation unless and until the successor corporation agrees to assume and discharge the obligations under the retirement agreement.

          The Agreement requires that the retirement agreements be terminated prior to the Closing Date. Guaranty Bank intends to effect that termination by paying the participants on or immediately prior to the Closing Date the benefits to which they are entitled under the retirement agreements in the event of termination following a change in control and then terminating the retirement agreements. Although the retirement agreements do not provide for termination of the agreements, the Agreement requires them to be terminated prior to the Closing so that MC Bank will not incur any obligation to make payments under the retirement agreements following the Closing. As the agreements are being terminated in connection with a change in control (and the agreements do not otherwise provide a process to terminate such agreements prior to a change in control), the Board of Directors concluded that it was fair and reasonable to and in the best interests of GBHC and its stockholders to make the change in control payment. The officers have agreed to terminate the retirement agreements pursuant to this arrangement.

         The amount due under each such retirement agreement in excess of the amounts that have been (and will be prior to the Closing) accrued are a cost to Guaranty Bank. Those amounts (the amount due in excess of accruals net of tax benefits) are required by the Agreement to be deducted from the Valuation Date Shareholders' Equity in calculating the Adjusted Shareholders' Equity. The following chart shows as of the dates shown below the value of the retirement benefits, the projected liability accrued for the retirement benefits, the unaccrued cost related to the retirement benefits, the tax benefit on the additional accrual and the total estimated deduction from the Valuation Date Shareholders' Equity based on the retirement benefits:

                    ESTIMATED ADJUSTMENTS TO VALUATION DATE
                        SHAREHOLDERS' EQUITY RELATED TO
                      TERMINATION OF RETIREMENT AGREEMENTS

                                                                 Assumed Closing Date
                                               ------------------------------------------------------
                                               10/31/97                 11/30/97              12/31/97
                                               --------                 --------              --------
Value of retirement benefits
    Randolph Cullom                            $356,960                 $365,247              $373,686
    Lee A. Ringeman                             247,991                  253,749               259,613
    Conley J. Dutreix                           178,416                  182,558               186,777
    Leo R. Broussard                             84,380                   87,552                90,777
                                               --------                 --------              --------

              Total                             867,747                  889,106               910,853

Projected liability accrued
  for retirement benefits
    Randolph Cullom                             186,211                  189,953               193,701
    Lee A. Ringeman                             159,572                  162,828               166,087
    Conley J. Dutreix                            55,790                   56,872                57,958
    Leo R. Broussard                             56,476                   58,421                60,356
                                               --------                 --------              --------

              Total                            (458,049)                (468,074)             (478,102)

Unaccrued cost related to
  retirement benefits
    Randolph Cullom                             170,749                  175,294               179,985
    Lee A. Ringeman                              88,419                   90,921                93,526
    Conley J. Dutreix                           122,626                  125,686               128,819
    Leo R. Broussard                             27,904                   29,131                30,421
                                               --------                 --------              --------

              Total                             409,698                  421,032               432,751

Tax benefit on
  additional accrual
    Randolph Cullom                              58,055                   59,600                61,195
    Lee A. Ringeman                              30,062                   30,913                31,799
    Conley J. Dutreix                            41,693                   42,733                43,798
    Leo R. Broussard                              9,487                    9,905                10,343
                                               --------                 --------              --------

              Total                            (139,297)                (143,151)             (147,135)

Net estimated deduction
  from the Valuation Date
  Shareholders' Equity
  based on retirement
  benefits (Unaccrued
  cost less tax benefit)
    Randolph Cullom                             112,694                  115,694               118,790
    Lee A. Ringeman                              58,357                   60,008                61,727
    Conley J. Dutreix                            80,933                   82,953                85,021
    Leo R. Broussard                             18,417                   19,226                20,078
                                               --------                 --------              --------

              Total                            $270,401                 $277,881              $285,616
                                               ========                 ========              ========

         Mr. Cullom and Mr. Broussard also have employment contracts with Guaranty Bank. Neither contract is for a term, but instead each is for the period mutually agreeable to the parties. Mr. Cullom's contract provides for a payment to him upon termination without good cause (as defined in the contract) of one year's annual salary. Mr. Broussard's contract provides that upon a change in control in which Guaranty Bank is acquired by one of certain specified institutions (including MC Bank), the contract shall become a 5-year contract (running from the date of execution, which was March 16, 1995). Upon termination without good cause (as defined in the contract) after such event, Mr. Broussard is entitled to his annual salary for the remaining term of the contract. The Agreement requires that these employment contracts be terminated prior to the Closing Date.

         Guaranty Bank intends to effect that termination by paying Mr. Cullom on or immediately prior to the Closing Date the amount due him upon termination without good cause under his contract and then terminating his contract and by paying Mr. Broussard on or immediately prior to the Closing Date the amount due him upon termination without good cause following a change in control under his contract and then terminating the contract. The Board of Directors concluded that this arrangement is fair and reasonable to and in the best interests of GBHC and its stockholders. Although Mr. Cullom's contract purports to be for whatever period is mutually agreeable to the parties, because it provides for a severance payment in the event that Mr. Cullom is terminated without good cause, the Board believes that the contract could not likely be terminated without payment of that severance benefit. Similarly, because Mr. Broussard's contract provides for a term and a severance benefit in the event of a termination without good cause following a change in control in which MC Bank acquires Guaranty Bank, the Board believes that the contract could not likely be terminated in contemplation of that event without payment of the severance benefit. Mr. Cullom and Mr. Broussard have agreed to terminate the contracts pursuant to this arrangement.

         The Agreement requires that the cost of terminating the contracts (net of tax benefits) be deducted from the Valuation Date Shareholders' Equity in determining the Adjusted Shareholders' Equity. The following chart shows the amounts due under the contracts at the dates shown, the tax benefit of those payments and the total estimated deduction from the Valuation Date Shareholders' Equity based on the employment contracts:

                    ESTIMATED ADJUSTMENTS TO VALUATION DATE
                        SHAREHOLDERS' EQUITY RELATED TO
                      TERMINATION OF EMPLOYMENT CONTRACTS

                                                                 Assumed Closing Date
                                               -------------------------------------------------------
                                               10/31/97                 11/30/97              12/31/97
                                               --------                 --------              --------
Amounts due under
  Mr. Cullom's employment
  contract                                     $100,000                 $100,000              $100,000

Amounts due under
  Mr. Broussard's employment contract           106,875                  103,125                99,375

Tax benefit                                     (70,338)                 (69,062)              (67,788)

Total estimated deduction
  from the Valuation Date
  Shareholders' Equity
  based on employment
  contracts (Amounts due
  less tax benefit)                            $136,537                 $134,063              $131,587
                                               ========                 ========              ========

         Mr. Cullom's employment contract contains an amendment dated May 1, 1995 that entitles Mr. Cullom to an annual cash bonus of $300 for each basis point of return on average annual assets (as defined therein) up to a maximum of $30,000. In addition, GBHC and Guaranty Bank entered into Bonus Agreements with Mr. Ringeman and Mr. Dutreix. These agreements entitle the employee to an annual cash bonus of $100 for each basis point of return on average annual assets (as defined therein), up to a maximum of $10,000. Under each of the three agreements, an annualized pro-rated bonus is due the employee if he is terminated without good cause. GBHC and Guaranty Bank intend to pay the annualized pro-rated bonuses due these individuals at Closing and terminate the contracts. As Guaranty Bank regularly accrues for these bonuses, it is not expected that this will result in any purchase price adjustment.

         Investment banking fees and expenses of the Merger. Guaranty Bank has a written agreement to pay Sheshunoff fees of up to $56,250 for its services in connection with this transaction. Sheshunoff has orally agreed instead to cap its fees at $40,000.

        The Agreement provides that any fees owed Sheshunoff in excess of $28,125 (net of the tax benefit) must be deducted from the Valuation Date Shareholders' Equity in calculating the Adjusted Shareholders' Equity. The excess fees are estimated to be $12,000.

The Agreement also requires that if expenses of the Merger generally (which include reasonable legal and accounting fees and costs incurred in connection with the Merger, fees to Sheshunoff of $28,125, costs to Sheshunoff, costs and expenses of the Proxy Statement and other mailings to GBHC shareholders in connection with the Merger, costs and expenses of the Annual Meeting and fees and expenses of filing the Proxy Statement with the SEC) exceed $145,000, any excess (net of the tax benefit) must be deducted from the Valuation Date Shareholders' Equity in calculating the Adjusted Shareholders' Equity. As of August 11, 1997, these expenses (including $28,125 of the fees owed to Sheshunoff) were approximately $100,000. It is anticipated that the cost of filing the Proxy Statement with the SEC and printing and mailing the proxy materials and the GBHC Annual Report to Stockholders will be approximately $15,000. It is uncertain whether the total amount of the expenses at the Determination Date will exceed $145,000. To the extent they do, there will be an additional deduction from the Valuation Date Shareholders' Equity.

Purchase of directors' and officers' tail policy. The Agreement provides that GBHC will purchase a 5-year extension of its directors' and officers' liability policy to cover directors and officers against certain claims made against them during a 5-year period after the Effective Date. (There are currently no claims pending against the officers and directors of GBHC or Guaranty Bank.) The cost of the tail policy, which is estimated to be $50,000, net of the tax benefit, is a deduction to the Valuation Date Shareholders' Equity, except that if expenses of the Merger as described above are less than $145,000, the amount of any excess can be applied to the cost of the tail policy. In that case only the difference between (i) the cost of the tail policy (net of the tax benefit) and (ii) the amount by which the other expenses of the Merger are less than $145,000 would be deducted from the Valuation Date Shareholders' Equity in calculating the Adjusted Shareholders' Equity.

Loan losses. The Agreement requires Guaranty Bank to establish a $100,000 reserve with respect to certain property reacquired by it in June 1997. Of that amount, $67,500 (net of the tax benefit) must be deducted from the Valuation Date Shareholders' Equity in calculating the Adjusted Shareholders' Equity. If Guaranty Bank is able to sell the property for a price in excess of its carrying value prior to the Closing Date, any excess up to $67,500 will be applied to reduce this deduction to the Valuation Date

Shareholders' Equity. In addition, the Agreement provides that any loan loss (other than in connection with the property described above and another loan specifically identified in the Agreement) in excess of $25,000 between the date of the Agreement and the Closing Date (net of the tax benefit) will reduce the Valuation Date Shareholders' Equity.

Miscellaneous. Finally, the Agreement provides that any dividends paid by GBHC following the date of the Agreement or any discretionary special bonuses not consistent with past practice paid to employees (in each case net of the tax benefit) will reduce the Valuation Date Shareholders' Equity in calculating the Adjusted Shareholders' Equity. Net operating losses for periods following the date of the Agreement will also reduce the Valuation Date Shareholders' Equity.

         In sum, the anticipated adjustments to the Valuation Date Shareholders' Equity are estimated as follows as of the dates shown below:

                        OVERALL ESTIMATED ADJUSTMENTS TO
                      VALUATION DATE SHAREHOLDERS' EQUITY

                                                                  Assumed Closing Date
                                                 -----------------------------------------------------
                                                    10/31/97            11/30/97              12/31/97
                                                    --------            --------              --------
(A)      Deduction for retirement
         benefits (net of tax
         benefit) (see page 7)                     $  270,401           $  277,881            $  285,616

(B)      Deduction for employment
         contracts (net of tax
         benefit) (see page 8)                        136,537              134,063               131,587

(C)      Deduction for Sheshunoff
         fees in excess of $28,125
         (see page 9)                                  12,000               12,000                12,000

(D)      Deduction for cost of tail
         policy (1) (see page 9)                       50,000               50,000                50,000

(E)      Deduction for loan
         losses (2) (see page 9)                       67,500               67,500                67,500

(F)      Tax benefit of items
         (C), (D), and (E)                            (44,030)             (44,030)              (44,030)

(G)      Total estimated deduction
         from Valuation Date
         Shareholders' Equity (after
         giving effect to tax
         benefit)(3)                                   492,408             497,414               502,673

(H)      Estimated Adjusted
         Shareholders' Equity
         (Valuation Date
         Shareholders' Equity
         of $5,744,071 less
         item (G))                                   5,251,663           5,246,657             5,241,398

(I)      Estimated Adjustment to
         Purchase Price ($5,284,000
         less item (H))                                 32,337              37,343                42,602

(J)      Estimated Adjusted Purchase
         Price ($7,500,000
         less item (I))                              7,467,663           7,462,657             7,457,398

-------------------

(1) This might be reduced if other expenses of the Merger are less than $145,000.

(2) This might be reduced if the property to which this reserve relates is sold for a price in excess of the carrying value of the property prior to the Closing Date. This might be increased if there are other loan losses in excess of $25,000.

(3)      This could be increased if (i) expenses of the Merger exceed $145,000,
         (ii) there are operating losses between the date of the Agreement and the Closing Date, (iii) Guaranty Bank pays discretionary special employee bonuses not consistent with past practice, (iv) GBHC pays a dividend or (v) there are additional loan losses in excess of $25,000.

These purchase price adjustments are designed to implement the concept that (except as reflected in the adjustments) the earnings of GBHC from May 1, 1997 through the Closing are intended to inure to the benefit of MC Bank.

         While the chart above reflects estimated adjusted purchase prices, there can be no assurance that any of these estimates will be correct. Under the Agreement, Guaranty Bank cannot terminate the Agreement solely based upon the purchase price unless the price is below $7,300,000 (and then only in certain circumstances).

CASH CONSIDERATION TO BE PAID TO GBHC'S STOCKHOLDERS

         The cash consideration to be paid to GBHC's Common Stockholders will be dependent upon (i) the amount owed to the Preferred Stockholders on the Closing Date (which amount increases each day as dividends continue to accrue) and (ii) the purchase price adjustments as described above. Following is a table showing the payments to be made with respect to the Preferred Stock assuming a Closing on each of the dates indicated below:

                    PAYMENTS WITH RESPECT TO PREFERRED STOCK

                                                                Assumed Closing Date
                                               ------------------------------------------------------
                                                10/31/97               11/30/97              12/31/97
                                               ----------             ----------            ----------
Redemption Price of GBHC
  $2.70 Preferred Stock                        $4,002,028             $4,002,028            $4,002,028

Accrued Dividends on GBHC
  $2.70 Preferred Stock                         2,760,732              2,792,648             2,825,628

Redemption Price of GBHC
  $0.50 Preferred Stock                           109,500                109,500               109,500

Accrued Dividends on GBHC
  $0.50 Preferred Stock                            89,103                 89,996                90,918
                                               ----------             ----------            ----------

Total Amount due with
  respect to Preferred
  Stock                                        $6,961,363             $6,994,172             $7,028,074
                                               ==========             ==========             ==========

         The purchase price will be reduced by the adjustments described above and the payments owed with respect to the Preferred Stock will be made before payments are made with respect to the Common Stock. Following is a table showing the payments to be made with respect to the Common Stock assuming a Closing on the dates shown below and the purchase price adjustments shown above.

                ESTIMATED PAYMENTS WITH RESPECT TO COMMON STOCK

                                                                    Assumed Closing Date
                                               --------------------------------------------------------
                                                10/31/97                 11/30/97              12/31/97
                                               ----------               ----------            ----------
Estimated purchase price
  adjustment (see page 11)                     $   32,337               $   37,343            $   42,602

Total cash consideration
  (see page 11)                                 7,467,663                7,462,657             7,457,398

Amount owed with respect
  to Preferred Stock                            6,961,363                6,994,172             7,028,074

Amount available for distribution with
  respect to Common Stock                         506,300                  468,485               429,324

Per share price to
  Common Stock                                       1.36                     1.25                  1.15

         Finally, although the purchase price adjustments are estimated at the amounts described above, as noted above, they could be more (or less) under various circumstances. The following table shows the payments to be made with respect to the Common Stock if the purchase price adjustments turn out to be higher than expected, bringing the total cash consideration down to the levels shown in the table:

                ESTIMATED PAYMENTS WITH RESPECT TO COMMON STOCK

                                                   Assumed Closing Date
                     -----------------------------------------------------------------------------------
   Assumed                   10/31/97                      11/30/97                     12/31/97
Purchase Price               --------                      --------                     --------
(As Adjusted)        Aggregate      Per Share      Aggregate      Per Share      Aggregate      Per Share
-------------        ---------      ---------      ---------      ---------      ---------      ---------
$7,400,000            438,637          1.17        405,828           1.09        371,926           1.00

$7,350,000            388,637          1.04        355,828           0.95        321,926           0.86

$7,300,000            338,637          0.91        305,828           0.82        271,926           0.73


         All of the foregoing tables are presented for illustration purposes only. No inference is intended or may be drawn as to what the actual purchase price as adjusted will be at Closing. Holders of Common Stock of GBHC should be aware that holders of Preferred Stock will be paid the full amount due them upon redemption of their Preferred Stock and adjustments to the purchase price, if any, will affect holders of Common Stock only. Directors and executive officers of GBHC and their affiliates beneficially owned, as of August 29, 1997, 49,407 shares (or approximately 34% of the outstanding shares) of GBHC $2.70 Preferred Stock and 16,146 shares (or approximately 74% of the outstanding shares) of GBHC $0.50 Preferred Stock.

         The actual adjustments to the purchase price and the final purchase price may vary from the examples given above. If the purchase price, as adjusted, is less than $7,300,000, the Board of GBHC will have the option to terminate the Agreement (unless the purchase price is less than $7,300,000 because Guaranty Bank paid special discretionary bonuses to employees). There is no assurance, however, if the Board has the option to terminate the Agreement under these circumstance that it will do so.

         Depending on the Effective Time of the Merger and the Adjusted Shareholders' Equity, the cash consideration that may be received in exchange for each share of Common Stock could range from $1.36 (assuming an adjusted purchase price of $7,467,663 as estimated on the previous page and an October 31, 1997 Closing) to $0.73 (assuming an adjusted purchase price of $7,300,000 and a December 31, 1997 Closing) per share. (The consideration could be less if the purchase price is less than $7,300,000 and the Board does not have the option to terminate the Agreement or otherwise decides not to terminate the Agreement. The consideration could be higher if the purchase price adjustments result in a higher purchase price, although at the date hereof, management estimates that the adjustments will result in a purchase price of approximately $7,467,000.)

BACKGROUND OF AND REASONS FOR THE MERGER

         Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

         Further, during the past several years, the dividend arrearages on the GBHC Preferred Stock have increased to a level that management of GBHC is concerned that it will not be possible to pay dividends to the holders of Common Stock of GBHC without an overall restructure of the capital of GBHC or a sale of GBHC. Management of GBHC proposed a capital restructure in 1996, but the proposal was defeated when submitted to the stockholders for approval. In the absence of a restructure, management and the Board concluded that the best way to provide value to the holders of GBHC Common Stock was through an acquisition of GBHC.

         Recently, GBHC received acquisition offers or expressions of interest from several institutions, including Regions Financial Corporation, MidSouth Bancorp, Inc. and MidSouth National Bank and MC Bancshares and MC Bank. The Board of Directors considered whether all or any of the offers were in the best interests of the stockholders and considered the respective values of the offers in terms of price, strength and prospects of the acquiror (with respect to the offer that involved stock as consideration), value and liquidity of the consideration offered by the acquiror, compatibility of the acquiror with Guaranty Bank, its customers, depositors, employees and the community, likelihood of regulatory and stockholder approval with respect to the various offers, and other factors.

         Two of the three offers or expressions of interest considered by the Board involved cash and one involved a combination of cash, common stock and preferred stock. While both the highest cash offer and the offer involving cash and stock were at amounts the

Board was advised by Sheshunoff were in a range of fair prices, given the different consideration the offers represented, it was impossible to know which represented the highest value. As a result, the Board considered the liquidity and soundness of the different forms of consideration in addition to the other factors described above. The Board also considered that the offer involving a combination of cash and stock was dependent upon conditions that the Board was not certain could be met. The Board concluded following Sheshunoff's assessment of the three offers that MC Bancshares' offer was the best. Given these factors and the Board's analysis, the Board concluded that the MC Bancshares' offer was in the best interests of the stockholders and GBHC. Consequently, GBHC and MC Bancshares entered into negotiations which culminated in the Agreement.

         GBHC's reasons for the Merger. In approving the Merger, the directors of GBHC considered a number of factors. Without assigning any relative or specific weights to the factors, the GBHC Board of Directors considered the following material factors:

         (a) the information presented to the directors by the management of GBHC concerning the business, operations, earnings, asset quality, and financial condition of GBHC, including the capital structure of GBHC and the prospects for payment of dividends in the future;

         (b) the financial terms of the Merger, including the relationship of the Merger price to the market value, tangible book value and earnings per share of GBHC Common Stock;

         (c)     the nonfinancial terms of the Merger;

         (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay; and

         (e) the opinion rendered by GBHC's financial advisor to the effect that, from a financial point of view, the consideration to be paid to stockholders of GBHC on the terms and conditions set forth in the Agreement is fair to the holders of GBHC Common Stock.

         The terms of the Merger were the result of arms-length negotiations between representatives of GBHC and representatives of MC Bancshares. Based upon consideration of the foregoing factors, the Board of Directors of GBHC unanimously approved the Merger as being in the best interests of GBHC and its stockholders. Each member of the Board of Directors of GBHC (and each executive officer and holder of 5% or more of the Common Stock of GBHC) has agreed to vote those GBHC Common Shares over which such person has voting authority (other than in a fiduciary capacity) in favor of the Merger.

         GBHC's Board of Directors unanimously recommends that GBHC stockholders vote for approval of the Agreement.

         MC Bank's reasons for the Merger. The Board of Directors of MC Bank has approved the Agreement and determined that the Merger is in the best interests of MC Bank and its stockholders. In approving the Agreement, MC Bank's Board considered a number of factors. Without assigning any relative or specific weights to the factors, MC Bank's Board of Directors considered the following material factors:

         (a) a review, based in part on a presentation by MC Bank's management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of GBHC on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which GBHC operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of MC Bank's due diligence review of GBHC, and

         (b) a variety of factors affecting and relating to the overall strategic focus of MC Bank, including its desire to expand meaningfully into markets in the general vicinity of its existing core markets and meaningful entry into the Lafayette, Louisiana marketplace.

         MC Bancshares and MC Bank have agreed to take all action necessary to obtain approval of the Agreement of the sole shareholder of MC Subsidiary (which shareholder is MC Bank).

OPINION OF GBHC'S FINANCIAL ADVISOR

         GBHC retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") on March 11, 1997 to render an opinion as to the fairness of the financial terms of the transaction contemplated by the Agreement. GBHC and MC Bancshares negotiated the consideration to be paid pursuant to the Agreement; Sheshunoff did not recommend any particular amount and was not involved in the negotiations. In connection with its engagement, Sheshunoff also analyzed the offers and/or expressions of interest received by GBHC from Regions and MidSouth.

         Sheshunoff was selected as GBHC's advisor on the basis of Sheshunoff's experience and expertise in transactions similar to the Merger, particularly with community banks, and Sheshunoff's reputation in the banking and investment communities. Sheshunoff is a recognized investment banking firm and is experienced in the securities industry, in investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalizations, and valuations for estate, corporate and other purposes. Sheshunoff is regularly retained to perform similar services for other banks and bank holding companies.

         In connection with Sheshunoff's engagement to render the fairness opinion to GBHC with respect to the Merger, GBHC instructed Sheshunoff to evaluate the fairness to GBHC's stockholders, from a financial point of view, of the consideration to be received by GBHC's stockholders, pursuant to the provisions of the Agreement, and to conduct such investigations as Sheshunoff deemed appropriate for such purposes. GBHC did not place any limitations on the scope or manner of Sheshunoff's investigation and review.

         Sheshunoff rendered its opinion to GBHC's Board of Directors on [AUGUST 25], 1997, to the effect that, based upon and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated and based upon such other matters as Sheshunoff considered relevant, as of the date of the opinion, the consideration to be received by the stockholders of GBHC in the Merger was fair, from a financial point of view, to the holders of GBHC common stock and to the holders of GBHC preferred stock (the "fairness opinion").

         The full text of Sheshunoff's fairness opinion is attached hereto as Appendix B and is incorporated by reference. The summary description of the fairness opinion set forth herein is qualified in its entirety by reference to Appendix B. GBHC's stockholders are urged to read the fairness opinion in its entirety in connection herewith for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Sheshunoff. Sheshunoff's opinion is directed only to the fairness of the Merger, from a financial point of view, to GBHC's stockholders and does not constitute a recommendation to any GBHC stockholder as to how such stockholder should vote at the Annual Meeting.

         In connection with rendering its fairness opinion, Sheshunoff, among other things: (i) reviewed the Agreement and GBHC's draft Proxy Statement for the Merger, provided to Sheshunoff on August 1,

1997, in substantially the form to be sent by GBHC to its stockholders, and subsequent changes made to the draft; (ii) reviewed and analyzed certain publicly-available financial statements and other information of GBHC and MC Bank, respectively; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning GBHC, prepared by the management of GBHC; (iv) discussed the past and current operations and financial condition, and the prospects of GBHC with the President of GBHC; (v) reviewed the historical prices and trading volumes of the shares of GBHC Common Stock; (vi) compared the financial performance of GBHC with that of certain other comparable companies; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Sheshunoff deemed generally comparable to the proposed transaction; (viii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings, and (ix) performed such other studies and analyses as Sheshunoff deemed appropriate to the opinion.

         In rendering its opinion, Sheshunoff relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information, and all other information reviewed by it for purposes of its opinion. Sheshunoff did not make or obtain an independent review of GBHC's assets or liabilities, nor was Sheshunoff furnished with any such appraisals. Sheshunoff relied solely on GBHC for information as to the adequacy of its respective loan loss reserve and values of other real estate owned. With respect to GBHC's budgeted financial results, Sheshunoff assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GBHC of future financial performance of GBHC. Sheshunoff informed GBHC that in the process of its review, nothing came to its attention that would cause it to believe that the information provided by GBHC was incomplete or not true. Sheshunoff's opinions were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sheshunoff expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the holders of GBHC Common Stock.

         Neither Sheshunoff nor any of its officers or employees has any interest in the stock of GBHC or MC Bancshares. GBHC has or will pay Sheshunoff approximately $40,000 in fees plus out-of-pocket expenses for rendering its fairness opinion and related services. The fees received by Sheshunoff in connection with its services to GBHC are not dependent or contingent upon the occurrence or lack thereof of any transaction.

         GBHC has agreed to indemnify and hold harmless Sheshunoff, and its officers, employees, and agents from any losses, expenses, claims, damages or liabilities related to or arising out of Sheshunoff's engagement (except those finally judicially determined to have resulted from Sheshunoff's bad faith or gross negligence).

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time specified in a certificate or other written record issued by the Louisiana Secretary of State. Unless otherwise agreed upon by GBHC and MC Bank, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger and (ii) the date on which the Agreement is approved by the requisite vote of holders of GBHC Common Stock.

         No assurance can be given that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. GBHC anticipates that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1997. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either GBHC or MC Bank generally may terminate the Agreement if the Merger is not consummated by December 31, 1997, unless the failure to consummate by that date is the result of certain specified breaches of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement" below.

SURRENDER OF GBHC STOCK CERTIFICATES AND PAYMENT OF CASH

         If the holders of GBHC of Common Stock approve the Agreement at the Annual Meeting, as soon as practicable after the Annual Meeting, MC Bank will mail to each record holder of outstanding GBHC Common Stock certificates and GBHC Preferred Stock certificates, a form letter of transmittal, together with instructions for use in surrendering such certificates for payment of cash. A notice of redemption (which may accompany or be a part of the letter of transmittal) will be sent to record holders of outstanding GBHC Preferred Stock. NO CASH PAYMENTS WILL BE MADE TO ANY HOLDER OF GBHC COMMON OR PREFERRED STOCK UNTIL THE HOLDER DULY SURRENDERS HIS OR HER STOCK CERTIFICATES.

         The letter of transmittal will contain instructions that address what a stockholder who has lost his or her stock certificates should do. Generally, stockholders who cannot locate their certificates will need to follow the appropriate procedures to have GBHC issue replacement certificate(s). This will require execution by the stockholder of an affidavit certifying that his certificate(s) cannot be located and agreeing to indemnify GBHC and MC Bank against any claim that may be made against such parties by the owner of the certificate(s) alleged to have been lost or destroyed. GBHC or MC Bank may also require the stockholder to post a bond in such sum as is sufficient to support the stockholder's indemnification agreement.

         GBHC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to MC Bank of certificates of GBHC Common Stock and GBHC Preferred Stock together with a properly completed letter of transmittal, promptly after the Effective Time, GBHC stockholders will receive a check for the payment of their shares. Under the Louisiana unclaimed property statutes, if the cash consideration described above is not claimed within five years and there are no other communications with MC Bank during that time, the right to receive cash in exchange for the GBHC shares may be deemed abandoned and the cash may be required to be delivered to the State of Louisiana.

         The stock transfer books of GBHC will be closed at the Effective Time of the Merger and after the Effective Time, there will be no transfers of shares of GBHC Common Stock or GBHC Preferred Shares on GBHC's stock transfer books. If certificates representing shares of GBHC Common Stock or GBHC Preferred Stock are presented for transfer after the Effective Time, they will be cancelled and a check for the amount due in exchange therefor will be issued to the presenting stockholder.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to a number of conditions, including, but not limited to:

         (a) approval from all regulatory authorities required for consummation of the Merger, and the expiration of all applicable waiting periods associated with these approvals, without any condition or restrictions that would, in the reasonable judgment of MC Bank's Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, MC Bank would not, in its reasonable judgment have entered into the Agreement;

         (b) the approval by the holders of the requisite number of shares of GBHC Common Stock and the approval by MC Bank as the sole stockholder of MC Subsidiary;

         (c) the absence of any action by any judicial, governmental or regulatory authority of competent jurisdiction restricting, prohibiting, restraining or making illegal the consummation of the transaction contemplated by the Agreement; and

         (d) receipt of the fairness opinion from Sheshunoff, which fairness opinion shall not have been withdrawn prior to Closing.

         Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including generally, among others: (i) the delivery by GBHC and MC Bank of opinions of their respective counsel opining generally as to the corporate authority, existence, and ownership of the respective party; (ii) certificates executed by the parties' respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement; (iii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iv) the disposition or restructure of a specific loan held by Guaranty Bank (and, if the loan is restructured, the purchase by certain individuals at Closing of a participation in the amount of 20% of the loan balance that will provide MC Bank in case of default a first out of its balance before the participant receives any funds).

REGULATORY APPROVALS

         The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the

Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

         GBHC is not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The transaction contemplated by the Agreement involves (i) the formation and capitalization by MC Bank of MC Subsidiary, (ii) the Merger,
(iii) the liquidation of GBHC's nonbank subsidiary (Brashear Management Corporation) into GBHC, (iv) the liquidation of GBHC into MC Bank, (v) the liquidation of Guaranty Bank's nonbank subsidiary (Guaranty Enterprises, Inc.) into Guaranty Bank and (vi) the merger of Guaranty Bank into MC Bank. The ultimate merger of Guaranty Bank into MC Bank requires approval of the FDIC under the Bank Merger Act.

         MC Bank has or will seek from the Federal Reserve a waiver from filing an application with the Federal Reserve in connection with this transaction. The Bank Holding Company Act of 1956, as amended (the "BHC Act"), generally requires the prior approval of the Federal Reserve for any action that causes a company to become a bank holding company. There is an exception for acquisitions involving bank mergers subject to the Bank Merger Act. The regulations enacted pursuant to the BHC Act specifically provide that prior Federal Reserve approval is not required for the acquisition by a bank holding company of shares of a bank or bank holding company as part of the merger of the bank with a subsidiary bank (which Guaranty Bank will be after the Merger and the liquidation of GBHC) where: the bank merger occurs simultaneously with the acquisition of the bank holding company and the bank is not operated by the acquiring bank holding company as a separate entity; approval of a federal supervisory agency is required under the Bank Merger Act; the transaction does not involve the acquisition of any nonbank company that would require prior approval under the BHC Act; the acquiring bank holding company meets the Federal Reserve capital adequacy guidelines before and after the transaction; and the acquiring company provides the Federal Reserve with at least 10 days prior notice and the Federal Reserve does not inform the company that an application is required. MC Bank has or will file a notice with the Federal Reserve seeking to take advantage of this exception.

         In granting approval under the statutes referenced above, the appropriate regulatory agency must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit approval the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the regulatory authority finds that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day following the date of federal regulatory approval, which may be shortened by the regulator to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the regulator's approval, unless a court specifically orders otherwise.

         The transaction contemplated by the Agreement, including the capitalization of MC Subsidiary, is also subject to the approval of the Louisiana Commissioner. In its evaluation, the Office of the Louisiana Commissioner will take into account considerations similar to those described above.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

         Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between GBHC and MC Bank approved by their respective Boards of Directors; provided, however, that after approval by the GBHC stockholders, no amendment that pursuant to the Louisiana Act requires further approval of GBHC stockholders may be made without the further approval of such stockholders.

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by GBHC stockholders, under certain circumstances, including:

         (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority;

         (b) by the Board of Directors of either party, if the holders of the requisite number of shares of GBHC Common Stock shall not have approved the Agreement;

         (c)     by mutual agreement of the Boards of Directors of GBHC and MC
Bank;

         (d) by the Board of Directors of either party, in the event of a breach by the other party of any provision of the Agreement which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

         (e) by the Board of Directors of either party if the Merger shall not have been consummated by December 31, 1997, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of certain provisions of the Agreement;

         (f) by the Board of Directors of GBHC if Sheshunoff is unable to render the fairness opinion required by the Agreement or withdraws it prior to the Closing or if the cash consideration to be paid at the Closing is less than $7,300,000; or

         (g) by the Board of Directors of MC Bank if the Shareholder's Equity of GBHC is less than $5,284,000 at the Closing.

         If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

         Each of GBHC and MC Bank generally has agreed to take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of GBHC prior to consummation of the Merger, as described below.

         GBHC has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of MC Bank and MC Bancshares. Those actions generally include, without limitation, the following (except as otherwise required or permitted by the Agreement): (i) amending the Articles of Incorporation or Bylaws or other governing instruments of GBHC and its subsidiaries; (ii) incurring any additional debt or other obligation for borrowed money (other than indebtedness among GBHC and other GBHC companies) in excess of an aggregate amount outstanding at any time of $150,000 (for the GBHC companies on a consolidated basis) except in the ordinary course of business consistent with past practices; (iii) acquiring or exchanging any shares, or any securities convertible into shares, of its capital stock or paying any dividend or other distribution, in respect of its capital stock; (iv) issuing, encumbering, or selling any additional shares of any GBHC capital stock, any rights to acquire any such stock, or any security convertible into such stock; (v) adjusting, splitting, combining, or reclassifying any of its capital stock or the capital stock of any subsidiary; (vi) making any material investment in or otherwise acquiring control over any other entity; (vii) granting any increase in compensation or benefits to employees, officers, or directors (except in accordance with past practice or previously approved by the GBHC Board of Directors, in each case as previously disclosed to MC Bank or as required by law), paying any severance pay or bonus (except pursuant to any existing written policies or contracts and the regular bonuses paid by Guaranty Bank to its officers and employees consistent with past practices as previously disclosed to MC Bank and except as otherwise disclosed to MC Bank), entering into or amending any severance agreements with officers, or voluntarily accelerating the vesting of any employee benefits; (viii) entering into or amending any employment contract so that GBHC does not have the unconditional right to terminate it without liability (unless such amendment is required by law); (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program (except for any change required by law or a change which, in the opinion of counsel, is necessary to maintain the tax qualified status of any such plan); (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity with changes in tax laws or generally accepted accounting principles); (xi) commencing any material litigation (except in accordance with past practices), or settling any litigation for money damages in excess of $100,000 or imposing material restrictions upon the operations of GBHC or any of its subsidiaries; (xii) modifying, amending or terminating any material contract or waiving, releasing, compromising or assigning any material rights or claims; (xiii) failing to maintain the books, accounts, and records of GBHC and its subsidiaries in the usual manner on a basis consistent with that heretofore employed; (xiv) entering into any new line of business, (xv) charging off or selling any of its portfolio of loans, discounts, or financing leases other than sales of mortgage loans in a manner consistent with past practices; or (xvi) making any extension of new credit or renewing any existing extension of credit which, when added to all other extensions of credit to the borrower and its affiliates, would exceed $2,400,000 or committing or otherwise becoming obligated to make any such extension of new credit in excess of $500,000.

         In addition, GBHC has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. GBHC also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, GBHC has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

         At the Effective Time, the directors of MC Subsidiary immediately prior to the Merger will become the directors of GBHC, replacing the directors elected at the Annual Meeting who will no longer be involved in the management of GBHC. Immediately after the Effective Time, MC Bank intends to liquidate GBHC into MC Bank and then merge Guaranty Bank with MC Bank.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GBHC.    The Agreement generally provides that prior to the Closing,
GBHC will purchase a five-year extension of its directors' and officers' liability insurance policy to meet the indemnification obligations provided by GBHC's Articles of Incorporation or Bylaws in effect on the date of the Agreement with respect to matters occurring at or prior to the Effective Time, and MC Bank or MC Bancshares will pay the deductible that the insured director may be obligated for in connection with claims made pursuant thereto. The extension would cover claims made during the five-year period following the Effective Date for actions prior to the Effective Date. No claims are currently pending against officers and directors of GBHC and Guaranty Bank.

         The Agreement also provides that, after the Effective Time, MC Bancshares or MC Bank will provide generally to officers and employees of GBHC and its subsidiaries who, at or after the Effective Time, become officers or employees of MC Bancshares or any of its subsidiaries, employee benefits under employee benefit plans on the same terms and conditions as those currently provided by MC Bancshares or its subsidiaries to their similarly situated officers and employees. For purposes of participation, vesting and accrual of benefits under such employee benefit plans, service with

GBHC or its subsidiaries prior to the Effective Time will be treated as service under any similar employee benefit plans maintained by MC Bancshares. The Agreement further provides that MC Bancshares will cause GBHC and its subsidiaries to honor all employment, severance, consulting, and other compensation contracts previously disclosed to MC Bank between GBHC or Guaranty Bank and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Time under GBHC's benefit plans.

         Each of Mr. Randolph Cullom and Mr. Leo R. Broussard have employment contracts with Guaranty Bank. Neither contract is for a term, but instead, each is for the period mutually agreeable to the parties. Mr. Cullom's contract provides for a payment to him upon termination without good cause (as defined in the contract) of one year's annual salary. Mr. Broussard's contract provides that upon a change in control in which Guaranty Bank is acquired by one of certain specified institutions (including MC Bank), the contract shall become a 5-year contract (running from the date of execution, which was March 16, 1995). Upon termination without good cause (as defined in the contract) after such event, Mr. Broussard is entitled to his annual salary for the remaining term of the contract.

         The Agreement requires that these employment contracts be terminated prior to the Closing Date. Guaranty Bank intends to effect the termination of Mr. Cullom's employment contract by paying him on or immediately prior to the Closing Date the amount due him upon termination without good cause under his contract and then terminating his contract. After an analysis of Mr. Cullom's contract, the Board of Directors concluded that it could not likely be terminated under the circumstances without making such severance payment. As termination of the contract is a condition to the Merger, the Board of Directors concluded that making the severance payment is fair and reasonable to and in the best interests of GBHC and its stockholders. Mr. Cullom has agreed to terminate his contract pursuant to this arrangement.

         Guaranty Bank intends to effect the termination of Mr. Broussard's contract by paying Mr. Broussard on or immediately prior to the Closing Date the amount due him upon termination without good cause following a change in control and then terminating the contract. The Board of Directors concluded that because the contract was being terminated in contemplation of a change in control, it could not likely be terminated without making the severance payment. As termination of the contract is a condition to the Merger, the Board of Directors concluded that making the severance payment was fair and reasonable to and in the best interests of GBHC and its stockholders. Mr. Broussard has agreed to terminate the contract pursuant to this arrangement.

         Supplemental Retirement Agreements between Guaranty Bank and Randolph Cullom, Leo R. Broussard, Lee A. Ringeman and Conley J. Dutreix provide for the payment of accrued retirement benefits (increased by 50%) to each of these officers in the event of termination of the officer within twenty-four months following a change in control. The retirement agreements provide that Guaranty Bank shall not merge or consolidate into or with another corporation unless and until the successor corporation agrees to assume and discharge the obligations under the retirement agreements. The Agreement requires that the retirement agreements be terminated prior to the Closing Date. Guaranty Bank intends to effect that termination by paying the participants on or immediately prior to the Closing Date the benefits to which they are entitled under the retirement agreements in the event of a termination following a change in control and then terminating the retirement agreements. The Board of Directors concluded that because the retirement agreements were being terminated in connection with a change of control, and because such termination is a condition to the Merger, making the change in control payment was fair and reasonable to and in the best interests of GBHC and its stockholders. The officers have agreed to terminate the retirement agreements pursuant to this arrangement.

         Randolph Cullom (as part of his employment contract), Conley J. Dutreix and Lee A. Ringeman have bonus contracts with GBHC and Guaranty Bank. These contracts will be terminated at the Closing upon payment of the annualized pro- rata bonus that would be required upon termination of the employee without good cause.

         Pursuant to the Agreement, each director, executive officer and 5% or greater holder of Common Stock of GBHC was required to execute and deliver to MC Bank a Joinder of Shareholder Agreement providing, among other things, that such person (i) will not transfer his shares of GBHC Common Stock during the term of the Agreement and (ii) will vote or cause to be voted all of the shares of GBHC Common Stock over which he has voting authority (other than in a fiduciary capacity) in favor of the Agreement.

         Each director of GBHC also executed a non-compete agreement agreeing that such director will not, for a period of two years after the Effective Time of the Merger, become a director of any de novo bank, savings bank, savings association, trust company, financial institution or other similar business enterprise within St. Mary Parish, Louisiana, or initiate or assist, directly or indirectly, any action toward the formation of any de novo bank, savings bank, savings association, trust company, financial institution or other similar business enterprise within St. Mary Parish, Louisiana.

         Further, each of the directors and officers of GBHC was required to execute and deliver to MC Bancshares and MC Bank a Claims Letter, stating that such officer or director has no claims against GBHC and has no knowledge of any facts or circumstances that are likely to give rise to any claim for indemnification under GBHC's Articles of Incorporation or Bylaws or as may be afforded by law in such officer or director's capacity as such.

         As a condition to MC Bank's obligations to close the Merger, Guaranty Bank is required either to dispose of or restructure a specifically identified loan. In the event that the loan is restructured, Guaranty Bank is required to cause to be obtained at Closing a participation in the amount of 20% of the loan balance at Closing that will provide MC Bank in case of default a first out of its balance before the participant receives any funds. It is contemplated that the participant(s) will be one or more directors of GBHC. Those directors will, thereafter, receive 20% of the regular loan payments made in connection with such loan. In addition, in the event of a default in the loan, such directors may potentially lose the value of their participation.

         As of August 29, 1997, directors and executive officers of GBHC, and their affiliates, beneficially owned 1,200 shares of MC Bancshares common stock.

         MC Bank.          Guaranty Bank leases its banking facility in the
Guaranty Bank & Trust Building at 1201 Brashear Avenue, Morgan City, Louisiana pursuant to a 15-year lease executed on June 28, 1991 by and between Guaranty Bank and The Carline Land Corporation and the adjacent parking lot pursuant to a 15-year lease executed on June 28, 1991 by and between Guaranty Bank and The Carline Land Trust. Wallace M. Carline, a director and officer of both MC Bank and MC Bancshares is the president of The Carline Land Corporation and a settlor of The Carline Land Trust.

         Other than the above described leases and the Agreement, there are no other material contracts, arrangements, or transactions between GBHC or Guaranty Bank and MC Bank, MC Bancshares or any officer, director or 5% shareholder of either MC Bank or MC Bancshares.

         As of August 29, 1997, directors and executive officers of MC Bancshares and MC Bank owned 1,939 shares of GBHC Common Stock. In addition, such persons owned 1,028 shares of GBHC $2.70 Preferred Stock and no shares of GBHC $0.50 Preferred Stock.

DISSENTING STOCKHOLDERS

         General.          Each GBHC common stockholder who objects to the
Merger shall be entitled to the rights and remedies of dissenting stockholders provided in Section 131 of the Louisiana Act, a copy of which is included as Appendix C to this Proxy Statement.

         Statutory Requirements. The following is a summary of the steps to be taken by a GBHC common stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of Section 131 of the Louisiana Act. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of GBHC Common Stock to perfect their dissenters' rights. If the Merger is approved by 80% or more of the total voting power of GBHC, then dissenters' rights of appraisal, in accordance with the Louisiana Act, will not be available.

         Any written objection, demand, or notice required by the Louisiana Act in connection with the exercise of dissenters' rights should be sent or delivered to GBHC at P.O. Box 2208, Morgan City, Louisiana 70381 or 1201 Brashear Avenue, Morgan City, Louisiana 70380, Attention: Paul Ordogne, Secretary. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

         Any holder of GBHC Common Stock who disapproves of or objects to the proposed Merger and who wishes to receive in cash the "fair value" of such shares (which amount will be determined as of the day before the Agreement is approved by the stockholders and which amount could be greater or lesser than the cash consideration being offered for such shares pursuant to the Merger) may elect to do so by taking all of the following steps:

         (a) Such stockholder must file with GBHC, prior to or at the Annual Meeting, a written objection to the proposed Merger.

         (b) Such stockholder must also vote such holder's shares of GBHC Common Stock against the Merger. If the Merger is approved by the required vote, but by less than 80% of the total voting power, and the Merger authorized thereby is effected, MC Bank promptly thereafter shall give written notice thereof, by registered mail, to each stockholder who both filed such written objection to, and voted such holder's shares against, the Merger, at such stockholder's last address on GBHC's records.

         (c) Each such stockholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must file with MC Bank a demand in writing for the fair cash value of such holder's shares of GBHC Common Stock as of the day before such vote was taken, and such holder must state in such demand the value demanded and a post office address to which the reply of MC Bank may be sent.

         (d) At the same time, such stockholder must deposit in escrow in a chartered bank or trust company located in St. Mary Parish the certificates representing such holder's shares of GBHC Common Stock, duly endorsed and transferred to MC Bank upon the sole condition that such certificates shall be delivered to MC Bank upon payment of the value of the shares determined in accordance with the provisions of Section 131 of the Louisiana Act.

         (e) With the demand, the stockholder must deliver to MC Bank the written acknowledgment of such bank or trust company that it so holds such holder's certificates of GBHC Common Stock.

         Any stockholder who fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting stockholder.

         Unless the objection, demand, and acknowledgment are made and delivered by the stockholder within the required time period, such holder conclusively shall be presumed to have acquiesced in the Merger. If MC Bank does not agree to the value so stated and demanded, or does not agree that a payment is due, within 20 days after receipt of such demand and acknowledgment, it shall notify the stockholder in writing, at the designated post office address, of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied stockholder, the value demanded.

         In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied stockholder, within 60 days after receipt of notice in writing of MC Bank's disagreement, but not thereafter, may file suit against MC Bank, in the district court of St. Mary Parish praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares of GBHC Common Stock as of the day before the stockholder vote on the Agreement was taken, and the court, on such evidence as may be adduced in relation thereto, shall determine summarily whether any payment is due and, if so, such cash value and render judgment accordingly. Any stockholder entitled to file such suit, within such 60-day period, but not thereafter, may intervene as a plaintiff in such suit filed by another stockholder and recover therein judgment against MC Bank for the fair cash value of such holder's shares of GBHC Common Stock. Failure of the stockholder to bring suit, or to intervene in such a suit, within 60 days after receipt of notice of disagreement by MC Bank conclusively shall bind the stockholder (i) to acquiesce in, and not contest MC Bank's statement that no payment is due or (ii) if MC Bank does not contend that no payment is due, to accept the value of such holder's shares of GBHC Common Stock as fixed by MC Bank in its notice of disagreement.

         A stockholder, upon filing a demand for the value of such holder's shares, shall cease to have any of the rights of a stockholder, except the rights accorded by Section 131 of the Louisiana Act. Such a demand may be withdrawn by the stockholder at any time before MC Bank gives notice of disagreement, as provided by the Louisiana Act. After such notice of disagreement is given, withdrawal of the demand shall require the consent of MC Bank. If a demand is withdrawn, or the Merger is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for such holder's shares of GBHC Common Stock, or the stockholder shall otherwise lose such holder's dissenters' rights, such holder shall have the right to receive a cash payment for such holder's shares of GBHC Common Stock pursuant to the exchange formula described in the Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a summary of certain anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to stockholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, insurance companies, and corporations, among others). Nor does this summary address any consequences of the Merger under any state, local, estate, or foreign tax laws. Stockholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

         Subject to the provisions and limitations of Section 302(a) of the Internal Revenue Code, the Merger will constitute a taxable event for the shareholders of GBHC. The cash to be received by each shareholder (other than the portion attributable to the payment of accrued dividends) may result in the recognition of gain or loss, depending upon the shareholder's basis in the GBHC shares exchanged for cash. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the shares would constitute a capital asset in the hands of the exchanging stockholder. The cash received may be treated as ordinary income, as opposed to capital gain, depending on the length of time the shareholder has owned the stock. The cash received attributable to the payment of accrued dividends will be treated as ordinary income.

         GBHC STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN LAW.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will qualify for purchase accounting treatment under generally accepted accounting principles. Under this method of accounting, MC Bank will record its acquisition of GBHC at its cost on the Effective Date, which cost would include the cash paid in the Merger and all direct acquisition costs. The acquisition cost will be allocated to the acquired assets and liabilities of GBHC based upon their fair market values at the Effective Date in accordance with generally accepted accounting principles. Acquisition costs in excess of fair values of the net assets acquired will be recorded as an intangible asset and amortized for financial accounting purposes. The reported income of MC Bank will include the operations of GBHC after the Effective Date.

EXPENSES AND FEES

         The Agreement provides, in general, that the expenses incurred by GBHC in connection with the transactions contemplated by the Agreement, including fees and expenses of its financial or other consultants, investment bankers, accountants, and counsel and filing fees and printing costs in connection with this Proxy Statement shall be paid by GBHC. The excess of $28,125.00 in fees owed to Sheshunoff and the excess of $145,000.00 incurred for expenses of the Merger generally (net of the tax benefit) will be deducted from the Valuation Date Shareholders' Equity of GBHC in calculating the Adjusted Shareholders' Equity for purposes of determining the total consideration due to the shareholders of GBHC at the Effective Time.

                             INFORMATION ABOUT GBHC

PRINCIPAL BUSINESS

         GBHC is a bank holding company organized under the laws of the State of Louisiana with its principal executive office located in Morgan City, Louisiana. GBHC operates principally through Guaranty Bank, which is a state-chartered commercial bank and which provides a range of retail banking services through two full service offices in St. Mary Parish, Louisiana and one full service office in Lafayette Parish, Louisiana. At June 30, 1997, GBHC had total consolidated assets of approximately $62.5 million, total consolidated deposits of approximately $51.1 million, total consolidated net loans of approximately $36.2 million and total consolidated stockholders' equity of approximately $5.8 million. GBHC's principal executive office is located at 1201 Brashear Avenue, Morgan City, Louisiana, 70380; its mailing address is P.O. Box 2208, Morgan City, Louisiana 70381; and its telephone number at its principal executive office is (504) 384-2813.

         GBHC also has a wholly-owned subsidiary called Brashear Management Corporation which was formed in 1985 to operate and manage property acquired by Guaranty Bank through foreclosure. The company is currently dormant. Guaranty Bank has a wholly-owned subsidiary called Guaranty Enterprises, Inc. (formerly Guaranty Building, Inc.), which was formed to construct and own the Amelia branch of Guaranty Bank.

         Additional information with respect to GBHC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement. A copy of GBHC's Annual Report for the fiscal year ended December 31, 1996 accompanies this Proxy Statement.

MARKET PRICES OF COMMON STOCK

         GBHC Common Stock is not traded on any exchange and there is no established public trading market for the stock. There are no bid or asked prices available for the Common Stock. There is very limited and sporadic trading of GBHC Common Stock in its local area and, based on the limited information available to management, it is believed that such trades have involved combinations of Common and Preferred Stock. Management does not have information on the allocation of such purchase prices.

DIVIDENDS

         The holders of the GBHC $2.70 Preferred Stock are entitled to receive dividends in preference to the holders of GBHC Common Stock and any Preferred Stock ranking junior to the GBHC $2.70 Preferred Stock. (The GBHC $0.50 Preferred Stock ranks junior to the $2.70 Preferred.) Holders of GBHC $2.70 Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds of GBHC legally available therefor, cumulative cash dividends at a rate of $2.70 per annum per share. Dividends are cumulative and accrue on each share of the $2.70 Preferred Stock (whether or not declared) from the date of issuance. Dividends are payable semiannually on the 13th day of January and July of each year (or the next business day if such day is not a business day). Dividends for any period less than six calendar months are pro rated based upon a 365 day year. Dividends in arrears do not bear interest.

         GBHC paid a $2.70 dividend on its $2.70 Preferred Stock on January 24, 1997, which was used to pay arrearages. As of June 30, 1997, dividends accumulated on the $2.70 Preferred Stock totaled $2,629,665.

         The holders of GBHC $0.50 Preferred Stock are entitled to receive dividends in preference to the holders of GBHC Common Stock and any Preferred Stock ranking junior to the $0.50 Preferred Stock. The holders of $0.50 Preferred Stock are entitled to receive, if, when and as declared by the Board of Directors out of funds of GBHC legally available therefor, cumulative cash dividends at a rate of $0.50 per annum per share. Dividends accrue on each share of $0.50 Preferred Stock (whether or not declared) from the date of issuance. Dividends are payable semiannually on the 13th day of January and July of each year (or the next business day if such day is not a business day). Dividends for any period less than six calendar months are prorated based upon a 365 day year. No dividends have been paid on the $0.50 Preferred Stock.

         As of June 30, 1997, dividends accumulated from January 13, 1990 on the $0.50 Preferred Stock totaled $85,437.

         GBHC has been unable to declare or pay any dividends on its Common Stock since the issuance of the Preferred Stock.

         GBHC's primary source of income for dividends is from Guaranty Bank, which is subject to certain legal restrictions on the payment of dividends. With respect to Guaranty Bank, the prior approval of the Louisiana Commissioner of Financial Institutions is required if the total of all dividends declared and paid (together with amounts used to redeem or repurchase the Bank's stock) in any calendar year will exceed the sum of its net profits of that year combined with the net profits of the immediately preceding year. (Net profits for this purpose means the remainder of all earnings from current operations and other assets, after deducting all current operating expenses, paid and accrued dividends on preferred stock, if any, federal and state taxes, dividends on common stock paid or accrued and amounts paid or accrued to redeem or repurchase stock over the calculation period.) The FDIC also has the power to restrict a state bank's dividend payments if such payments are deemed an unsafe or unsound banking practice or if the FDIC deems the bank's capital to be inadequate.

PROPERTY

         Guaranty Bank owns the land on which its Amelia branch is located (Service Road, Highway 90, Amelia, Louisiana 70340) and the building and land at which the Lafayette branch is located (109A Energy Parkway, Lafayette, Louisiana 70508). Guaranty Bank leases its main office location and the parking lot at that location. See "DESCRIPTION OF THE TRANSACTION - Interests of Certain Persons in the Merger." A subsidiary of Guaranty Bank (Guaranty Enterprises, Inc.) owns the building in which the Amelia branch is located.

         On June 26, 1997, by dation en paiement entered into pursuant to settlement of certain litigation, Guaranty Bank reacquired certain property (the "Property") that had originally been acquired by Guaranty Bank through foreclosure. In connection with Guaranty Bank's reacquisition of the Property, the Agreement requires Guaranty Bank to increase its reserves by $100,000. Of this amount, $67,500 is required to be deducted from the Valuation Date Shareholders' Equity in calculating the Adjusted Shareholders' Equity. In the event that the Property is sold for an amount in excess of the carrying value between the date of the Agreement and the Closing Date, the excess will reduce the $67,500 adjustment to the Valuation Date Shareholders' Equity. As of the date of this Proxy Statement, the Property has not been sold.


              VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF GBHC

         The following table sets forth certain information concerning the beneficial owners of more than 5.0% of GBHC Common Stock, as of August 29, 1997.

PRINCIPAL SHAREHOLDERS

         The persons named below were, to the knowledge of Bancshares, the only persons as of August 29, 1997 who beneficially owned more than 5% of the outstanding GBHC Common Stock. (The two classes of Preferred Stock are nonvoting except in very limited circumstances in the event of an amendment to the Articles of Incorporation or Bylaws of GBHC that adversely affect the class of Preferred Stock and 5% owners of the Preferred Stock are, therefore, not reflected in the table below.) Beneficial ownership consists of sole voting and investment power, unless otherwise indicated below.

 Name and Address of                        Common Shares                    Percent of Class
  Beneficial Owner                     Beneficially Owned (1)(2)            of Common Shares(2)
--------------------                   ------------------------             -------------------
Brooks Blakeman                               34,070 (3)                             9.12%
Post Office Box 2208
Morgan City, LA 70381

Paul Ordogne                                  24,936 (4)                             6.68%
Post Office Box 2208
Morgan City, LA 70381

Anthony Guarisco, Sr.                         37,342                                10.00%
Post Office Box 2208
Morgan City, LA 70381


--------------------------


(1) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon the information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission.

(2)      Includes aggregate of Class A Common Stock and Class B Common Stock.

(3) Includes 33,870 shares held by the Blakeman Trust over which Mr. Blakeman shares voting powers.

(4) Includes 16,556 shares held by the Estate of Murray P. Ordogne of which Mr. Ordogne is executor and a beneficiary.

                               CERTAIN LITIGATION

     GBHC is not presently engaged in any litigation. GBHC and/or Guaranty Bank are, however, from time to time party to routine litigation arising from regular business activities. In some instances, such litigation involves claims or counterclaims against GBHC and/or Guaranty Bank.


                             ELECTION OF DIRECTORS

         The By-laws of GBHC authorize the Board of Directors or the shareholders, at any meeting thereof, to fix the number of members of the Board at not less than five nor more than thirty. The persons named in the enclosed proxy intend to vote such proxy, unless otherwise directed, for the election of the twelve nominees named below to serve until the Effective Time of the Merger or until their successors are duly elected and qualified. In the unanticipated event that any of the nominees cannot be a candidate at the Annual Meeting, proxies will be voted in favor of such additional nominees as may be designated by the Board of Directors.

         The following tables sets forth certain information, as of August 29, 1997, concerning the nominees, and all nominees and officers as a group, including their beneficial ownership of Common Shares, as well as $0.50 Preferred Shares and $2.70 Preferred Shares, of GBHC. Unless otherwise indicated, (i) each nominee has been engaged in the principal occupation shown for more than the past five years (except as noted below), and (ii) shares shown as being beneficially owned are also held with sole voting and investment power. Nominees are also members of the Board of Directors of GBHC's wholly-owned subsidiary, Guaranty Bank.

--------------------------------------------------------------------------------------------------------------------
                                                                   $2.70       Percent of      $.50        Percent
                    Year First        Common      Percent of     Preferred      Class of     Preferred     of Class
   Name, Age and      Became          Shares       Class of        Shares        $2.70        Shares       of $.50
     Principal      Director of    Beneficially     Common      Beneficially   Preferred    Beneficially   Preferred
    Occupation      Bancshares     Owned(1)(2)     Shares(2)      Owned(1)      Shares        Owned(1)      Shares
--------------------------------------------------------------------------------------------------------------------
 Virgil Allen          1996          5,478(3)       1.47%         1,256(4)         *             0            --
 (43)
 President,
 The Rig Museum
 (previously,
 Engineer/Safety
 Director,
 Athena
 Construction)
--------------------------------------------------------------------------------------------------------------------
 H.W. Bailey           1982         17,666(5)       4.73%         7,700(6)       5.31%         2,266       10.35%
 (74)
 Retired since
 1/1/83;
 Executive Vice
 President and
 Chief
 Administrative
 Officer of
 McDermott, Inc.
 (offshore
 construction)
--------------------------------------------------------------------------------------------------------------------
 Brooks Blakeman       1988         34,070(7)       9.12%        15,475(8)      10.67%         3,175(8)    14.50%
 (50)
 Chairman of the
 Board of GBHC
 and Guaranty
 Bank; Vice
 President and
 General Manager
 of Frank's
 Casing Crews,
 Inc. (oil field
 services)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                   $2.70       Percent of      $.50       Percent
                    Year First        Common      Percent of     Preferred      Class of     Preferred    of Class
   Name, Age and      Became          Shares       Class of        Shares        $2.70        Shares      of $.50
     Principal      Director of    Beneficially     Common      Beneficially   Preferred    Beneficially   Preferred
    Occupation      Bancshares     Owned (1)(2)   Shares (2)     Owned (1)      Shares       Owned (1)    Shares
--------------------------------------------------------------------------------------------------------------------
 Vincent A.            1996         7,110(9)       1.90%        3,455(10)        2.38%            0           --
 Cannata
 (36)
 President of
 Cannata's Super
 Market, Inc.
 and Cannata
 Corporation
--------------------------------------------------------------------------------------------------------------------
 Randolph Cullom       1990           200           *               0              --             0           --
 (60)
 President and
 Chief Executive
 Officer of GBHC
 and Guaranty
 Bank
--------------------------------------------------------------------------------------------------------------------
 Frank J.              1982         5,280(11)      1.41%        2,045(12)        1.41%        1,190         5.43%
 Domino, Sr.
 (77)
 President of
 Frank's Motor,
 Inc. (auto
 sales);
 Secretary and
 Treasurer of
 Domino
 Developers,
 Inc. (home
 construction)
--------------------------------------------------------------------------------------------------------------------
 Anthony               1996           200           *               0              --             0           --
 Guarisco, Jr.
 (58)
 President of
 Dispute
 Resolution
 Associates
 (legal
 mediation
 firm), former
 Louisiana State
 Senator )
--------------------------------------------------------------------------------------------------------------------
 Anthony               1982        37,342         10.00%        4,558            3.14%        2,500        11.42%
 Guarisco, Sr.
 (87)
 President of
 Guarisco
 Enterprises,
 Inc. (holding
 company for
 subsidiaries
 engaged in
 diesel fuel
 distribution,
 shell sales and
 transport; and
 real estate)
--------------------------------------------------------------------------------------------------------------------
 Wiley Magee           1982       4,538(13)        1.21%       1,160(14)          *           1,238        5.65%
 (54)
 President of
 Morgan City
 Supply, Inc.
 (wholesale and
 retail
 hardware)
--------------------------------------------------------------------------------------------------------------------
 Paul Ordogne          1996         24,936(15)     6.68%        5,157(16)       3.56%       3,090(17)     14.11%
 (45)
 Secretary to
 the Board of
 GBHC and
 Guaranty Bank;
 Treasurer and
 Controller
 (and from 1988
 to 1994,
 Assistant
 Treasurer and
 Controller) of
 Cari Investment
 Company
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                   $2.70       Percent of      $.50       Percent
                    Year First        Common      Percent of     Preferred      Class of     Preferred    of Class
   Name, Age and      Became          Shares       Class of        Shares        $2.70        Shares      of $.50
     Principal      Director of    Beneficially     Common      Beneficially   Preferred    Beneficially   Preferred
    Occupation      Bancshares     Owned (1)(2)   Shares (2)     Owned (1)      Shares       Owned (1)    Shares
--------------------------------------------------------------------------------------------------------------------
 Christian            1996          17,979(18)      4.81%        8,046(19)       5.55%        1,887(19)    8.62%
 Vaccari
 (37)
 President of
 Cari Investment
 Company and
 Cari Capital
 Company
--------------------------------------------------------------------------------------------------------------------
 Kay S. Vinson        1996             200           *               0             --             0          --
 (57)
 President of
 Sub-Surface
 Tools, Inc.
 (oil field
 equipment sales
 and rentals)
--------------------------------------------------------------------------------------------------------------------
 All Executive        N/A          157,130         42.08%       49,407          34.07%       16,146       73.73%
 Officers and
 Directors of
 GBHC and
 Guaranty Bank
--------------------------------------------------------------------------------------------------------------------



*        Percent of class omitted where less than one percent.

(1) Except as noted below, all shares of GBHC's stock set forth above constitute direct beneficial ownership by such director with full voting and investment power. The address of each director is c/o Guaranty Bank & Trust Company of Morgan City, Post Office Box 2208, Morgan City, Louisiana 70381.

(2)      Includes aggregate of Class A Common Stock and Class B Common
         Stock.

(3) Includes 112 Common Shares held by Mr. Allen's wife over which Mr. Allen shares voting power.

(4) Includes 56 shares held by Mr. Allen's wife over which Mr. Allen shares voting power.

(5) Includes 7,700 shares in the name of the Bailey Estate, a partnership of which Mr. Bailey is a 25% owner and the Managing Partner.

(6)      Includes 3,850 shares in the name of Bailey Estate.

(7) Includes 33,870 shares held by the Blakeman Trust over which Mr. Blakeman shares voting powers.

(8) Shares held by the Blakeman Trust over which Mr. Blakeman shares voting powers.

(9) Includes 6,910 shares in the name of Cannata's Super Market, Inc. over which Mr. Cannata shares voting and investment power.

(10)     Shares held by Cannata's Super Market, Inc.

(11)     Includes 60 shares held in the name of Mr. Domino's wife.

(12)     Includes 30 shares held in the name of Mr. Domino's wife.

(13) Includes 234 shares held by the Magee Family Trust of which Mr. Magee is a co-trustee.

(14)     Includes 117 shares held by the Magee Family Trust.

(15) Includes 16,556 shares held by the Estate of Murray P. Ordogne of which Mr. Ordogne is executor and a beneficiary.

(16)     Includes 3,392 shares held by the Estate of Murray P. Ordogne.

(17)     Shares held by the Estate of Murray P. Ordogne.

(18) Includes 7,846 shares owned by Cari Investment Company over which Mr. Vaccari shares voting and investment power and 9,933 shares owned by Cari Corporation over which Mr. Vaccari shares voting and investment power.

(19)     Shares owned by Cari Corporation.

     None of the directors of GBHC holds a directorship in any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of that Act or in any company registered as an investment company under the Investment Company Act of 1940, as amended.

     Guaranty Bank directors received compensation at the rate of $250 for each regular directors meeting attended, $100 for committee meetings attended. No fees were paid for service on GBHC's Board.

     No family relationships exist among the above named directors, nominees for the Board or the executive officers of GBHC or Guaranty Bank, except that Anthony Guarisco, Sr. and Anthony Guarisco, Jr. are father and son.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     According to (i) the Forms 3 and 4 and any amendments thereto filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") and furnished to GBHC during 1996 by persons subject to Section 16 at any time during 1996 with respect to securities of GBHC ("Section 16 Insiders"), (ii) the Forms 5 with respect to 1996 and any amendments thereto filed pursuant to
Section 16 and furnished to GBHC by GBHC Section 16 Insiders, and (iii) the written representations from GBHC Section 16 Insiders that no Form 5 with respect to the securities of GBHC was required to be filed by such GBHC Section 16 Insider, respectively, with respect to 1996, no GBHC Section 16 Insider failed to file altogether or timely any Forms 3, 4 or 5 required by Section 16 with respect to the securities of GBHC or to disclose on such Forms transactions required to be reported thereon except Mr. Guarisco, Jr. and Mr. Cannata, who failed to file their Form 3s following their election to the Board of GBHC in October 1996 timely. Those Form 3s were filed in July 1997.

BOARD COMMITTEES

     During 1996, the Board of Directors of GBHC met 11 times. During 1996, the Board of Directors of Guaranty Bank met 16 times (consisting of 12 regular and 4 special meetings). Each director attended at least 75% of the aggregate number of board and committee meetings held.

     The Board of Directors of Guaranty Bank has an Executive Committee, the current members of which are Messrs. Cullom, Bailey, Blakeman, Cannata and Guarisco, Jr. The Executive Committee has and may exercise all of the authority of the Board of Directors and the management of business and affairs of Guaranty Bank. However, the committee does not have the authority of the Board of Directors in references to:

         (a)     amending the Articles of Incorporation;

         (b)     approving a plan of merger of consolidation;

         (c) recommending to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of

Guaranty Bank otherwise than in the usual and regular course of its business;

         (d) recommending to the shareholders a voluntary dissolution of Guaranty Bank or a revocation thereof;

         (e) amending, altering, or repealing the by-laws or adopting new by-laws;

         (f) filling vacancies in or removing members of the Board of Directors or of any committee;

         (g)     electing or removing officers or committee members;

         (h)     fixing the compensation of any committee member; and

         (i) altering or repealing any resolution of the Board of Directors which by its terms provides that it shall not be amendable or repealable.

         The Executive Committee did not meet during 1996.

         The Board of Directors of Guaranty Bank has an Audit Committee, the current members of which are: Messrs. Blakeman, Guarisco, Jr., Ordogne and Mrs. Vinson, all of whom are outside directors. The Audit Committee, which met one time during 1996, is responsible for: (1) making recommendations to the Board of Directors concerning the selection and retention of GBHC's independent auditors; (2) consulting with the Controller with regard to the plan of audit;
(3) consulting directly with the Controller on any matter the Committee or the Controller deems appropriate in connection with carrying out the audit; (4) reviewing the plan and results of audits by its independent auditors and the Federal Deposit Insurance Corporation; and (5) discussing audit recommendations with management and reporting the results of its reviews to the Board of Directors. Each director attended the meeting.

         Neither GBHC nor Guaranty Bank has a Nominating Committee. Nominees for directors are selected by their Board of Directors. Neither company has procedures established to consider nominees recommended by security holders.

                               EXECUTIVE OFFICERS

         The executive officers of GBHC and Guaranty Bank as of August 29, 1997, are as follows:


                                                                First Appointed
                                                                    to Such
   Name (Age)                      Position Currently Held          Position     Stock Ownership
 Brooks Blakeman               Chairman of the Board of GBHC          1992        See "Election of
 (50)                          and Guaranty Bank                                  Directors"

 Randolph Cullom               President and Chief Executive          1990        See "Election of
 (60)                          Officer of GBHC and Guaranty                       Directors"
                               Bank
 Paul Ordogne                  Secretary of the Board of GBHC         1996        See "Election of
 (45)                          and Guaranty Bank                                  Directors"

 Lee A. Ringeman               Executive Vice President and           1990        1,931 shares common stock (1)
 (67)                          Chief Financial Officer of                         555 shares $2.70 Preferred
                               GBHC and Guaranty Bank                             Stock (2)
                                                                                  800 shares (3.65%) $0.50
                                                                                  Preferred Stock

 Conley J. Dutreix             Executive Vice President of            1989        200 shares Common Stock
 (50)                          Guaranty Bank and Assistant
                               Secretary of the Board of
                               Directors of GBHC and Guaranty
                               Bank

-----------------

(1) Includes 1,186 shares that Mr. Ringeman holds jointly with his wife and 32 shares that Mr. Ringeman holds jointly with his grandson.

(2) Includes 144 shares held by Mr. Ringeman's wife and 32 shares held jointly by Mr. Ringeman and his grandson.

         Each executive officer, except Mr. Ordogne, has been an officer or director of GBHC and Guaranty Bank for five years or more. Mr. Ordogne was appointed Secretary of the Board of GBHC and Guaranty Bank in 1996 following his election to the Board.

                             EXECUTIVE COMPENSATION

         The following table sets forth the aggregate cash compensation paid by the Bank for services rendered in all capacities during the fiscal years ended December 31, 1994, 1995 and 1996, with respect to each executive officer whose total cash compensation exceeded $100,000.00.

         Active officers of GBHC are also officers of the Bank and receive no annual compensation from GBHC.

                              ANNUAL COMPENSATION


      NAME AND
      PRINCIPAL                                                           OTHER ANNUAL            ALL OTHER
      POSITION                 YEAR         SALARY         BONUS (1)     COMPENSATION (2)      COMPENSATION (3)
     ----------                ----        --------        ---------     ----------------      ----------------
 RANDOLPH CULLOM               1996        $100,000         $27,042          $5,250                $40,782
 President and Chief           1995          90,000          26,785           4,500                 37,621
 Executive Officer of GBHC     1994          90,000          30,000           4,250                 34,498
 and Guaranty Bank


------------------

(1) Mr. Cullom is entitled to a non-cumulative annual cash bonus of $300 for each basis point of return on average annual assets, up to a maximum of $30,000. Return on average annual assets is defined as the after tax earnings before any bonuses. The bonus earned in each fiscal year is paid in the following fiscal year.

(2)      Represents directors fees.

(3) Includes term life insurance premiums paid on behalf of Mr. Cullom in the amounts of $792 in 1996, $765 in 1995 and $529 in 1994. This group policy has no cash surrender value. Also includes amounts accrued on behalf of Mr. Cullom pursuant to the Bank's unqualified defined benefit retirement program (in the amounts of $39,990 in 1996, $36,856 in 1995 and $33,969 in 1994), which program is more fully described below.

                 The Bank instituted an unqualified defined benefit retirement program for four of its executive officers, as follows:

    NAME AND PRINCIPAL                PRE-RETIREMENT DEATH          ANNUAL RETIREMENT          PLANNED RETIREMENT
       POSITION                            BENEFIT (1)                 BENEFIT (2)                 DATE (AGE)
 Randolph Cullom                             $487,250                    $50,000                    2002 (65)
 President and Chief Executive
 Officer

 Lee A. Ringeman                             $292,350                    $30,000                    2002 (70)
 Executive Vice President
 Conley J. Dutreix                           $292,350                    $50,000                    2012 (65)
 Executive Vice President

 Leo R. Broussard                            $ 70,000                    $12,000                    1999 (65)
 Vice President

------------------

(1)      Benefits payable to the participant's named beneficiaries.

(2)      Benefits payable monthly for life, 15 years certain.

         The death benefits are funded by single premium life insurance policies on the lives of the participants. The policies are owned by Guaranty Bank and the proceeds from death benefits are payable to Guaranty Bank. Projected June 30, 1997 death benefits are approximately as follows: Mr. Cullom - $829,000; Mr. Ringeman - $316,000; Mr. Dutreix - $388,000; and Mr.
Broussard - $155,000. The retirement benefits are being funded by regular accruals by the Bank.

         If Guaranty Bank terminates a participant's employment prior to his planned retirement date for cause, the participant shall not be entitled to any benefits. If employment is terminated prior to his planned retirement date, other than by death or discharge for cause, Guaranty Bank shall pay to the participant an amount which is the actuarial equivalent of his annual retirement benefit, computed in accordance with the agreement.

         If a participant's employment is terminated within twenty-four (24) months following a change in control of Guaranty Bank, the participant will be entitled to the benefits set forth in the preceding paragraph with the respective benefits being increased in amount by fifty (50%) percent. Change in control is defined as an occurrence in which a person, not presently owning 25% of the voting shares, including a syndicate or group deemed under Louisiana law to be a person, becomes the beneficial owner, directly or indirectly, of securities of the Bank having 25% or more of the total number of votes which may be cast for directors of GBHC, or during any period of two consecutive years, individuals who constitute the board of directors at the beginning of such period cease for any reasons to constitute at least a majority thereof unless the election, or the nomination for election by GBHC's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period. The increased benefits made applicable in this event are not included in the insurance policies or accruals referred to above and would be a cost to GBHC at the point any such benefits became payable. If the Agreement is approved and the Merger takes place, the Agreement requires that these retirement agreements be terminated prior to the Closing. See "Description of the Transaction -- Adjustment of Purchase Price."

         GBHC and Guaranty Bank have no established policy or practice with respect to providing personal benefits to officers, directors or principal stockholders. Although the Bank pays for civic and social club memberships for certain officers, the aggregate annual value per person of such benefits is considerably less than $2,500.

         Mr. Cullom and Mr. Broussard have employment contracts with Guaranty Bank. Under Mr. Cullom's employment contract, his initial base salary was $90,000. His current base salary is $100,000. In addition to the annual salary, he is entitled to a noncumulative annual cash bonus of $300 for each basis point of return on Average Annual Assets, up to a maximum of $30,000. Return on Average Annual Assets is defined as the after tax earnings before any bonuses. Also, as part of the employment agreement, in the event Mr. Cullom is terminated without good cause, he is entitled to receive one year's annual salary as severance pay. Mr. Broussard's employment contract provides that in the event of a change in control where one of certain specified institutions (including MC Bank) is the acquiror, the contract shall become a five-year contract (running from the date of execution, which was March 16, 1995). Upon termination without good cause (as defined in the contract) after such event, Mr. Broussard is entitled to his annual salary for the remaining term of the contract. If the Agreement is approved and the Merger takes place, the Agreement requires that these employment contracts be terminated prior to the Closing. See "Description of the Transaction -- Adjustment of Purchase Price."

         Mr. Ringeman and Mr. Dutreix also have bonus contracts that provide for an annual cash bonus of $100 for each basis point of return on Average Annual Assets (as defined therein), up to a maximum of $100,000. These contracts will be terminated prior to the Closing. See "Description of the Transaction -- Adjustment of Purchase Price."

         Neither GBHC nor Guaranty Bank has any other remuneration, pension or retirement plans in effect. The Bank provides health and life insurance coverage for all employees.

         Guaranty Bank has in the ordinary course of business banking transactions with the directors and executive officers of Guaranty Bank and their associates. When the transactions consisted of loans, such loans were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features.

         As authorized by holders of GBHC Common Stock at GBHC's 1996 annual meeting, GBHC reimbursed Cari Investment Company (of which director Christian Vaccari is president, and approximately a 33% shareholder and director Paul Ordogne is Treasurer and Controller) for $80,000 of its costs and expenses incurred in preparing an opposing proxy statement, solicitation of proxies and certain legal actions in which it engaged in connection therewith.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements of GBHC, incorporated by reference in this Proxy Statement, have been audited by Darnall, Sikes, Kolder, Frederick & Rainey, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders for the year ended December 31, 1996 that accompanies this Proxy Statement. The financial statements audited by Darnall, Sikes, Kolder, Frederick & Rainey have been incorporated herein be reference in reliance on their report given on their authority as experts in accounting and auditing.

         A representative of Darnall, Sikes, Kolder, Frederick & Rainey (which as of May 1, 1997 changed its name to Darnall, Sikes & Frederick) is expected to be present at the Annual Meeting and, although he is not expected to make a statement, he will be available to respond to questions.

                              FINANCIAL STATEMENTS

         The Financial Report of GBHC and subsidiaries for the quarters ended June 30, 1997 and 1996 are attached hereto. A copy of GBHC's Annual Report to Stockholders, portions of which have been incorporated herein by reference, accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

         If the Agreement is not approved by the GBHC stockholders or the Merger is not consummated for some other reason, stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 1998 Annual Meeting of GBHC must forward such proposals to the Secretary of GBHC at the address listed on the first page of this Proxy Statement in time to arrive prior to December 15, 1997, unless GBHC notifies the stockholders otherwise. Only those proposals that are proper for stockholder action and otherwise proper may be included in GBHC's Proxy Statement.

                                 OTHER MATTERS

         GBHC does not know of any matters to be presented at the Annual Meeting other than those mentioned herein. However, if other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

         Stockholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of GBHC, and return it at once in the enclosed envelope.

                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Paul Ordogne
                                  Secretary

August 29, 1997

                       CONSOLIDATED FINANCIAL STATEMENTS
                   OF GUARANTY BANCSHARES HOLDING CORPORATION
                          AND SUBSIDIARIES (UNAUDITED)

                 For the Quarters Ended June 30, 1997 and 1996

                                   I N D E X

 Financial Statements

          Consolidated Statement of Condition
                   June 30, 1997, and December 31, 1996              2

          Consolidated Statement of Income -
                   Quarters Ended June 30, 1997 and 1996             3

          Consolidated Statement of Cash Flows -
                   Quarters Ended June 30, 1997 and 1996             5

          Consolidated Statement of Changes in
                   Stockholders' Equity                              6

          Notes to Consolidated and Financial Statements             7

 Management's Discussion and Analysis of Financial
          Condition and Results of Operations                        7

            GUARANTY BANCSHARES HOLDING CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATION STATEMENT OF CONDITION

                                                                    June 30       December
                                                                     1997         31, 1996
                                                                   --------       ---------
                                                                        (in thousands)
                                                                         (Unaudited)
ASSETS
         Cash and due from banks                                   $  2,646        $  2,626
         Investment securities available for sale                     3,593           4,648
                  (Estimated market value $12,463,000
                   and $12,832,000, respectively)                    12,446          12,818
         Federal funds sold                                           4,125           5,350
         Loans                                                       36,656          38,142
         Less: Allowance for loan losses                                481             506
                                                                   --------        --------
                  Net Loans                                          36,175          37,636
         Premises and equipment                                       1,848           1,969
         Other real estate                                              152               0
         Other assets                                                 1,468           1,383
                                                                   --------        --------
                  Total Assets                                     $ 62,453        $ 66,430
                                                                   ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
         Deposits                                                  $ 51,112        $ 56,793
         Securities sold under agreement to repurchase                1,802               0
         Obligation under capital lease                               1,496           1,546
         Notes payable                                                1,374           1,480
         Other liabilities                                              832           1,045
                                                                   --------        --------
                  Total Liabilities                                  56,616          60,864
                                                                   --------        --------

Commitments and contingent liabilities (Note 2)                          --              --

Stockholders' Equity
         $2.70 Cumulative Preferred stock; 145,001
                  shares authorized, issued and outstanding           3,481           3,481
         $.50 Cumulative Preferred stock, 64,999 shares
                  authorized, 21,900 issued and outstanding             107             107
         Class A Common stock; $5 par value; 210,000
                  shares authorized and outstanding                   1,050           1,050
         Class B Common stock; no par value; 210,000
                  shares authorized, 170,887 issued and
                  Outstanding                                            17              17
         Capital surplus                                              2,039           2,039
         Accumulated deficit                                           (843)         (1,131)
         Treasury Stock                                                 (14)            (14)
         Unrealized gain on securities
                  available for sale                                      0              17
                                                                   --------        --------
         Total Stockholders' Equity                                   5,837           5,566
                                                                   --------        --------

                  Total Liabilities and Stockholders' Equity       $ 62,453        $ 66,430
                                                                   ========        ========

            GUARANTY BANCSHARES HOLDING CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                    THREE MONTHS ENDED
                                                                          JUNE 30
                                                                    1997             1996
                                                                  ---------        ---------
                                                                    (In thousands, except
                                                                       per share data)
                                                                         (Unaudited)
INTEREST INCOME
         Interest and fees on loans                               $     883        $     885
         Interest on federal
                  funds sold                                             49               48
         Interest on investment securities:
                  Taxable income                                        235              203
                  Non-Taxable income                                      9                9
                                                                  ---------        ---------
                           Total Interest Income                      1,176            1,145

INTEREST EXPENSE
         Interest on deposits                                           409              414
         Federal funds purchased and securities sold
           under agreements to repurchase                                12                0
         Interest on capital lease                                       38               40
         Interest on notes payable                                       25               28
                                                                  ---------        ---------
                  Total Interest Expense                                484              482
                                                                  ---------        ---------
                  Net Interest Income                                   692              663
         Provision (recovery) from reserve
                   for loan losses                                        0                0
                                                                  ---------        ---------
         Net Interest Income after Provision (Recovery)
                  from reserve for loan losses                          692              663

         Other operating income                                          67               69
         Operating expenses                                             562              642
                                                                  ---------        ---------
                           Income before income tax expense             197               90

Income tax expense                                                       67               32
                                                                  ---------        ---------
                           Net income                                   130               58

Dividends required for preferred stock                                 (101)            (101)
                                                                  ---------        ---------
                  Net income (loss) available for common
                  stockholders                                    $      29          $ ( 43)
                                                                  =========        =========

Earnings (loss) per common share                                  $     .08         $ ( .12)
                                                                  =========        =========

Weighted average common shares
         outstanding                                                373,425          373,025
                                                                  =========        =========


             GUARANTY BANCSHARES HOLDING CORPORATION AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME


                                                                      SIX MONTHS ENDED
                                                                           JUNE 30
                                                                    1997             1996
                                                                     (In thousands, except
                                                                        per share data)
                                                                         (Unaudited)
INTEREST INCOME
         Interest and fees on loans                               $   1,793        $   1,701
         Interest on federal
                  funds sold                                            101              141
         Interest on investment securities:
                  Taxable income                                        488              410
                  Non-Taxable income                                     18               19
                                                                  ---------        ---------
                           Total Interest Income                      2,400            2,271

INTEREST EXPENSE
         Interest on deposits                                           851              822
         Federal funds purchased and securities sold
           under agreements to repurchase                                12                0
         Interest on capital lease                                       76               81
         Interest on notes payable                                       49               56
                                                                  ---------        ---------
                  Total Interest Expense                                988              959
                                                                  ---------        ---------
                  Net Interest Income                                 1,412            1,312
         Provision (recovery) from reserve
                   for loan losses                                        0                0
                                                                  ---------        ---------
         Net Interest Income after Provision (Recovery)
                  from reserve for loan losses                        1,412            1,312

         Other operating income                                         137              148
         Operating expenses                                           1,113            1,207
                                                                  ---------        ---------
                           Income before income tax expense             436              253

Income tax expense                                                      148               90
                                                                  ---------        ---------
                           Net income                                   288              163

Dividends required for preferred stock                                 (202)            (202)
                                                                  ---------        ---------
                  Net income (loss) available for common
                  stockholders                                    $      86          $ ( 39)
                                                                  =========        =========

Earnings (loss) per common share                                  $     .23         $ ( .10)
                                                                  =========        =========

Weighted average common shares
         outstanding                                                373,425          373,025
                                                                  =========        =========

            GUARANTY BANCSHARES HOLDING CORPORATION AND SUBSIDIARIES
                            STATEMENT OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30
                                                                    1997           1996
                                                                    ----           ----
                                                                       (In thousands)
                                                                         (Unaudited)
Cash flows from operating activities:
Net income                                                        $    288        $    163
Adjustments to reconcile net income to net cash
provided by operating activities:
         Amortization of premium (accretion of discount
         on investments), net                                         (187)            (98)
         Depreciation and amortization                                 122             142
         (Increase) decrease in accrued interest receivable             52              (6)
         Increase (decrease) in accrued interest payable               (28)             63
         Increase (decrease) in accounts payable
         and other liabilities                                        (184)             65
                                                                  --------        --------
Net cash provided by operating activities                               63             329

Cash flows from investing activities:
         Increase (decrease) in federal funds sold                   1,225           1,325
         Proceeds from maturities of investment securities          10,867          13,856
         Purchase of investment securities                          (9,273)        (15,250)
         Net (increase) decrease in loans                            1,462          (4,102)
         Investment in other real estate owned                        (152)             --
         Purchase of premises and equipment                             (1)           (160)
         Change in other assets                                       (136)            (75)
                                                                  --------        --------
Net cash provided (used) by investing activities                     3,992          (4,406)

Cash flows from financing activities:
         Net increase (decrease) in demand deposits
                  NOW, savings, and certificates of deposit         (5,681)          2,864
         Net increase (decrease) in securities sold under
                  Agreement to repurchase                            1,802              --
         Increase (decrease) of notes payable                         (106)            (99)
         Repayment of capital lease obligation                         (50)            (38)
                                                                  --------        --------
Net cash provided (used) in financing activities                     (4035)          2,727
Net increase (decrease) in cash and due from banks                      20          (1,350)

Cash and due from banks, beginning of year                           2,626           3,230
                                                                  --------        --------
Cash and due from banks, end of quarter                           $  2,646        $  1,880
                                                                  ========        ========

Supplement cash flow information:
         Interest paid                                            $  1,017        $    898
                                                                  ========        ========

         Income taxes paid                                        $     89        $    139
                                                                  ========        ========

            GUARANTY BANCSHARES HOLDING CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY


                                                       Unrealized
                                                       Gain (Loss)
                                                      On Securities
                      Balance at                        Available      Balance at
                     Jan. 1, 1997       Net Income      For Sale      June 30, 1997
$ 2.70
Preferred
Stock                  $ 3,481              --             --              3,481

$  .50
Preferred
Stock                  $   107              --             --                107

Class A
Common
Stock                  $ 1,050              --             --              1,050

Class B
Common
Stock                  $    17              --             --                 17

Capital
Surplus                $ 2,039              --             --              2,039

Accumulated
Deficit                $(1,131)            288             --               (843)

Treasury
Stock                  $   (14)             --             --                (14)

Unrealized
loss on
Securities
available
for sale               $    17              --            (17)                 0


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

         The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of results for the six
(6) months ended June 30, 1997 and 1996. All adjustments are considered to be of recurring nature. Results for the interim period may not necessarily be indicative of results for the entire year.

NOTE 1:

         On January 13, 1983, pursuant to a Reorganization and Merger Agreement, Guaranty Bank & Trust Company of Morgan City (the Bank) was merged into a subsidiary of Guaranty Bancshares Holding Corporation (Bancshares) with the effect that the Bank became a wholly owned subsidiary of Bancshares.

         Bancshares has outstanding $2.70 Cumulative Preferred Stock and Class B, No Par Value, Common Stock which were issued in 1988 in exchange for subordinated debentures issued in 1983 when the company was formed. Bancshares also has outstanding Class A, $5.00 Par Value, Common Stock which were also issued when the company was formed. The $.50 Cumulative Preferred Stock is subordinate to the $2.70 Preferred Stock and were issued for cash in 1989 and 1990.

         The Class B common stock does not differ from the Class A common stock except that Class A common stock has a par value of $5 per share and Class B Common stock has no par value.

NOTE 2:           Contingent Liabilities

         As of June 30, 1997, there were $575,808 of letters of credit outstanding which are not reflected in the consolidated financial statements. Management does not expect any loss as a result of these transactions.




            GUARANTY BANCSHARES HOLDING CORPORATION AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
Summary

         For the six months ended June 30, 1997, Bancshares earned $288,000, compared with earnings of $163,000 for the comparable period in 1996. The primary reasons for the increase in earnings were increased net interest income and lower operating expenses. The subsidiary bank did not make a provision for loan losses in either period.

         Changes in financial position at June 30, 1997 from December 31, 1996 were net decreases in investment securities and loans. Deposits decreased $5,681,000. Investments decreased $1,427,000. Loans decreased $1,486,000. Notes payable to the Federal Home Loan Bank of Dallas decreased 106,000 through amortization. These borrowings are used to match maturities and amortization on certain loans.

         Net credit income is the most significant component of financial operations and is affected by interacting forces, including changes in investment market interest rates and changes in volume and mix of interest earning assets and interest bearing deposits. For the first six months of 1997, net interest income as a percent of average earning assets of $59,380,000 was
4.75 percent, up from 4.68 percent for the six months of 1996. The increase is attributable to a small decline interest rates paid on deposits.

Net Operating Results

         The following analysis should be read in conjunction with the accompanying financial statements.

         Net interest income increased a net of $100,000. Of this amount, interest on funds sold decreased $40,000. Interest on loans increased $92,000, while interest earned on securities investments increased $77,000. Total interest expenses increased $29,000.

         The increase in loan income is attributable to a $1,937,000 increase in average loans outstanding, average yields remained constant at 9.5 percent. The increase in investment income was the result of a $2,903,000 increase in average securities investments and was offset by a 0.1 percent decrease in average yields.

         Interest expense increased $29,000 from 1996 levels. Average interest bearing deposits increased $3,082,000, while average rates paid decreased 0.2 percent from 1996 levels to 3.7 percent. Funds borrowed are from the Federal Home Loan Bank of Dallas and were used to fund commercial real estate loans which have a comparable scheduled amortization and maturity.

Investment Securities

         Investment securities decreased from $17,632,000 as of June 30, 1996 to $16,039,000 at June 30, 1997. This is primarily attributable to maturities of U.S. Government agency securities and scheduled amortization on mortgage backed securities. There were no securities sales during the first six months of 1997 or 1996.

         An analysis of investment securities follows (in thousands).


                                 Amortized      Unrealized                 Market
                                   Cost       Gain        Loss             Value
                                 -------     -------     -------          -------
June 30, 1996
Held to Maturity
U.S. Treasury Securities         $ 1,251     $    --     $     2          $ 1,249
Obligations of U.S.
   Agencies and Corporations      10,545           4          33           10,516
Obligations of states and
   political subdivisions            666           5          35              668
Other Investments                     15          --          --               15
                                 -------     -------     -------          -------
         Total                   $12,477     $     9     $    38          $12,448
                                 =======     =======     =======          =======

Available for Sale
Obligations of U.S.
   Agencies and Corporations     $ 4,649     $    11     $     8          $ 4,652
Other investments                    503          --          --              503
                                 -------     -------     -------          -------
         Total                   $ 4,606     $    11     $     8          $ 5,155
                                 =======     =======     =======          =======

December 31, 1996
Held to Maturity
U.S. Treasury Securities         $   250     $     1     $    --          $   251
Obligations of U.S.
   Agencies and Corporations      11,898           8           8           11,898
Obligations of states and
   political subdivisions            661          13          --              674

Other Investments                      9          --          --                9
                                 -------     -------     -------          -------
         Total                   $12,818     $    22     $     8          $12,832
                                 =======     =======     =======          =======

Available for Sale
Obligations of U.S.
   Agencies and Corporations     $ 4,109     $    30     $     5          $ 4,134
Other investments                    514          --          --              514
                                             -------     -------          -------
         Total                   $ 4,623     $    30     $     5          $ 4,648
                                 =======     =======     =======          =======

June 30, 1997
Held to Maturity
U.S. Treasury Securities         $ 1,996     $   2     $  --     $ 1,998
Obligations of U.S.
   Agencies and Corporations       9,811         2         1       9,812
Obligations of states and
   political subdivisions            636        14        --         650

Other investments                      3        --        --           3
                                 -------     -----     -----     -------
         Total                   $12,446     $  18     $   1     $12,463
                                 =======     =====     =====     =======

Available for Sale
U.S. Treasury Securities         $   999     $  --     $   1     $   998
Obligations of U.S.
   Agencies and Corporations       2,069         9         7       2,071

Other investments                    524        --        --         524
                                 -------     -----     -----     -------
         Total                   $ 3,592     $   2     $   1     $ 3,593
                                 =======     =====     =====     =======



         An analysis of the market value of the investment portfolio by maturity periods or repricing frequency at June 30, 1997 follows (in thousands):


                             Amortized           Market
                               Cost              Value
                             -------            -------
Within one year              $10,806            $10,809
One to five years              3,826              3,847
Five to ten years                224                230
After ten years                1,182              1,170
                             -------            -------
         Total               $16,038            $16,056
                             =======            =======


         Maturities of mortgage backed securities are classified by contractual (stated) maturity dates. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations.

         Investment securities with a carrying value of approximately $8,822,000, $9,047,000, and $8,106,000 at June 30, 1997, December 31, 1996 and
June 30, 1996, respectively, were pledged to secure public deposits as required by law.

Deposits

         A summary of the deposits as of June 30, 1997, December 31, and June 30, 1996 is as follows:

                                 June 30          December 31         June 30
                                  1997               1996              1996
                                -------            -------            -------
                                                 (In thousands)
Demand Deposits                 $10,247            $ 8,826            $ 9,023
NOW Accounts                      6,752              7,539              5,361
Money Market
Investment Accts                  5,261              8,461              6,342
Savings Deposits                  6,751              6,675              6,596
Other Time Deposits              15,671             18,886             19,413
Certificates of Dep
 of $100,000 or
 more                             6,430              6,406              6,899
                                -------            -------            -------
                                $51,112            $56,793            $53,634
                                =======            =======            =======

         Non-interest bearing demand deposits at June 30, 1997 increased $1,224,000, from June 30, 1996. As interest rates paid on money market investment accounts and other bank deposits remained low, depositors transferred funds to higher yielding and more competitive non-bank related institutions. Certificates of deposits of $100,000 or more to commercial entities increased only $63,000 while public fund deposits in certificates of deposit of $100,000 or more decreased $532,000.

         The Bank has insignificant foreign and no brokered deposits.

Short Term Borrowings

         The Bank had no short term borrowings in 1996. However during the second quarter of 1997, the Bank instituted a program of selling securities under repurchase agreements. The amount outstanding at June 30, 1997 was $1,802,000.

Allowance for Loan Losses and Non-Performing Loans and Other Real Estate

         The allowance for loan losses was 1.31 percent of loans outstanding at June 30, 1997, compared with 1.32 percent at December 31, 1996 and June 30, 1996. The Bank did not make a provision to the reserve for loan losses during the six months of 1997 or 1996.

                                                  1997                1996
                                                --------            --------
Balance at January 1,                           $506,000            $505,000

(Recovery) Provision for loan losses                   0                   0
Recoveries credited to the allowance               8,000               6,000
                                                --------            --------

                                                 514,000             511,000
Losses charged to the allowance                   33,000               2,000
                                                --------            --------
Balance at June 30                              $481,000            $509,000
                                                ========            ========

         Indicative of improving conditions in the local economy, the following schedule shows non-performing loans on non-accrual status and repossessed and foreclosed real estate.

                                                     June 30           December 31               June 30
                                    1997                1996               1996
                                 --------            --------            -------
Non-accrual loans                $  -0-              $145,000            $82,000

Foreclosed real estate            152,000              -0-                64,000

         Management believes the Bank has adequate reserves to provide for possible future loan losses.

Other Income

         Other operating income aggregated to $137,000 for the first six months of 1997 compared with $148,000 in 1996. There was no trading account activity in 1997 or 1996.


                                                   Six Months Ending
                                                         June 30
                                                 1997                1996
                                               --------            --------
Service charges on deposit accounts            $ 87,000            $ 95,000
Other service charges and fees                   29,000              35,000
Other operating income                           21,000              18,000
                                               --------            --------
Total                                          $137,000            $148,000
                                               ========            ========


Operating Expenses

         Other operating expenses totaled $1,113,000 for the first six months of 1997, compared with $1,207,000 for 1996, a $94,000 decrease, primarily due to accounting and legal fees incurred in 1996 in an unsuccessful stock exchange offer.

         Personnel expenses totaled $549,000 for the period, compared with $534,000 in 1996. In 1996, expenses related to other real estate and repossessed property, net of rental income on these properties, totaled $2,000. In 1997, these expenses, net of rental income on these properties, totaled $6,000. These expenses represent taxes, maintenance and insurance on the foreclosed real estate reported above.

         A summary of other operating expenses is as follows:

                                                      Six Months                   1997
                                                       Ending                      Over
                                                       June 30,                   (Under)
                                                1997              1996             1996
                                                ----              ----             ----
                                                                  (In Thousands)
Salaries and benefits                          $  549            $  534            $ 15
Expenses related to other real
         estate and repossessed
         properties, net of rental
         income on these properties                 6                 2               4
Net occupancy expenses                            206               209              (3)
Equipment and computer expenses                    70                94             (24)
Professional fees and services                     67               149             (82)
FDIC and other insurance                           21                19               2
Other                                             194               200              (6)
                                               ------            ------            ----
         Total                                 $1,113            $1,207            $ 94
                                               ======            ======            ====


Income Taxes

         Income taxes were accrued at the U.S. federal tax rate.

Liquidity

         The term "liquidity" generally refers to the ability of a company to generate adequate of cash to meet its needs. For a bank, "liquidity" represents its ability to meet timely the demand for funds used to honor checks, to pay maturing time deposits, to fund increases in loan demand and to satisfy other commitments. Unless it borrows funds, a bank's sources of funds are generally its core deposits and its retained earnings.

         At June 30, 1997 and 1996, the Bank's gross loans-to-deposits ratios were 71.5 percent and 72.1 percent, respectively. Loans decreased $2,097,000 from 1996 levels. Significant to the loan-to-deposit ratio computation, deposits also decreased $2,522,000 as of June 30, 1997 from 1996. The Bank has no brokered deposits.

         As a bank holding company, the ability of Bancshares to pay its obligations is wholly dependent upon the receipt of dividends and tax benefits from the Bank.

Capital Resources

         At June 30, 1997, stockholders' equity amounted to $5,837,000 compared with $5,820,000 at June 30, 1996 and $5,566,000 at December 31, 1996.

Selected capital adequacy measures for Bancshares and Guaranty Bank are as follows as of June 30, 1997:

Risk-based capital

                             GUARANTY         GUARANTY
                            BANCSHARES          BANK
                            ----------          ----
Tier 1                       10.36%            10.27%
Total Capital                11.22%            11.13%
Leverage ratio                9.35%             9.27%

Bancshares paid a $2.70 dividend on its $2.70 cumulative preferred stock on January 24, 1997. No dividends have been declared or paid on its $.50 cumulative preferred stock since their issuance. As a result, accumulated and unpaid dividends at July 13, 1997 are as follows:

         $2.70 Preferred stock, dividends
         accumulated from January 13, 1991
         through July 13, 1997                               $2,643,000

         $.50 Preferred stock, dividends
         accumulated from January 13, 1990
         through July 13, 1997                                   86,000
                                                             ----------
                                                             $2,729,000
                                                             ==========


                                  APPENDIX A

                              SELECTED PORTIONS
                                      OF
                            ACQUISITION AGREEMENT

                             ACQUISITION AGREEMENT
                                 BY AND BETWEEN
                            MC BANK & TRUST COMPANY
                                      AND
                    GUARANTY BANCSHARES HOLDING CORPORATION

                           DATED AS OF JUNE 24, 1997

                              TABLE OF CONTENTS

                                                                                     Page
   RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-

   ARTICLE 1     THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.1     The Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.2     Time and Place of Closing. . . . . . . . . . . . . . . . . . . . . . -2-
         1.3     Effective Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . -2-

   ARTICLE 2     EFFECTS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . -3-
         2.1     Constituent Corporations.  . . . . . . . . . . . . . . . . . . . . . -3-
         2.2     Articles of the Surviving Corporation. . . . . . . . . . . . . . . . -3-
         2.3     Bylaws of the Surviving Corporation. . . . . . . . . . . . . . . . . -3-
         2.4     Directors and Officers of the Surviving Corporation. . . . . . . . . -3-

   ARTICLE 3     CONVERSION OF SHARES IN THE MERGER . . . . . . . . . . . . . . . . . -3-
         3.1     Conversion of Shares.  . . . . . . . . . . . . . . . . . . . . . . . -3-
         3.2     Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         3.3     Shares Held by GBHC or MC. . . . . . . . . . . . . . . . . . . . . . -6-
         3.4     Dissenters' Rights.  . . . . . . . . . . . . . . . . . . . . . . . . -6-
         3.5     Cash Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-

   ARTICLE 4     EXCHANGE OF SHARES IN THE MERGER . . . . . . . . . . . . . . . . . . -6-
         4.1     Payment for Converted Shares.  . . . . . . . . . . . . . . . . . . . -6-
         4.2     Rights of Former GBHC Stockholders.  . . . . . . . . . . . . . . . . -7-

   ARTICLE 5     REPRESENTATIONS AND WARRANTIES OF GBHC AND G BANK  . . . . . . . . . -7-
         5.1     Organization, Standing, and Power. . . . . . . . . . . . . . . . . . -8-
         5.2     Corporate Authorizations.  . . . . . . . . . . . . . . . . . . . . . -8-
         5.3     Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         5.4     GBHC Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         5.5     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . .  -10-
         5.6     Absence of Undisclosed Liabilities.  . . . . . . . . . . . . . . .  -10-
         5.7     Absence of Certain Changes or Events.  . . . . . . . . . . . . . .  -10-
         5.8     Loan and Investment Portfolios.  . . . . . . . . . . . . . . . . .  -12-
         5.9     Adequacy of Allowances for Losses. . . . . . . . . . . . . . . . .  -12-
         5.10    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         5.11    Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         5.12    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  -14-
         5.13    Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . .  -14-
         5.14    Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . .  -15-
         5.15    Material Contracts.  . . . . . . . . . . . . . . . . . . . . . . .  -17-
         5.16    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         5.17    Statements True and Correct. . . . . . . . . . . . . . . . . . . .  -18-
         5.18    Regulatory Matters.  . . . . . . . . . . . . . . . . . . . . . . .  -18-
         5.19    State Takeover Laws. . . . . . . . . . . . . . . . . . . . . . . .  -19-
         5.20    Joinder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         5.21    Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . .  -19-
         5.22    Charter Provisions.  . . . . . . . . . . . . . . . . . . . . . . .  -19-
         5.23    Derivative Contracts.  . . . . . . . . . . . . . . . . . . . . . .  -19-

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                     Page
   ARTICLE 6     REPRESENTATIONS AND WARRANTIES OF MC and M C BANK  . . . . . . . .  -19-
         6.1     Organization, Standing, and Power. . . . . . . . . . . . . . . . .  -20-
         6.2     Ownership of M C Bank. . . . . . . . . . . . . . . . . . . . . . .  -20-
         6.3     Ownership of M C Subsidiary. . . . . . . . . . . . . . . . . . . .  -20-
         6.5     Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         6.6     Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . .  -21-
         6.7     Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         6.8     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . .  -22-
         6.9     Absence of Undisclosed Liabilities.  . . . . . . . . . . . . . . .  -22-
         6.10    Statements True and Correct. . . . . . . . . . . . . . . . . . . .  -23-
         6.11    Adequate Resources.  . . . . . . . . . . . . . . . . . . . . . . .  -24-
         6.12    Regulatory Matters.  . . . . . . . . . . . . . . . . . . . . . . .  -24-
         6.13    Affiliate Status.  . . . . . . . . . . . . . . . . . . . . . . . .  -24-

   ARTICLE 7     CONDUCT OF BUSINESS PENDING CONSUMMATION . . . . . . . . . . . . .  -24-
         7.1     Affirmative Covenants of GBHC and G Bank.  . . . . . . . . . . . .  -24-
         7.2     Negative Covenants of GBHC and G Bank. . . . . . . . . . . . . . .  -24-
         7.3     Covenants of MC. . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         7.4     Adverse Changes in Condition.  . . . . . . . . . . . . . . . . . .  -27-
         7.5     Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-

   ARTICLE 8     ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . .  -28-
         8.1     Preparation of Proxy Statement.  . . . . . . . . . . . . . . . . .  -28-
         8.2     Applications.  . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         8.3     Filings with State Offices.  . . . . . . . . . . . . . . . . . . .  -29-
         8.4     Cooperation and Best Efforts.  . . . . . . . . . . . . . . . . . .  -29-
         8.5     Investigation and Confidentiality. . . . . . . . . . . . . . . . .  -29-
         8.6     Press Releases.  . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         8.7     Certain Actions. . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         8.8     Approval of Merger Agreement.  . . . . . . . . . . . . . . . . . .  -31-
         8.9     GBHC Common Shareholder Approval.  . . . . . . . . . . . . . . . .  -31-
         8.10    Operating Functions. . . . . . . . . . . . . . . . . . . . . . . .  -31-
         8.11    State Takeover Laws. . . . . . . . . . . . . . . . . . . . . . . .  -31-
         8.12    Charter Provisions.  . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.13    Employee Benefits and Contracts. . . . . . . . . . . . . . . . . .  -32-
         8.14    Joinder of Shareholders. . . . . . . . . . . . . . . . . . . . . .  -32-
         8.15    Insurance Retention. . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.16    Transmittal Letters. . . . . . . . . . . . . . . . . . . . . . . .  -32-

   ARTICLE 9     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE  . . . . . . . .  -33-
         9.1     Conditions to Obligations of Each Party. . . . . . . . . . . . . .  -33-
                 (a)      Stockholder Approval. . . . . . . . . . . . . . . . . . .  -33-
                 (b)      Regulatory Approvals. . . . . . . . . . . . . . . . . . .  -33-
                 (c)      Consents and Approvals. . . . . . . . . . . . . . . . . .  -33-
                 (d)      Legal Proceedings.  . . . . . . . . . . . . . . . . . . .  -33-
                 (e)      Opinion of Investment Bankers.  . . . . . . . . . . . . .  -33-

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                     Page
         9.2     Conditions to Obligations of M C Bank. . . . . . . . . . . . . . .  -34-
                 (a)      Representations and Warranties. . . . . . . . . . . . . .  -34-
                 (b)      No Material Adverse Effect. . . . . . . . . . . . . . . .  -34-
                 (c)      Dissenters' Rights. . . . . . . . . . . . . . . . . . . .  -34-
                 (d)      Performance of Covenants. . . . . . . . . . . . . . . . .  -35-
                 (e)      Certificates. . . . . . . . . . . . . . . . . . . . . . .  -35-
                 (f)      Opinion of Counsel. . . . . . . . . . . . . . . . . . . .  -35-
                 (g)      Claims Letters. . . . . . . . . . . . . . . . . . . . . .  -35-
                 (h)      Covenant Not to Compete.  . . . . . . . . . . . . . . . .  -35-
                 (i)      Cancellation of Contracts.  . . . . . . . . . . . . . . .  -35-
                 (j)      Specific Loans. . . . . . . . . . . . . . . . . . . . . .  -35-
         9.3     Conditions to Obligations of GBHC and G Bank.  . . . . . . . . . .  -35-
                 (a)      Representations and Warranties. . . . . . . . . . . . . .  -36-
                 (b)      Performance of Covenants. . . . . . . . . . . . . . . . .  -36-
                 (c)      Certificates. . . . . . . . . . . . . . . . . . . . . . .  -36-
                 (d)      Opinion of Counsel. . . . . . . . . . . . . . . . . . . .  -36-
                 (e)      Adequate Resources. . . . . . . . . . . . . . . . . . . .  -36-

   ARTICLE 10    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         10.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         10.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .  -38-
         10.3    Non-Survival of Representations. . . . . . . . . . . . . . . . . .  -38-

   ARTICLE 11    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
         11.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
         11.2    Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-
         11.3    Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . .  -46-
         11.4    Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         11.5    Amendments.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         11.6    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         11.7    Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
         11.8    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
         11.9    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
         11.10   Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
         11.11   Captions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
         11.12   Interpretations. . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
         11.13   Enforcement of Agreement.  . . . . . . . . . . . . . . . . . . . .  -49-
         11.14   Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
         11.15   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-

                                LIST OF EXHIBITS
         Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit A
         Joinder of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . Exhibit B
         Opinion of Counsel for GBHC  . . . . . . . . . . . . . . . . . . . . . Exhibit C
         Claims Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Exhibit D
         Agreement Not to Compete . . . . . . . . . . . . . . . . . . . . . . . Exhibit E
         Opinion of Counsel for MC, M C Bank and M C Subsidiary . . . . . . . . Exhibit F

                             ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of June 24, 1997, by and between M C Bank & Trust Company ("M C Bank"), a Louisiana financial institution domiciled in Morgan City, Louisiana, and its registered bank holding company, MC Bancshares, Inc. ("MC"), a Louisiana business corporation, on the one hand, and Guaranty Bancshares Holding Corporation ("GBHC"), a Louisiana business corporation, and its wholly-owned subsidiary, Guaranty Bank & Trust Company of Morgan City ("G Bank"), a Louisiana financial institution domiciled in Morgan City, Louisiana, on the other.

                                    RECITALS
         WHEREAS, the Board of Directors of M C Bank and MC have determined that it is desirable and in the best interests of M C Bank, MC and the respective shareholders of MC, that GBHC become a wholly-owned subsidiary of M C Bank by means of a transaction through which a Louisiana business corporation to be formed by M C Bank ("M C Subsidiary") would merge with and into GBHC (the "Merger"), in accordance with the LBCL and on the terms and subject to the conditions set forth in this Agreement and in the Agreement of Merger attached hereto as Exhibit A (the "Merger Agreement");

         WHEREAS, the Board of Directors of GBHC and G Bank have determined that it is desirable and in the best interests of GBHC, G Bank, and the respective shareholders of GBHC, that M C Subsidiary be merged with and into GBHC in accordance with this Agreement and the Merger Agreement;

         WHEREAS, M C Subsidiary and GBHC are entering into the Merger Agreement, which provides for, among other things, the Merger and the conversion of all of the outstanding capital stock of GBHC into cash at the rate provided herein and in the Merger Agreement, all as more fully described herein and in the Merger Agreement;

         WHEREAS, M C Bank proposes to liquidate GBHC into M C Bank in accordance with the LBCL and Section 332 of the Internal Revenue Code immediately following the Effective Time of the Merger; and

         WHEREAS, M C Bank proposes to liquidate G Bank into M C Bank by means of Section 112(G) of the LBCL and in accordance with Section 332 of the Internal Revenue Code immediately following the liquidation of GBHC into M C Bank.

         NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and subject to the satisfaction of the terms and conditions set forth herein and in the Merger Agreement, the Parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

         1.1     The Merger.                          Subject to the provisions
of this Agreement and the Merger Agreement, M C Subsidiary will be merged with and into GBHC at the Effective Time in accordance with the provisions of Section 115 of the LBCL and with the effect provided therein. M C Bank and MC agree to abide and comply with, and cause M C Subsidiary to abide and comply with, all of the terms and conditions set forth in this Agreement and the Merger Agreement. GBHC agrees to abide and comply with all of the terms and conditions set forth in this Agreement and the Merger Agreement.


         1.2     Time and Place of Closing.                 The Closing of the
transaction contemplated by this Agreement and the Merger Agreement will take place at 9:00 a.m., Central Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in Sections 9.1(a) and (b) of this Agreement. If all conditions set forth in Sections 9.1(a) and (b) of this Agreement are satisfied and the other conditions of
Article 9 are satisfied or waived by the Party entitled to grant such waiver, at the Closing, M C Subsidiary, MC Bank, and MC, on the one hand, and GBHC on the other hand, shall each provide to the other (a) such proof or indication of satisfaction of the conditions set forth in Section 9.1 of this Agreement, (b) the certificates, letters, and opinions required by Article 9 shall be delivered, (c) the appropriate officers of the Parties shall execute, acknowledge, and deliver the Merger Agreement and (d) the Parties shall take such further action as is required to consummate the transaction contemplated by this Agreement and the Merger Agreement. If on any date established for the Closing all conditions in Article 9 hereof have not been satisfied or waived by the Party entitled to grant such waiver, then any Party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten (10) business days, as the declaring Party shall select, but no such delay shall extend beyond the date set forth in Section 10.1(e) of this Agreement and no such delay shall interfere with the right of any Party to declare a termination pursuant to Article 10. The place of Closing shall be at the offices of M C Bank, in Morgan City, Louisiana, or such other place as may be mutually agreed upon by the Parties.


         1.3     Effective Time.                   The Merger Agreement shall
be filed with the Secretary of State for the State of Louisiana immediately following the Closing, and the Merger shall be effective on the date and at the time specified in a certificate or other written record issued by the Louisiana Secretary of State. The date on which and the time at which the Merger becomes effective are hereinafter referred to as the "Effective Time." Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which occurs the later of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the holders of GBHC Common Stock approve the Merger Agreement.

                                   ARTICLE 2
                             EFFECTS OF THE MERGER

         2.1     Constituent Corporations.
At the Effective Time (i) the separate existence of M C Subsidiary shall cease and M C Subsidiary will be merged with and into GBHC, (ii) GBHC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by M C Subsidiary, and (iii) GBHC, as the Surviving Corporation resulting from the Merger, shall be responsible for all of the liabilities and obligations of each of the merging corporations in the same manner as if the Surviving Corporation had itself incurred such liabilities or obligations and the Merger shall not affect or impair the rights of creditors or of any persons dealing with the merging corporations.

         2.2     Articles of the Surviving Corporation.
The Articles of Incorporation of GBHC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.3     Bylaws of the Surviving Corporation.
The Bylaws of GBHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.4     Directors and Officers of the Surviving Corporation.
The directors of M C Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of M C Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.



                                   ARTICLE 3
                       CONVERSION OF SHARES IN THE MERGER

         3.1     Conversion of Shares.             Subject to the provisions of
this Article, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations in the Merger shall be converted as follows:

         (a) Each share of common stock of M C Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of no par value voting capital stock of the Surviving Corporation from and after the Effective Time;

         (b) Each share of GBHC $2.70 Cumulative Preferred Stock issued and outstanding at the Effective Time shall be considered redeemed and shall be converted into the right to receive in cash an amount equal to $27.60 plus all accrued cash dividends due thereon, and thereupon shall be cancelled;

         (c) Each share of GBHC $0.50 Cumulative Preferred Stock issued and outstanding at the Effective Time shall be considered redeemed and shall be converted into the right to receive in cash an amount equal to $5.00 plus all accrued dividends due thereon, and thereupon shall be cancelled; and

         (d) Each share of GBHC Class A Common Stock and each share of GBHC Class B Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive in cash an amount equal to the quotient of:

                                       X
                                      ---
                                       Y

                          where X is equal to $7,500,000 (subject to the adjustments as hereinafter provided) less the total amount due to the holders of all of the issued and outstanding shares of the GBHC $2.70 Cumulative Preferred Stock determined in accordance with Section 3.1(b) and the total amount due to the holders of all of the issued and outstanding shares of the GBHC $0.50 Cumulative Preferred Stock determined in accordance with Section 3.1(c); and

                          where Y is equal to the number of shares of GBHC Class A Common Stock and GBHC Class B Common Stock outstanding at the Effective Time; and

                 shall thereupon be cancelled.


         3.2     Adjustments.              The aggregate consideration of
$7,500,000.00 due to the shareholders of GBHC at the Effective Time shall be subject to adjustment according to this Section 3.2.

                                  (a)      If the Adjusted Shareholders' Equity
of GBHC is less than $5,284,000.00, then the $7,500,000.00 shall be reduced by an amount equal to the difference between $5,284,000.00 and the Adjusted Shareholders' Equity of GBHC; provided, however, except as set forth in Subsection 3.2(b), if the consideration due to the shareholders of GBHC at and after the Effective Time is less than $7,300,000.00, GBHC may terminate this Agreement.

                                  (b)      The Adjusted Shareholders' Equity of
GBHC shall be calculated ten (10) days prior to the Closing (the "Determination Date") as the difference between the shareholders' equity of GBHC as reflected on the April 30, 1997 balance sheet of GBHC less (in each case with the recognition of any tax effect thereof) (i) the sum of (A) the additional accrual through the Closing of all payments to be made to terminate all employment contracts and retirement obligations of GBHC and G Bank, (B) the accrual of fees owed to Alex Sheshunoff & Co., in excess of $28,125.00, (C) the accrual of GBHC's other expenses of the Merger in excess of $145,000.00, if any, (D) the accrual of any special bonus paid by G Bank to any officer or employee (other than bonuses required by contract or paid pursuant to the customary past practices of G Bank), (E) the accrual of any dividend paid by GBHC prior to the Determination Date, and (F) the accrual of the costs for the purchase of a five (5) year extension of the directors' and officers' liability insurance policy of GBHC and G Bank to the extent that such costs are not includable in the GBHC Merger Expenses, and less (ii) the amount of any loan loss arising after May 1, 1997 on loans other than those described in Section 3.2(d) and Section 9.2(j) of this Agreement in excess of $25,000.00, and less
(iii) the amount described in Section 3.2(d)(ii), if any. Provided in all events, however, if the accruals set forth in item (i)(D) of this Subsection 3.2(b) result in the aggregate consideration due to the shareholders of GBHC at the Effective Time being reduced to less than $7,300,000.00, GBHC may not terminate this Agreement.

                                  (c)      The shareholders' equity of GBHC at
the Closing shall be equal to the Adjusted Shareholders' Equity of GBHC plus all earnings of GBHC from May 1, 1997 though the Closing after reflecting (i) the payment of the GBHC Merger Expenses in the aggregate amount of $145,000 (which shall include reasonable legal and accounting fees and costs incurred in connection with the Merger, fees of $28,125.00 and costs due to Alex Sheshunoff & Co., costs and expenses of the Proxy Statement and other mailings to the shareholders of GBHC in connection with the Merger, costs and expenses of the Shareholders' Meeting, the fees and expenses of filing the Proxy Statement with the SEC, and, to the extent the foregoing delineated costs do not exceed $145,000.00, the costs for the purchase of a five (5) year extension of the directors' and officers' liability insurance policy of GBHC and G Bank), (ii) the effects, if any, envisioned by Subsection 3.2(d) of this Agreement, and
(iii) the amount of any loan loss arising after May 1, 1997 up to $25,000.00; provided, however, if the shareholders' equity of GBHC at the Closing is less than $5,284,000.00, M C Bank may terminate this Agreement. The Parties recognize that, except as provided in the preceding sentence, all earnings of GBHC from May 1, 1997 through the Closing shall inure to the benefit of M C Bank, and that M C Bank has an expectation to the reasonable earnings of GBHC from May 1, 1997 through the Closing less the amounts described in the preceding sentence. However, the Parties recognize and agree that GBHC makes no warranty as to its earnings from May 1, 1997 through the Closing.

                                  (d)      With respect to the property
securing Loan Nos. 3714461 and 3714458 to be acquired by G Bank on June 26, 1997 pursuant to a dation en paiement (the "Property"), upon acquisition by G Bank of the Property, the loss, if any, on Loan Nos. 3714461 and 3714458 (related to the Property) to be recognized shall be applied as follows:

                                        (i)     The first $32,500.00 shall be
charged to G Bank's loan loss reserve and shall not affect the shareholders' equity of GBHC at April 30, 1997;

                                        (ii)    Up to the next $67,500.00 shall
reduce the pre-May 1, 1997 earnings before income taxes of GBHC; and

                                        (iii)   In the event that between the
date hereof and the Closing, G Bank sells the Property for an amount in excess of the carrying value of the Property, the gain up to $67,500.00 shall be applied to the pre-May 1, 1997 earnings before income taxes of GBHC; any remaining gain shall be applied to the post- April 30, 1997 earnings of GBHC.

         3.3     Shares Held by GBHC or MC.        Each of the shares of GBHC
Preferred Stock or GBHC Common Stock held by any of the GBHC Companies or by any of the MC Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

         3.4     Dissenters' Rights.                        Any holder of
shares of GBHC Common Stock who validly perfects dissenters' rights in accordance with Section 131 of the LBCL shall be entitled to receive the fair value of such shares in cash as determined pursuant to the provisions of the LBCL; provided, that no such payment shall be made to any dissenting holder of GBHC Common Stock unless and until such dissenting holder has complied with the applicable provisions of Section 131 of the LBCL, including but not limited to the provisions relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a holder of GBHC Common Stock fails to perfect, or otherwise withdraws or loses his statutory dissenters' rights under Section 131 of the LBCL, such person shall not have the right to receive the fair cash value for his shares of GBHC Common Stock, and, instead, as of the Effective Time, the shares of GBHC Common Stock held by such person shall be converted in accordance with Section 3.1.

         3.5     Cash Payments.                    If all of the conditions set
forth in this Agreement are satisfied, at and after the Effective Time, MC, M C Bank, and M C Subsidiary shall be obligated to make the cash payments described in this Article 3 in accordance with the terms described in this Article 3.


                                   ARTICLE 4
                        EXCHANGE OF SHARES IN THE MERGER

         4.1     Payment for Converted Shares.                      As soon as
practicable after the Stockholders' Meeting provided for in Section 8.9, M C Bank shall mail to each record holder of an outstanding certificate or certificates which represents shares of GBHC Preferred Stock or GBHC Common Stock to be converted pursuant to Section 3.1 (a "Certificate" or the

"Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Surviving Corporation) and instructions for use in effecting the surrender of the Certificates for payment therefor or for actions to be taken in the event the Certificate(s) cannot be located. Such letter of transmittal shall comply in all respects with the requirements of, and contain the information required by, the Articles of Incorporation, as amended, of GBHC with respect to the redemption of GBHC Preferred Stock. Upon surrender to M C Bank of a Certificate (or such documentation reasonably requested by M C Bank if the Certificate(s) cannot be located), together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled, promptly after the Effective Time, to receive in exchange therefor cash into which the shares represented by such Certificate shall have been converted pursuant to Section 3.1 and such Certificate shall thereafter be cancelled. No interest will be paid or accrued on the cash payable after the Effective Time upon the surrender of the Certificates of GBHC Preferred Stock and GBHC Common Stock. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 4.1, each Certificate shall represent for all purposes at the Effective Time the right to receive the amount into which the shares represented by such Certificate shall have been converted pursuant to Section 3.1, but the holder of such Certificate shall have no other rights with respect thereto.

         4.2     Rights of Former GBHC Stockholders.                At the
Effective Time, the stock transfer books of GBHC shall be closed as to holders of GBHC Preferred Stock and GBHC Common Stock immediately prior to the Effective Time and no transfer of GBHC Preferred Stock or GBHC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of GBHC Preferred Stock or GBHC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares of GBHC Common Stock as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 131 of the LBCL) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by GBHC in respect of such shares of GBHC Preferred Stock and GBHC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF GBHC AND G BANK

         Except as set forth in the GBHC Companies Disclosure Memorandum, GBHC and G Bank, as the case may be, hereby represent and warrant to MC and M C Bank that:

         5.1     Organization, Standing, and Power.         GBHC is a
corporation duly organized and validly existing, and in good standing under the LBCL, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. G Bank is a state-chartered financial institution duly organized and validly existing under the LBL, and has all the requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted.

         5.2     Corporate Authorizations.

                 (a) GBHC and G Bank each have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and the Merger Agreement, as the case may be, and to consummate the transaction contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Merger Agreement and consummation of the transaction contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GBHC and G Bank, subject to approval of the Merger Agreement by the requisite vote of the outstanding shares of GBHC Common Stock, which is the only GBHC stockholder vote required for approval of this Agreement and the Merger. Subject to such requisite stockholder approval, and the requisite approvals referred to in Section 9.1(b) hereof, this Agreement and the Merger Agreement represent legal, valid and binding obligations of GBHC and G Bank, as the case may be, enforceable against GBHC and G Bank, as the case may be, in accordance with their terms (except in all cases as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and (ii) application of, and limitations on the application of, equitable principles and remedies, including limitations on the availability of the equitable remedy of specific performance or injunctive relief).

                 (b) Neither the execution and delivery of this Agreement or the Merger Agreement by GBHC or G Bank, as the case may be, nor the consummation by GBHC of the transaction contemplated hereby, nor compliance by GBHC or G Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of GBHC's or G Bank's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of GBHC, G Bank, or any of their Subsidiaries under any Contract or Permit of any GBHC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC or G Bank, or (iii) subject to receipt of the requisite approval referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GBHC Company or any of their respective Material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC or G Bank, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation of the Merger by GBHC and the other transactions contemplated in this Agreement.

         5.3     Capital Stock.

                 (a) The authorized capital stock of GBHC consists of (i) 420,000 shares of common stock, 210,000 shares of which are designated as Class A Common Stock of the par value of $5.00, and 210,000 shares of which are designated as Class B Common Stock of no par value; and (ii) 210,000 shares of preferred stock of no par value, 171,024 of which are designated as $2.70 Cumulative Preferred Stock and 61,023 shares of which are designated as $0.50 Cumulative Preferred Stock. As of the date hereof, 206,524 shares of GBHC Class A Common Stock, 166,901 shares of GBHC Class B Common Stock, 145,001 shares of GBHC $2.70 Cumulative Preferred Stock, and 21,900 shares of GBHC $0.50 Cumulative Preferred Stock are issued and outstanding. GBHC holds in treasury 3,476 shares of GBHC Class A Common Stock and 3,976 shares of GBHC Class B Common Stock. All of the issued and outstanding shares of capital stock of GBHC are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL. To the Knowledge of GBHC, none of the outstanding shares of capital stock of GBHC has been issued in violation of any preemptive rights of the current or past stockholders of GBHC. Except as set forth above, there are no other equity securities of GBHC outstanding and no outstanding Rights relating to the capital stock of GBHC.

                 (b) The authorized capital stock of G Bank consists of 210,000 shares of common stock of the par value of $5.00, of which 210,000 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of G Bank are duly and validly issued and outstanding and are fully paid and, except as provided in Section 262 of the LBL, nonassessable. To the Knowledge of G Bank, none of the outstanding shares of capital stock of G Bank have been issued in violation of any preemptive rights of the current or past stockholders of G Bank. Except as set forth above, there are no other equity securities of G Bank outstanding and no outstanding Rights relating to the capital stock of G Bank.

         5.4     GBHC Subsidiaries.                                 GBHC has
disclosed in the GBHC Companies Disclosure Memorandum all of the GBHC Subsidiaries as of the date of this Agreement. GBHC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each GBHC Subsidiary. No equity securities of any GBHC Subsidiary are or may become required to be issued (other than to another GBHC Company) by reason of any Rights, and there are no Contracts by which any GBHC Subsidiary is bound to issue (other than to another GBHC Company) additional shares of its capital stock or Rights or by which any GBHC Company is or may be bound to transfer any shares of the capital stock of any GBHC Subsidiary (other than to another GBHC Company). There are no Contracts relating to the rights of any GBHC Company to vote or to dispose of any shares of the capital stock of any GBHC Subsidiary. All of the shares of capital stock of each GBHC Subsidiary held by a GBHC Company are authorized, validly issued, fully paid, and nonassessable (except pursuant to Section 262 of the LBL in the case of state financial institutions) under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a GBHC Company free and clear of any Lien. Each GBHC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each GBHC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund.

         5.5     Financial Statements.                      GBHC has included
in the GBHC Companies Disclosure Memorandum copies of all GBHC Financial Statements for periods ended prior to the date hereof and will deliver to MC copies of all GBHC Financial Statements prepared subsequent to the date hereof. The GBHC Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the GBHC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the GBHC Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect and to the absence from interim financial statements of any footnote disclosures).

         5.6     Absence of Undisclosed Liabilities.        No GBHC Company has
any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GBHC as of April 30, 1997 included in the GBHC Financial Statements or reflected in the notes thereto. No GBHC Company has incurred or paid any Liability since May 1, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice or incurred in connection with the process leading up to the execution and consummation of this Agreement and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC.

         5.7 Absence of Certain Changes or Events. Since May 1, 1997, except as disclosed in the GBHC Financial Statements or in the GBHC Companies Disclosure Memorandum, to the Knowledge of GBHC or G Bank, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any of the other GBHC Companies; and (ii) the GBHC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of GBHC and G Bank, as the case may be, provided in
Article 7 of this Agreement, other than conducting the process that has led up to the execution and consummation of this Agreement. No GBHC Company has, since the date of the of the latest balance sheet forming part of the GBHC Financial Statements (the "Latest Balance Sheet"):

                 (a) (i) borrowed any money or, except in the ordinary course of business consistent with past practices, (ii) loaned any money or pledged any of its credit in connection with any aspect of its business, (iii) mortgaged or otherwise subjected to any lien, encumbrance, or other liability any of its assets, (iv) sold, assigned, or transferred any of its assets in excess of $10,000 in the aggregate, other than sales or cars and trucks held as foreclosed assets and sales of mortgage loans in each case consistent with past practices, or (v) incurred any Material liability, commitment, indebtedness, or obligation (of any kind whatsoever, whether accrued, contingent, known, unknown, matured, or unmatured);

                 (b) suffered any Material damage, destruction, or loss, whether or not covered by insurance;

                 (c) experienced any Material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                 (d) received notice or had knowledge or reasons to believe that any Material labor unrest exists among any of its employees or that any group, organization, or union has attempted to organize any of its employees;

                 (e) except solely by reason of the transaction contemplated by this Agreement, received notice or had knowledge or reasons to believe that any of its substantial customers has terminated or intends to terminate such customer's relationship with it;

                 (f) failed to operate its business in the ordinary course consistent with past practices, or failed to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

                 (g) incurred any Material loss except for losses adequately reserved against on the date of the Latest Balance Sheet or waived any Material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                 (h) cancelled any debt in excess of $10,000 owed to it, or cancelled any of its claims in excess of $10,000, or paid any of its non-current obligations or liabilities in excess of $10,000;

                 (i) made any capital expenditure or capital addition or betterment in excess of $25,000 each;

                 (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension, or severance payment to any of its present or former directors, officers, or employees, except such agreements as are terminable at will without any penalty or other payment by it, or increased the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement, or other similar payments) of any such person whose annual compensation would, following such increase, exceed $25,000, consistent with past practices;

                 (k) changed any accounting practice followed or employed in preparing the GBHC Financial Statements except changes required to be made in accordance with GAAP;

                 (l) made any loan, given any discount, or entered into any financing lease which has not been (i) at the time and under the circumstances in which made, made for good, valuable, and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                 (m) entered into any agreement, contract, or commitment to do any of the foregoing.

         5.8     Loan and Investment Portfolios.            All loans and
discounts reflected on the Latest Balance Sheet forming part of the GBHC Financial Statements (a) were, at the time and under the circumstances in which made, made for good, valuable, and adequate consideration in the ordinary course of business, (b) are evidenced by genuine notes, agreements, or other evidences of indebtedness, and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all such loans and discounts as of the date of such Latest Balance Sheet (or a more recent date), and of the investment portfolios as of such date, have been made available to M C Bank.

         5.9     Adequacy of Allowances for Losses.         Each of the
allowances for losses on loans and other real estate shown on the Latest Balance Sheet forming part of the GBHC Financial Statements is adequate in accordance with applicable regulatory guidelines and GAAP in all Material respects, and there are no facts or circumstances known to any executive officer of GBHC or G Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future Material increase in any such provisions for losses or a Material decrease in any of the allowances therefor reflected in such Latest Balance Sheet. Each of the allowances for losses on loans and other real estate reflected on the books of any GBHC Company at all times from and after the date of such Latest Balance Sheet has been and will be adequate in accordance with applicable regulatory guidelines and GAAP in all Material respects.

         5.10    Tax Matters.

                 (a) All Tax returns required to be filed by or on behalf of any of the GBHC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on GBHC and all returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties due or owed with respect to any Taxes that is reasonably likely to result in a determination that would have a Material Adverse Effect on GBHC, except as reserved against in the GBHC Financial Statements delivered with the GBHC Companies Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) None of the GBHC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                 (c) Adequate provision for any Taxes due or to become due for any of the GBHC Companies for the period or periods through and including the date of the respective GBHC Financial Statements has been made and is reflected on such GBHC Financial Statements.

                 (d) Deferred Taxes of the GBHC Companies have been adequately provided for in the GBHC Financial Statements.

                 (e) Each of the GBHC Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all Material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify the accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                 (f) None of the GBHC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                 (g) There are no Liens with respect to Taxes upon any of the assets of the GBHC Companies.

                 (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any GBHC Company that occurred during or after any Taxable Period in which the GBHC Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1995.

                 (i) None of the GBHC Companies have filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                 (j) All Material elections with respect to Taxes affecting the GBHC Companies as of the date of this Agreement have been or will be timely made. After the date hereof, no election with respect to Taxes will be made without the prior written consent of M C Bank, which consent will not be unreasonably withheld.

                 (k) None of the GBHC Companies have or have had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         5.11    Assets.                   The GBHC Companies have good and
marketable title, free and clear of all Liens, to all of their respectively owned Material Assets. All Material tangible properties used in the businesses of the GBHC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with GBHC's past practices. All Assets which are Material to GBHC's business on a consolidated basis, held under leases or subleases by any of the GBHC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The GBHC Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations in their geographic area. None of the GBHC Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any GBHC Company under such policies. The Assets of the GBHC Companies include all Assets required to operate the business of the GBHC Companies as presently conducted.

         5.12    Environmental Matters.

                 (a) To the Knowledge of GBHC and G Bank, each of the GBHC Companies, their Participation Facilities, and their Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other of the GBHC Companies.

                 (b) There is no Litigation pending or to the Knowledge of any GBHC Company, threatened before any court, governmental agency, or authority or other forum in which any of the GBHC Companies or any of its Loan Properties or Participation Facilities (or any GBHC Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any of the GBHC Companies or any of their Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company and to the Knowledge of GBHC and G Bank, there is no reasonable basis for any such Litigation.

                 (c) To the Knowledge of GBHC, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any of the other GBHC Companies.

         5.13    Compliance with Laws.     Each GBHC Company has in effect all
Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC. None of the GBHC Companies:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC; and

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GBHC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company, or (iii) requiring any GBHC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.14    Employee Benefit Plans.

                 (a) GBHC and G Bank have disclosed in the GBHC Companies Disclosure Memorandum, and have delivered or made available to MC prior to the execution of this Agreement, copies in each case of all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any GBHC Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GBHC Benefit Plans"). Any of the GBHC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GBHC ERISA Plan." Each GBHC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "GBHC Pension Plan." No GBHC Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (b) To the Knowledge of GBHC and G Bank, all GBHC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC. Each GBHC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GBHC and G Bank are not aware of any circumstances likely to result in revocation of any such favorable determination letter. No GBHC Company has engaged in a transaction with respect to any GBHC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GBHC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company.

                 (c) No GBHC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any GBHC Pension Plan, (ii) no change in the actuarial assumptions with respect to any GBHC Pension Plan, and (iii) no increase in benefits under any GBHC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company or materially adversely affect the funding status of any such plan. Neither any GBHC Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any GBHC Company, or the single-employer plan of any entity which is considered one employer with GBHC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No GBHC Company has provided, or is required to provide, security to an GBHC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                 (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any GBHC Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No GBHC Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any

GBHC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                 (e) No GBHC Company has any Liability for retiree health and life benefits under any of the GBHC Benefit Plans and there are no restrictions on the rights of such GBHC Company to amend or terminate any such Plan without incurring any Liability thereunder.

                 (f) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any GBHC Company from any GBHC Company under any GBHC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GBHC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                 (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GBHC Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the GBHC Financial Statements to the extent required by and in accordance with GAAP.

         5.15    Material Contracts.                        Except as reflected
in the GBHC Financial Statements and the GBHC Companies Disclosure Memorandum, none of the GBHC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $15,000, (ii) any Contract relating to the borrowing of money by any GBHC Company or the guarantee by any GBHC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank or Federal Reserve advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by GBHC with the SEC (collectively, the "GBHC Contracts"). With respect to each GBHC Contract: (i) the Contract is in full force and effect; (ii) no GBHC Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company; (iii) no GBHC Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of GBHC or G Bank, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any GBHC Company for money borrowed is prepayable at any time by such GBHC Company without penalty or premium.

         5.16    Legal Proceedings.                         There is no
Litigation instituted or pending, or, to the Knowledge of GBHC or G Bank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GBHC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GBHC Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any GBHC Company. The GBHC Companies Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any GBHC Company is a party as a defendant or cross-defendant and where the maximum exposure is estimated to be $50,000 or more.

         5.17    Statements True and Correct.      Since January 1, 1995, or
the date of organization if later, each GBHC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GBHC, G Bank, or any other GBHC Company). At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each report and other document, including financial statements, exhibits, and schedules thereto, filed by a GBHC Company with any Regulatory Authority complied in all Material respects with all applicable Laws, and (ii) each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, and other writings, taken as a whole, furnished or to be furnished by any GBHC Company or any Affiliate thereof to MC pursuant to this Agreement or, to the Knowledge of GBHC and G Bank, any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of Material fact or omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GBHC Company or any Affiliate thereof pursuant to this Agreement for inclusion in any application to Regulatory Authorities is or will be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any GBHC Company or any Affiliate thereof for inclusion in the Proxy Statement to be used in connection with the Stockholders' Meeting, and any other documents to be filed by a GBHC Company or any Affiliate thereof with any Regulatory Authority in connection with the transaction contemplated hereby, will, at the respective time such documents are filed, and, with respect to the Proxy Statement, when first mailed, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any GBHC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transaction contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         5.18    Regulatory Matters.                        Except as
specifically contemplated by this Agreement, no GBHC Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GBHC there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such
Section 9.1(b).

         5.19    State Takeover Laws.              To the extent applicable,
GBHC has taken all necessary action to exempt the transaction contemplated by this Agreement from Sections 132 through 140.2 of the LBCL and any comparable provisions of the Articles of Incorporation of any of the GBHC Companies.

         5.20    Joinder.                                   Each of the
directors of GBHC has executed and delivered to MC a Joinder of Shareholders Agreement.

         5.21    Covenant Not to Compete.          The Directors of GBHC and G
Bank each agree that for the period from the date hereof until two (2) years after the Effective Time, they will not become a director of any de novo bank, savings bank, savings association, trust company, financial institution or other similar business enterprise within St. Mary Parish, Louisiana. The Directors of GBHC and G Bank further agree not to initiate or assist, directly or indirectly, any action toward the formation of any de novo bank, savings bank, savings association, trust company, financial institution or other similar business enterprise within St. Mary Parish, Louisiana, for the period from the date hereof until two (2) years after the Effective Time. Each of the directors of GBHC and G Bank have executed and delivered to MC a Non-Compete Agreement to this effect.

         5.22    Charter Provisions.                        Each GBHC Company
has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transaction contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any GBHC Company or restrict or impair the ability of MC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GBHC Company that may be directly or indirectly acquired or controlled by it.

         5.23    Derivative Contracts.             No GBHC Company is a party
to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not reflected in GBHC Financial Statements which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Material Adverse Effect on GBHC.


                                   ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF MC and M C BANK

         MC and M C Bank, as the case may be, hereby represent and warrant to GBHC as follows:

         6.1     Organization, Standing, and Power.                 MC is a
corporation duly organized, validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. M C Bank is a state-chartered financial institution duly organized and validly existing under the laws of the State of Louisiana, has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted. At the Closing, M C Subsidiary will be a corporation duly organized, validly existing, and in good standing under the Laws of the State of Louisiana, and will have the corporate power and authority to carry out its business and to own, lease, and operate its Material Assets.

         6.2     Ownership of M C Bank.                             MC owns all
of the issued and outstanding capital stock of M C Bank, free and clear of any Lien or other encumbrance.

         6.3     Ownership of M C Subsidiary.                       At the
Closing, M C Bank will own all of the issued and outstanding capital stock of M C Subsidiary, free and clear of any Lien or other encumbrance.

         6.4     Corporate Authorizations.

                 (a) MC and M C Bank each have, and M C Subsidiary will have, the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and the Merger Agreement, as the case may be, and to consummate the transaction contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Merger Agreement and the consummation of the transaction contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MC and M C Bank and, in the case of M C Subsidiary, will be by its board of directors and sole shareholder which will constitute all of the necessary corporate action on the part of M C Subsidiary. This Agreement and the Merger Agreement represent, and in the case of M C Subsidiary, will represent, legal, valid, and binding obligations of MC, M C Bank, and M C Subsidiary, enforceable against MC, M C Bank and M C Subsidiary in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement or the Merger Agreement by MC, M C Bank, or M C Subsidiary, as the case may be, nor the consummation by MC, M C Bank and M C Subsidiary of the transaction contemplated hereby, nor compliance by MC, M C Bank and MC Subsidiary with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of MC or the Certificate of Authority, Articles of Incorporation, or Bylaws of M C Bank, or the Articles of Incorporation or Bylaws of M C Subsidiary, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any MC Company under, any Contract or Permit of any MC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, M C Bank, M C Subsidiary, or any MC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any MC Company or any of their respective Material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or both, with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, M C Bank, M C Subsidiary, or any other MC Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by MC or M C Bank or M C Subsidiary of the Merger and the other transactions contemplated in this Agreement and the Merger Agreement.

         6.5     Capital Stock.                                     (a)
The authorized capital stock of M C Subsidiary will consist of one (1) share of no par value common stock, of which one (1) share will be issued and outstanding as of the Closing. The issued and outstanding share of common stock of M C Subsidiary will be duly and validly issued and outstanding and fully paid and nonassessable under LBCL at the Closing, and will not have been issued in violation of any preemptive rights of the stockholder of M C Subsidiary. There will be no other equity securities of M C Subsidiary outstanding and no outstanding Rights relating to the capital stock of M C Subsidiary at the Closing.

                                        (b)     The authorized capital stock of
M C Bank consists of 8,000 shares of common stock of the par value of $50.00, of which 7,116 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of M C Bank are duly and validly issued and outstanding and are fully paid and, except as provided in
Section 262 of the LBL, nonassessable. To the knowledge of M C Bank, none of the outstanding shares of capital stock of M C Bank have been issued in violation of any preemptive rights of the current or past stockholders of M C Bank. Except as set forth above, there are no other equity securities of M C Bank outstanding and no outstanding Rights relating to the capital stock of M C Bank.

         6.6     Compliance with Laws.                              MC is duly
registered as a bank holding company under the BHC Act. Each MC Company has in effect, and M C Subsidiary will have in effect, all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC. No MC Company:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC; or

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any MC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, M C Bank, M C Subsidiary, or any other MC Company, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, M C Bank, M C Subsidiary or any other MC Company, or (iii) requiring any MC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.7     Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of MC or M C Bank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any MC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, M C Bank, or any other MC Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any MC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, M C Bank, or any other MC Company.

         6.8     Financial Statements.                              MC has
delivered to GBHC copies of all MC Financial Statements for periods ended prior to the date hereof and will deliver to GBHC copies of all MC Financial Statements prepared subsequent to the date hereof. The MC Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the MC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the MC Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect and to the absence from interim financial statements of any footnote disclosures).

         6.9     Absence of Undisclosed Liabilities.                No MC
Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of MC as of December 31, 1996 included in the MC Financial Statements or reflected in the notes thereto. No MC Company has incurred or paid any Liability since January 1, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice or incurred in connection with the process leading up to the execution and consummation of this Agreement and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC.

         6.10    Statements True and Correct.                       Since
January 1, 1996, or the date of organization if later, each MC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC, M C Bank, M C Subsidiary, or any other MC Company). At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each report and other document, including financial statements, exhibits, and schedules thereto, filed by an MC Company with any Regulatory Authority complied in all Material respects with all applicable Laws, and (ii) each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, and other writings, taken as a whole, furnished or to be furnished by any MC Company or any Affiliate thereof to GBHC pursuant to this Agreement or any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of Material fact or omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any MC Company or any Affiliate thereof pursuant to this Agreement is or will be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any MC Company or any Affiliate thereof for inclusion in the Proxy Statement to be used in connection with the Stockholders' Meeting, and any other documents to be filed by an MC Company or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby and by the Merger Agreement, will, at the respective time such documents are filed, and, with respect to the Proxy Statement, when first mailed, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any MC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         6.11    Adequate Resources.                   M C Bank has, and at
the Closing M C Subsidiary will have, all of the funds necessary for the Merger and consummation of the transaction contemplated by this Agreement and the Merger Agreement and such funds will not be subject to any restrictions that would prevent them from being paid to the shareholders of GBHC as provided herein.

         6.12    Regulatory Matters.                   Except as specifically
contemplated by this Agreement, no MC Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of MC, M C Bank, and any other MC Company there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b).

         6.13    Affiliate Status.                     Neither MC nor M C Bank
have any reason to believe that they are, or that M C Subsidiary will be, an "interested shareholder" or an "affiliate" of an interested shareholder of GBHC or any of its Subsidiaries as those terms are defined in Section 132 of the LBCL.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of GBHC and G Bank. Unless the prior written consent of MC and M C Bank shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, GBHC, G Bank, and any other GBHC Company shall from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact in all Material respects its business organization and use its best efforts to preserve intact in all Material respects its Assets and maintain its rights and franchises, and (iii) take no action which would
(a) materially adversely affect the ability of any Party to obtain any Consents required for the transaction contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1 (b) and (c) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2     Negative Covenants of GBHC and G Bank.     From the date of
this Agreement until the earlier of the Effective Time or the termination of this Agreement, GBHC and G Bank, as the case may be, covenant and agree that they will not do or agree or commit to do, or permit any of their Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of MC, M C Bank and M C Subsidiary, as the case my be, which consent shall not be unreasonably withheld:

                 (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any GBHC Company; or

                 (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an GBHC Company to another GBHC Company) in excess of an aggregate amount outstanding at any time of $150,000 (for the GBHC Companies on a consolidated basis) except in the ordinary course of the business of GBHC, or such Subsidiary, consistent with past practices (which shall include, for G Bank, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, whether or not G Bank has previously received any such advances, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition on any Asset of any GBHC Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, Liens to secure debt obligations or other obligations for borrowed money permitted under this paragraph (b), and Liens in effect as of the date hereof that are disclosed in the GBHC Companies Disclosure Memorandum); or

                 (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any GBHC Company, or declare or pay any dividend or make any other distribution in respect of GBHC's capital stock except as envisioned by this Agreement; or

                 (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GBHC Preferred Stock or GBHC Common Stock or any other capital stock of any GBHC Company, or any Rights to acquire such stock; or

                 (e) adjust, split, combine, or reclassify any capital stock of any GBHC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GBHC Common Stock or GBHC Preferred Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any GBHC Company (unless any such shares of stock are sold or otherwise transferred to another GBHC Company) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any GBHC Company; or

                 (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in each case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned GBHC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

                 (g) grant any increase in compensation or benefits to the employees or officers of any GBHC Company, except in accordance with past practice or previously approved by the Board of Directors of GBHC, in each case as disclosed in the GBHC Companies Disclosure Memorandum or as required by Law; except as disclosed in the GBHC Companies Disclosure Memorandum, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and the regular bonuses paid by G Bank to its officers and employees consistent with past practices and disclosed in the GBHC Companies Disclosure Memorandum; and enter into or amend any severance agreements with officers of any GBHC Company, or grant any increase in fees or other increases in compensation or other benefits to directors of any GBHC Company except in accordance with past practices disclosed in the GBHC Companies Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                 (h) enter into or amend any employment Contract between any GBHC Company and any Person (unless such amendment is required by Law) so that the GBHC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered) at any time on or after the Effective Time; or

                 (i) adopt any new employee benefit plan of any GBHC Company or make any material change in or to any existing employee benefit plans of any GBHC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                 (j) fail to pay or to make adequate provisions for the payment of all taxes or, make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, or regulatory accounting requirements or GAAP; or

                 (k) commence any material Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any GBHC Company for money damages in excess of $100,000 or imposing material restrictions upon the operations of any GBHC Company;

                 (l) modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims;

                 (m) merge or consolidate with another entity, or sell or otherwise dispose of a substantial part of the Assets of any GBHC Company or, except in the ordinary course of business consistent with past practices or as otherwise permitted in this Agreement, sell any of its Material Assets;

                 (n) permit or omit to do any act which act or omission would cause a breach of any covenant of GBHC or G Bank contained in this Agreement or would cause any representation or warranty of GBHC or G Bank contained in this Agreement to become untrue, as if such representation and warranty were continuously made from and after the date hereof;

                 (o) violate in any Material respect any Law, statute, rule, governmental regulation, or Order;

                 (p) fail to maintain the books, accounts, and records of any GBHC Company in the usual manner on a basis consistent with that heretofore employed;

                 (q)      enter into any new line of business;

                 (r) charge off (except as may otherwise be required by Law or by Regulatory Authorities or by GAAP consistently applied) or sell (except for a price not less than the book value thereof) any of its portfolio of loans, discounts, or financing leases other than sales of mortgage loans in a manner consistent with past practices; or

                 (s) make any extension of new credit or renew any existing extension of credit which, when added to all other extensions of credit to the borrower and its affiliates, would exceed $2,400,000, or, without the prior written consent of MC and M C Bank, which consent shall not be unreasonably withheld, commit or otherwise become obligated to make any such extension of new credit in excess of $500,000. Extensions of new credit and renewals of existing extensions of credit for purposes of this provision shall not include drawing one or more times on existing credit lines whether or not amounts are outstanding on any such lines at the date hereof or funding of unfunded commitments.

         7.3     Covenants of MC.

                 (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, MC covenants and agrees that it shall and shall cause each of its Subsidiaries to (i) continue to conduct its business and the business of its Subsidiaries in the usual regular and ordinary course, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

                 (b) M C Bank covenants and agrees that it shall (i) cause M C Subsidiary to be validly incorporated and duly formed under the provisions of the LBCL, and (ii) capitalize M C Subsidiary with necessary unrestricted funds sufficient to close the transaction contemplated by this Agreement and the Merger Agreement.

                 (c) MC and M C Bank covenant and agree that all applications to Regulatory Authorities for prior Consent to consummate the transaction contemplated by this Agreement and the Merger Agreement shall be prepared and filed as soon as reasonably practicable.

         7.4     Adverse Changes in Condition.                      Each Party
agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5     Reports.                                           Each Party
and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flow for the periods then ended in accordance with GAAP, (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of the respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.





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                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

         8.1     Preparation of Proxy Statement.            Each of the Parties
will cooperate in the preparation of the Proxy Statement of GBHC (the "Proxy Statement") which complies with the requirements of all applicable Laws, rules, and regulations, for the purposes of submitting the Merger Agreement and the transaction contemplated hereby and thereby to the holders of GBHC Common Stock for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries as any of the other Parties may reasonably request for the purpose of including such data and information in the Proxy Statement. In connection with the Stockholders' Meeting, (i) GBHC shall mail the Proxy Statement to the holders of GBHC Common Stock, (ii) provided it has obtained a fairness opinion from Alex Sheshunoff & Co., as provided in Section 9.1(e), the Board of Directors of GBHC shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to holders of GBHC Common Stock the approval of the Merger Agreement, and (iii) the Board of Directors and officers of GBHC shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain the approval of the Merger Agreement by the holders of GBHC Common Stock.

         8.2     Applications.                                      GBHC shall
promptly prepare and file the Proxy Statement and all other SEC Documents and MC, M C Bank and M C Subsidiary shall cooperate in the preparation of the Proxy Statement. MC and M C Bank shall promptly obtain all Consents necessary for the formation and incorporation of M C Subsidiary, and thereafter expeditiously
form and incorporate M C Subsidiary.   MC, M C Bank, and M C Subsidiary, as the
case may be, shall promptly prepare and file, and GBHC and G Bank shall cooperate in the preparation and the execution of applications with all other Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and the Merger Agreement. GBHC shall promptly provide MC and M C Bank with a list of the states other than Louisiana in which, according to the stock records of GBHC, its shareholders reside as of the date hereof, and MC and M C Bank shall make any filings required in connection herewith by the corporate, securities or other Laws of such states.

         8.3     Filings with State Offices.                        Upon the
terms and subject to the conditions of this Agreement and the Merger Agreement, M C Subsidiary and GBHC shall execute, and MC and M C Bank shall file, the Merger Agreement with the Secretary of State of the State of Louisiana and as otherwise required by Law.

         8.4     Cooperation and Best Efforts.              Subject to the
terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5     Investigation and Confidentiality.

                 (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger, and GBHC and G Bank shall permit MC and M C Bank to make or cause to be made such reasonable investigation of the business and properties of GBHC and G Bank and its financial and legal conditions as MC and M C Bank may reasonably request from time to time, provided that such investigations shall be reasonably related to the transaction contemplated hereby and shall not interfere unreasonably with normal operations. GBHC shall cooperate with M C Bank in obtaining, at the election and expense of M C Bank, environmental audits of any or all of the properties owned or occupied by any GBHC Company. No investigation by MC or M C Bank shall affect the representations and warranties of GBHC and G Bank.

                 (b) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all written, oral, and other confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transaction contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transaction contemplated hereby unless
(i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transaction contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing or derived from Confidential Information received from the other Party.

                 (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         8.6     Press Releases.                            Prior to the
Effective Time, GBHC and MC or M C Bank or M C Subsidiary, as the case may be, shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or to the transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.7     Certain Actions.

                 (a) Except to the extent necessary to comply with the fiduciary duties or other legal obligations as advised by counsel of GBHC's Board of Directors, no GBHC Company nor any Affiliate thereof shall: (i) directly or indirectly solicit any Acquisition Proposal from any Person; (ii) furnish any non-public information that it is not legally obligated to furnish to any Person; or (iii) negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but GBHC may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it or its directors are required to do so in order to comply with its or their legal obligations as advised by counsel. GBHC shall promptly notify MC orally and in writing in the event that it receives any inquiry or information relating to any Acquisition Proposal. In the event any non-public information is provided by any GBHC Company to any Person in order to comply with the fiduciary duties or other legal obligations as advised by counsel of GBHC, then information so furnished shall be supplied pursuant to a confidentiality agreement that reasonably protects the confidentiality of such information. GBHC shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing subject to legal obligations and fiduciary duties as aforesaid.

                 (b) Except as may be necessary as advised in writing by its counsel to discharge its fiduciary duties, neither the Board of Directors of GBHC nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to M C Bank, the approval or recommendations to the shareholders of this Agreement or the Merger, provided that GBHC shall have received the opinion of Alex Sheshunoff & Co., in form and substance reasonably satisfactory to it to the effect that the terms of the transaction as contemplated by this Agreement and the Merger Agreement are fair to GBHC and its shareholders from a financial point of view as required by Subsection 9.1(e) and such opinion has not been withdrawn, (ii) approve or recommend or propose to recommend any Acquisition Proposal with respect to GBHC or G Bank, except such action that counsel advises in writing is necessary to discharge its fiduciary duties to the GBHC Companies and the shareholders of GBHC, or (iii) modify, or waive or release any Party from any Material provision of, or fail to enforce any Material provision of, if M C Bank reasonably so requests such enforcement, any confidentiality agreement entered into by GBHC or G Bank with any prospective acquiror after the date of this Agreement or within two (2) years prior to such date.

         8.8     Approval of Merger Agreement.              MC and M C Bank, as
the sole shareholder of M C Subsidiary, shall take all action necessary to effect shareholder approval of the Merger Agreement.

         8.9     GBHC Common Shareholder Approval.          GBHC's Board of
Directors shall submit the Merger Agreement to the holders of GBHC Common Stock for approval in accordance with the LBCL, together with its recommendation that such approval be given, provided that it has obtained a fairness opinion from Alex Sheshunoff & Co., in form and substance satisfactory to GBHC as provided in Section 9.1(e), at the Stockholders' Meeting duly called for that purpose as soon as practicable after all filings with Regulatory Authorities have been made. If the Board of Directors of GBHC so determines, the Stockholders' Meeting may be the annual meeting of shareholders of GBHC.

         8.10    Operating Functions.                       Each GBHC Company
agrees to cooperate in the consolidation of appropriate operating functions with MC, M C Bank, and M C Subsidiary, at and after the Effective Time, provided that the foregoing shall not be deemed to require any action that, in the opinion of the members of the Board of Directors of GBHC would adversely affect the operations of GBHC or G Bank if the Merger were not consummated.

         8.11    State Takeover Laws.                       GBHC shall take all
necessary steps to exempt the transaction contemplated by this Agreement from Sections 132 through 140.2 of the LBCL.

         8.12    Charter Provisions.                                Each GBHC
Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transaction contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any GBHC Company or restrict or impair the ability of MC, M C Bank, M C Subsidiary, or any MC Company to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GBHC Company that may be directly or indirectly acquired or controlled by it.

         8.13    Employee Benefits and Contracts.           Following the
Effective Time, MC or M C Bank shall provide generally to officers and employees of the GBHC Companies, who at or after the Effective Time become employees of a MC Company, employee benefits under employee benefit plans on the same terms and conditions as those currently provided by the MC Companies to their similarly situated officers and employees. For purposes of participation, vesting and accrual of benefits under such employee benefit plans service under any employee benefit plans of GBHC shall be treated as service under any similar employee benefit plans maintained by MC. Officers and employees of any GBHC Company shall be eligible to participate in any life, health and disability insurance programs provided by any MC Company regardless of any pre-existing conditions. MC also shall cause GBHC and its Subsidiaries to honor, on terms reasonably agreed upon by the Parties, all employment, severance, consulting, and other compensation Contracts disclosed in the GBHC Companies Disclosure Memorandum between any GBHC Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the GBHC Benefit Plans.

         8.14    Joinder of Shareholders.                   A Joinder of
Shareholders in the form of Exhibit B annexed hereto shall have been executed by each Person who beneficially owns 5% or more of GBHC Common Stock, and by each person who serves as a director or executive officer of GBHC or G Bank; and M C Subsidiary shall have received from each Person who executes a Joinder of Shareholders a written confirmation dated not earlier than five (5) days prior to the Closing to the effect that each representation made by such Person in the Joinder of Shareholders is true and correct as of the date of such confirmation and that such Person has complied with all of his or her covenants therein through the date of such confirmation.

         8.15    Insurance Retention.                               GBHC or G
Bank, as applicable, shall purchase a five (5) year extension of its directors' and officers' liability insurance policy. MC or M C Bank, as applicable, shall pay the deductible that the insureds thereunder may be obligated for in connection with claims made pursuant thereto. The provisions of this Section
8.15 are intended to be for the benefit of, and shall be enforceable by, each person entitled to payments of insurance retention hereunder and his or her heirs or personal representatives.

         8.16    Transmittal Letters.                               MC, M C
Bank and M C Subsidiary covenant and agree that the transmittal letters to be sent to the shareholders of GBHC, for use in effecting the exchange of shares in the Merger under Section 4.1, shall contain the information required by, and comply in all respects with the requirements of, the Articles of Incorporation, as amended, of GBHC with respect to the redemption of GBHC Preferred Stock (including the requirement of at least thirty (30) days notice).

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1     Conditions to Obligations of Each Party.           The
respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                 (a)      Stockholder Approval.                     The holders
of GBHC Common Stock, and M C Bank as the sole shareholder of M C Subsidiary, shall have approved the Merger

Agreement, and the consummation of the transaction contemplated hereby and thereby, as and to the extent required by Law or by the provisions of any governing instruments.

                 (b)      Regulatory Approvals.                     All
Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transaction contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of M C Bank would so materially adversely impact the economic or business benefits of the transaction contemplated by this Agreement that, had such condition or requirement been known, M C Bank would not, in its reasonable judgment, have entered into this Agreement.

                 (c)      Consents and Approvals.                   Each Party
shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transaction contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of M C Bank would so materially adversely impact the economic or business benefits of the transaction contemplated by this Agreement that, had such condition or requirement been known, M C Bank would not, in its reasonable judgment, have entered into this Agreement.

                 (d)      Legal Proceedings.                                 No
court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restrains, restricts, or makes illegal consummation of the transaction contemplated by this Agreement.

                 (e)      Opinion of Investment Bankers.            GBHC shall
have received from Alex Sheshunoff & Co., in form and substance reasonably satisfactory to GBHC, dated within five (5) days prior to the mailing of the Proxy Statement and updated within five (5) days of the Closing if the Closing does not occur within thirty (30) days of the Stockholders' Meeting, an opinion to the effect that the terms of the transaction as contemplated by this Agreement and the Merger Agreement are fair to GBHC and its shareholders from a financial point of view, which opinion shall not have been withdrawn by Alex Sheshunoff & Co., prior to Closing.

         9.2     Conditions to Obligations of M C Bank.             The
obligations of MC, M C Bank, and M C Subsidiary, as the case may be, to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by M C Bank pursuant to Section 11.6(a) of this
Agreement:

                 (a)      Representations and Warranties.           For
purposes of this Section 9.2(a), the accuracy of the representations and warranties of GBHC and G Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of GBHC and G Bank set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of GBHC and G Bank set forth in Sections 5.18, 5.19, and 5.22 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of GBHC and G Bank set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on GBHC or G Bank; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of GBHC or G Bank or to a matter being "known" by GBHC or G Bank shall be deemed not to include such qualifications.

                 (b)      No Material Adverse Effect.               There shall
not have occurred, from the date of the Latest Balance Sheet to the Effective Time, any change, event, or occurrence, which with any other change, event, or occurrence has a Material Adverse Effect on the financial condition, results of operation, business or prospects of GBHC on a consolidated basis. Without limiting the change, event, or occurrence that would have such a Material Adverse Effect with respect to GBHC on a consolidated basis, the following shall be deemed to constitute such a change, event, or occurrence with respect to GBHC for all purposes of this Agreement: (i) any change or changes, exclusive of expenses of the Merger, which, in the aggregate, have resulted in a reduction of net earnings after taxes when compared to such earnings for the corresponding period in 1996 of 50% or more.

                 (c)      Dissenters' Rights.                       The number
of shares of GBHC Common Stock as to which the holders thereof at the time of the Closing are legally entitled to assert dissenting shareholders' rights shall not exceed 5% of the total number of shares of GBHC Common Stock issued and outstanding at the Closing.

                 (d)      Performance of Covenants.                 Each and
all of the agreements and covenants of GBHC and G Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                 (e)      Certificates.                             GBHC and
G Bank shall have delivered to M C Bank and M C Subsidiary (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GBHC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this

Agreement, and the consummation of the transaction contemplated hereby, all in such reasonable detail as M C Bank and M C Subsidiary and their counsel shall request.

                 (f)      Opinion of Counsel.                         M C Bank
shall have received an opinion of Gordon, Arata, McCollam & Duplantis, L.L.P., counsel to GBHC and its Subsidiaries, dated as of the Effective Time, in form reasonably satisfactory to M C Bank, as to the matters set forth in Exhibit C of this Agreement.

                 (g)      Claims Letters.                           Each of the
directors and officers of GBHC shall have executed and delivered to M C Bank letters in substantially the form of Exhibit D of this Agreement.

                 (h)      Covenant Not to Compete.                  Each of the
directors of GBHC and G Bank have executed and delivered to MC a Non-Compete Agreement in substantially the form of Exhibit E of this Agreement.

                 (i)      Cancellation of Contracts.              Each and all
of the employment contracts and retirement obligations of GBHC and G Bank shall have been cancelled and paid.

                 (j)      Specific Loans.                           G Bank
shall do one of the following with respect to Loan Nos. 3715872, 3718204 and 3719975:

                          (i)     Dispose of the loan without any recourse on
the part of G Bank or any other GBHC Company and without any loss of principal or interest to G Bank; or

                          (ii)    Restructure the loan to remove Lot 6 of Tract
O and Lots 19 and 20 of Tract Q from the collateral securing the loan and cause to be obtained at Closing a participation in the amount of 20% of the loan balance at Closing that will provide M C Bank in case of default a first out of its balance before participant receives any funds. It is contemplated that the participation will be paid from funds received by certain individuals in the transaction made the subject of this Agreement. If such funds are not available at the Closing, a commitment to purchase the participation will be provided until those funds are available.


         9.3     Conditions to Obligations of GBHC and G Bank.      The
obligations of GBHC and G Bank to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by GBHC and G Bank pursuant to Section 11.6(b) of this Agreement:

                 (a)      Representations and Warranties.           For
purposes of this Section 9.3(a), the accuracy of the representations and warranties of MC, M C Bank, and M C Subsidiary, as the case may be, set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of MC, M C Bank, and M C Subsidiary set forth in Sections 6.2 and 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of M C Bank set forth in
Section 6.12 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of M C Bank set forth in this Agreement (including the representations and warranties set forth in Sections 6.2, 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on MC and M C Bank; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of MC or M C Bank to a matter being "known" by MC or M C Bank shall be deemed not to include such qualifications.

                 (b)      Performance of Covenants.               Each and all
of the agreements and covenants of MC, M C Bank, and M C Subsidiary, as the case may be, to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c)      Certificates.                       M C Bank, or M C
Subsidiary, as the case may be, shall have delivered to GBHC and G Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by board of directors of M C Bank evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transaction contemplated hereby, all in such reasonable detail as GBHC and G Bank and their counsel shall request.

                 (d)      Opinion of Counsel.                  GBHC and G Bank
shall have received an opinion of Pickering, Cotogno & Dunn, counsel to MC, M C Bank and M C Subsidiary, dated as of the Effective Time, in form reasonably acceptable to GBHC and G Bank, as to the matters set forth in Exhibit F of this Agreement.

                 (e)      Adequate Resources.                   M C Subsidiary,
M C Bank and MC shall have sufficient funds immediately available to pay the cash consideration to the shareholders of GBHC as provided herein.

                                   ARTICLE 10
                                  TERMINATION

         10.1    Termination.                               Notwithstanding any
other provision of this Agreement, and notwithstanding the approval of the Merger Agreement by the holders of GBHC Common Stock and by M C Bank as the sole shareholder of M C Subsidiary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual consent of the Boards of Directors of MC, M C Bank, and M C Subsidiary, and the Boards of Directors of GBHC and G Bank; or

                 (b) By the Board of Directors of either Party in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty
(30) days (but in no event later than the date provided in Section 10.1(e)) after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of GBHC and G Bank and Section 9.3(a) of this Agreement in the case of MC and M C Bank and M C Subsidiary; or

                 (c) By the Board of Directors of either Party in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty
(30) days (but in no event later than the date provided in Section 10.1(e)) after the giving of written notice to the breaching Party of such breach; or

                 (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the holders of GBHC Common Stock fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the LBCL at the Stockholders' Meeting; or

                 (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1997, except that a Party that has breached the obligation to consummate the Closing upon satisfaction or waiver by the Party entitled to grant such waiver of the conditions of Article 9 (provided that no Party shall be required to waive any such provision) and has failed to cure such breach may not terminate under this
Section 10.1(e); or

                 (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger, other than the conditions in Section 9.2(a) in the case of GBHC and G Bank or 9.3(a) in the case of MC and M C Bank and M C Subsidiary, cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                 (g) By the Board of Directors of GBHC if (i) Alex Sheshunoff & Co., is unable to render the fairness opinion required by Section 9.1(e) of this Agreement or withdraws it prior to the Closing, or (ii) the cash consideration to be paid at the Closing is less than $7,300,000; or

                 (h) By the Board of Directors of M C Subsidiary and M C Bank, if the shareholders' equity of GBHC is less than $5,284,000 at the Closing.

         10.2    Effect of Termination.            In the event of the
termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, and neither Party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of this Agreement, except that (i) the provisions of Section 8.5(b), this Section 10.2 and





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Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), (c), or (f) of this Agreement shall not relieve the breaching Party from Liability for an uncured intentional breach of a representation, warranty, material covenant, or material agreement giving rise to such termination (unless such breach was required by law or by a Regulatory Authority), it being understood that a disclosure in any closing or other certificate concerning the inaccuracy of a representation, warranty, covenant or agreement shall not of itself be deemed to be an intentional breach.

         10.3 Non-Survival of Representations. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 of this Agreement and Sections 6.11, 7.3, 8.13, 8.15, and 8.16 of this Agreement.


                                   ARTICLE 11
                                 MISCELLANEOUS

         11.1    Definitions.              Except as otherwise provided herein,
the capitalized terms set forth below shall have the following meanings:

                 "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                 "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries other than the acquisition contemplated by this Agreement.

                 "Adjusted Shareholders' Equity of GBHC" shall mean the shareholders' equity of GBHC as of April 30, 1997, adjusted on the Determination Date in accordance with Section 3.2 of this Agreement.

                 "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

                 "Agreement" shall mean this Acquisition Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                 "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

                 "Closing" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

                 "Closing Date" shall mean the date on which the Closing occurs.

                 "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                 "Contract" shall mean any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

                 "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                 "Determination Date" shall mean that date ten (10) days prior to the Closing on which the Adjusted Shareholders' Equity of GBHC shall be calculated.

                 "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

                 "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" shall have the meaning provided in Section
         5.14 of this Agreement.

                 "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

                 "Exhibits" shall mean the Exhibits referred to in this Agreement and which are so marked are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                 "GBHC ERISA Plan" shall have the meaning set forth in Section 5.14(a) of this Agreement.

                 "GBHC Benefit Plans" shall have the meaning set forth in
         Section 5.14 of this Agreement.

                 "GBHC Capital Stock" shall mean GBHC Common Stock and GBHC Preferred Stock.

                 "GBHC Class A Common Stock" shall mean the $5.00 par value Common Stock of GBHC.

                 "GBHC Class B Common Stock" shall mean the no par value Common Stock of GBHC.

                 "GBHC Common Stock" shall mean the GBHC Class A Common Stock and the GBHC Class B Common Stock.

                 "GBHC Companies" shall mean, collectively, GBHC and all GBHC Subsidiaries.

                 "GBHC Companies Disclosure Memorandum" shall mean the written information entitled "Guaranty Bancshares Holding Corporation Disclosure Memorandum" delivered to MC in connection with this Agreement and describing in reasonable detail the matters contained therein.

                 "GBHC Contracts" shall have the meaning set forth in Section 5.15.

                 "GBHC $2.70 Cumulative Preferred Stock" shall mean the $2.70 Cumulative Preferred Stock of GBHC.

                 "GBHC $0.50 Cumulative Preferred Stock" shall mean the $0.50 Cumulative Preferred Stock of GBHC.

                 "GBHC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of GBHC as of April 30, 1997, and as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the four months ended April 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, included in the GBHC Companies Disclosure Memorandum, and (ii) the consolidated balance sheets of GBHC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to quarterly or annual periods ended subsequently to April 30, 1997.

                 "GBHC Merger Expenses" shall mean the reasonable expenses of GBHC in connection with the Merger paid from the earnings of GBHC from May 1, 1997 through the Closing, which shall include reasonable legal and accounting fees and costs incurred in connection with the Merger, fees of $28,125.00 and costs due to Alex Sheshunoff & Co., costs and expenses of the Proxy Statement and other mailings to the shareholders of GBHC in connection with the Merger, costs and expenses of the Shareholders' Meeting, the fees and expenses of filing the Proxy Statement with the SEC, and the costs for the purchase of a five (5) year extension of the directors' and officers' liability insurance policy of GBHC and G Bank, and which shall not exceed $145,000.00 in the aggregate.

                 "GBHC Pension Plan" shall have the meaning set forth in
         Section 5.14 this Agreement.

                 "GBHC Preferred Stock" shall mean the GBHC $2.70 Cumulative Preferred Stock and the GBHC $0.50 Cumulative Preferred Stock.

                 "GBHC Rights" shall mean any Rights applicable to GBHC Capital Stock.

                          "GBHC Subsidiaries" shall mean the Subsidiaries of
                 GBHC, which shall include the GBHC Subsidiaries described in
                 Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of GBHC in the future and owned by GBHC at the Effective Time.

                 "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                 "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "Joinder of Shareholders" shall mean the Joinder of Shareholders in substantially the form of Exhibit B.

                 "Knowledge" as used with respect to a Person shall mean the actual knowledge of the chairman, president, chief financial officer, chief accounting officer, or any senior or executive vice president of such Person.

                 "LBCL" shall mean the Louisiana Business Corporation Law.

                 "LBL" shall mean the Louisiana Banking Law.

                 "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

                 "Liability" shall mean any direct or indirect, primary or secondary liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                 "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property or other Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of such Party's Assets, (iii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iv) Liens that arise by operation of Law with respect to Liabilities that are not delinquent or are being contested in good faith.

                 "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                 "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest.

                 "MC Companies" shall mean, collectively, MC, M C Bank, and all other MC Subsidiaries.

                 "MC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of MC as of April 30, 1997, and as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the four months ended April 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, and (ii) the consolidated balance sheets of MC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to quarterly or annual periods ended subsequently to April 30, 1997.

                 "MC Subsidiaries" shall mean the Subsidiaries of MC, which shall include the MC Subsidiaries described in Section 6.1 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of MC in the future and owned by MC at the Effective Time.

                 "M C Subsidiary" shall mean the Louisiana business corporation formed by M C Bank as its wholly-owned subsidiary.

                 "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                 "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                 "Merger" shall mean the merger of M C Subsidiary with and into GBHC in accordance with the LBCL as envisioned under this Agreement and the Merger Agreement.

                 "Merger Agreement" shall mean the Agreement of Merger of M C Subsidiary with and into GBHC in the form attached hereto as Exhibit A.

                 "Order" shall mean any written administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority applicable to a Person or its capital stock, Assets or business.

                 "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management.

                 "Party" shall mean either GBHC or MC and their respective Subsidiaries, and "Parties" shall mean both GBHC and MC and their respective Subsidiaries.

                 "Permit" shall mean any written federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is binding upon any Person or its securities, Assets, or business.

                 "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 "Proxy Statement" shall mean the proxy statement used by GBHC to solicit the approval of its stockholders holding GBHC Common Stock of the Merger transaction contemplated by this Agreement and the Merger Agreement.

                 "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries and the SEC.

                 "Representatives" means with respect to any Party its directors, officers, employees, agents, advisors, attorneys, accountants, and other representatives.

                 "Rights" shall mean all arrangements, calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                 "SEC" shall mean the United States Securities and Exchange Commission.

                 "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                 "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "Stockholders' Meeting" shall mean the meeting of the stockholders of GBHC holding GBHC Common Stock to be held pursuant to
         Section 8.9 of this Agreement, including any adjournment or adjournments or postponements thereof (which, at the option of the Board of Directors of GBHC, may be the annual meeting of shareholders of GBHC).

                 "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "Surviving Corporation" shall mean GBHC as the Surviving Corporation resulting from the Merger.

                 "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

         11.2    Expenses.

                 (a) Except as otherwise provided in this Section 11.2 and subject to the provisions of Section 3.2 of this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel; provided, however, the aggregate expenses of GBHC to be paid for out of the earnings of GBHC from May 1, 1997 through the Closing, shall not exceed the amount contemplated by Section 3.2(c) of this Agreement.

                 (b) Nothing contained in this Section 11.2. shall constitute or shall be deemed to constitute liquidated damages for the intentional breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3    Brokers and Finders.      Each of the Parties represents and
warrants that, except as otherwise disclosed, neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transaction contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GBHC and G Bank on the one hand or MC, M C Bank, and M C Subsidiary, on the other, each of GBHC and G Bank on the one hand, and MC, M C Bank, and M C Subsidiary, on the other, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4    Entire Agreement.                 Except as otherwise
expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the confidentiality agreement between the Parties, which shall remain in effect. Except as contemplated by Articles 3 and 4 of this Agreement and Sections 8.13, 8.14 and 8.15 of this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         11.5    Amendments.               To the extent permitted by Law, this
Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, that after any approval by the holders of GBHC Common Stock, there shall be made no amendment that, pursuant to the LBCL, requires further stockholder approval without the further approval of such stockholders.

         11.6    Waivers.

                 (a) Prior to or at the Effective Time, MC, M C Bank or M C Subsidiary, as the case may be, shall have the right to waive any Default in the performance of any term of this Agreement by GBHC or G Bank, to waive or extend the time for the compliance or fulfillment by GBHC or G Bank of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of MC, M C Bank, and M C Subsidiary under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the duly authorized officers of MC, M C Bank or M C Subsidiary, as the case may be, except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

                 (b) Prior to or at the Effective Time, GBHC and G Bank shall have the right to waive any Default in the performance of any term of this Agreement by MC, M C Bank, and M C Subsidiary, to waive or extend the time for the compliance or fulfillment by MC, M C Bank, and M C Subsidiary of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GBHC and G Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the duly authorized officers of GBHC and G Bank except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

                 (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7    Assignment.                       Except as expressly
contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.8    Notices.                          All notices or other
communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         GBHC:                    Guaranty Bancshares Holding Corporation
                                  Post Office Box 2208
                                  Morgan City, LA  70380-1931
                                  Fax:     (504) 384-3436
                                  Attention:  Randolph Cullom, President and CEO

         Copy to counsel:         Gordon, Arata, McCollam & Duplantis, L.L.P.
                                  40th Floor, 201 St. Charles Avenue
                                  New Orleans, LA  70170-4000
                                  Fax:     (504) 582-1121
                                  Attention:  Cathy E. Chessin

         M C Bank:                M C Bank & Trust Company
                                  Post Office Drawer 2000
                                  Morgan City, LA  70381-2000
                                  Fax:     (504) 384-6351
                                  Attention:  Maurice Roberie, President and CEO

         Copy to counsel:         Pickering, Cotogno & Dunn
                                  301 Magazine Street, 3rd Floor
                                  New Orleans, LA  70130
                                  Fax:     (504) 581-3912
                                  Attention:  Gary A. Cotogno

         11.9    Governing Law.   This Agreement shall be governed by and
construed in accordance with the Laws of the State of Louisiana, without regard to any applicable conflicts of Laws.

         11.10   Counterparts.             This Agreement may be executed in
two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11   Captions.                 The captions contained in this
Agreement are for reference purposes only and are not part of this Agreement.

         11.12   Interpretations.          Neither this Agreement nor any
uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.13   Enforcement of Agreement.         The Parties hereto agree
that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14   Severability.                     Any term or provision of
this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.15   Arbitration.                      Any dispute, controversy or
claim arising out of or relating to this Agreement or breach thereof (other than matters related to the exercise of dissenters' rights) will be settled by arbitration in Morgan City, Louisiana, before a panel of three arbitrators with experience in and knowledge of the banking industry, in accordance with the Rules of the American Arbitration Association, then in effect. One arbitrator shall be appointed by the MC Companies (or a Representative thereof) and one arbitrator shall be appointed by the GBHC Companies (or a Representative thereof) and the two arbitrators so appointed shall select the third arbitrator. The arbitrators will have no authority to award any damages not measured by the actual damages of the prevailing party. The determination of the arbitrators shall be accepted as final by the Parties.

         IN WITNESS WHEREOF, pursuant to authority duly given by the respective Board of Directors of MC and M C Bank, on the one hand, and GBHC and G Bank on the other, this Agreement has been signed on behalf of the said Parties by their respective officers.

                                        MC BANCSHARES, INC.



                                        By:     /s/ MAURICE ROBERIE
                                           ------------------------------------
                                            Maurice Roberie, President

                                        M C BANK & TRUST COMPANY


                                        By:     /s/ MAURICE ROBERIE
                                           ------------------------------------
                                           Maurice Roberie, President




                                        GUARANTY BANCSHARES HOLDING CORPORATION



                                        By:     /s/ RANDOLPH CULLOM
                                           ------------------------------------
                                           Randolph Cullom, President


                                        GUARANTY BANK & TRUST COMPANY OF
                                        MORGAN CITY



                                        By:     /s/ RANDOLPH CULLOM
                                           ------------------------------------
                                           Randolph Cullom, President

                  LIST OF EXHIBITS TO ACQUISITION AGREEMENT


EXHIBIT ITEM           DESCRIPTION
------------           -----------
    A                  Merger Agreement of MC Subsidiary, Inc. with and
                       into Guaranty Bancshares Holding Corporation

    B                  Form of Joinder of Shareholders (Sections 5.20, 8.14).

    C                  Matters as to which Counsel for GBHC will opine
                       (Section 9.2(f)).

    D                  Form of Claims Letter (Section 9.2(g)).

    E                  Form of Agreement Not to Compete (Sections 5.21, 9.2(h)).

    F                  Matters as to which Counsel for MC Bank will opine
                       (Section 9.3(d)).




                     [EXHIBITS OMITTED EXCEPT EXHIBIT A]

                                   EXHIBIT A

                                MERGER AGREEMENT

                              AGREEMENT OF MERGER

                                       OF

                              M C SUBSIDIARY, INC.

                                 WITH AND INTO

                    GUARANTY BANCSHARES HOLDING CORPORATION

         THIS AGREEMENT OF MERGER (this Merger Agreement) is made and entered into as of June 24, 1997, by and between M C Subsidiary, Inc. ("M C Subsidiary"), a Louisiana business corporation and Guaranty Bancshares Holding Corporation ("GBHC"), a Louisiana business corporation, and, in connection with the Acquisition Agreement, dated as of June 24, 1997, by and between M C Bank and Trust Company ("M C Bank") and MC Bancshares, Inc. ("MC"), on the one hand, and GBHC and Guaranty Bank and Trust Company of Morgan City ("Guaranty Bank"), on the other, (the "Acquisition Agreement"), is joined in by M C Bank, a Louisiana financial institution and the parent of M C Subsidiary, and by MC, a Louisiana business corporation and the parent holding company of M C Bank.

                                    PREAMBLE

         M C Subsidiary is a wholly-owned subsidiary of M C Bank. M C Bank is a wholly-owned subsidiary of MC. GBHC is the registered bank holding company of Guaranty Bank & Trust Company of Morgan City, a Louisiana financial institution ("Guaranty Bank").

         The respective Boards of Directors of M C Subsidiary, M C Bank, MC and GBHC are of the opinion that the best interests of their respective organizations would be served if M C Subsidiary is merged with and into GBHC (the "Merger") on the terms and conditions provided in this Merger Agreement. As a result of the Merger, GBHC shall continue to operate as a Louisiana business corporation and as the wholly owned-subsidiary of M C Bank.

         NOW THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the Boards of Directors of M C Subsidiary and M C Bank, and MC, on the one hand, and GBHC, on the other, hereby make, adopt, and approve this Agreement of Merger and prescribe the terms and conditions of this Agreement of Merger and the mode of effecting this Agreement of Merger, as follows:

                                   ARTICLE I
                                TERMS OF MERGER

         Subject to the terms and conditions of this Agreement of Merger and the Acquisition Agreement, at the Effective Time the Merger shall occur as authorized by and in accordance with Sections 112 and 115 of the Louisiana Business Corporation Law. GBHC shall be the Surviving Corporation resulting from the Merger and shall be a wholly-owned subsidiary of M C Bank and shall continue to be governed by the laws of the State of Louisiana.

                                   ARTICLE II
                              EFFECT OF THE MERGER

         2.1     Surviving Corporation.

                 (a)      Articles of Incorporation and Bylaws.  The
Articles of Incorporation of GBHC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed. The Bylaws of GBHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

                 (b) Business Activities. The business of the Surviving Corporation from and after the Effective Time shall continue to be that of a Louisiana business corporation. The business of the Surviving Corporation shall continue to be conducted from its main office at the Effective Time.

         2.2     Assumption of Rights.     At the Effective Time the separate
existence and corporate organization of M C Subsidiary shall be merged into and continued in the Surviving Corporation. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time and thereafter, except as otherwise provided herein, all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of M C Subsidiary and GBHC and all property (real, personal, and mixed), and all debts due on whatever account, and all other courses of action, and all and every other interest of or belonging to or due to M C Subsidiary and GBHC shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in M C Subsidiary and GBHC shall not revert or be in any way impaired by reason of the Merger. All rights, franchises, and interests of both M C Subsidiary and GBHC in and to every type of property (real, personal, and mixed), and all courses in action of both M C Subsidiary and GBHC shall be transferred to and vested in the Surviving Corporation without any deed or other transfer. The Surviving Corporation, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights or property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interest as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interest were held or enjoyed by either M C Subsidiary or GBHC at the Effective Time.

         2.3     Assumption of Liabilities.        All liabilities and
obligations of both M C Subsidiary and GBHC of every kind and description shall be assumed by the Surviving Corporation, and the Surviving Corporation shall be bound thereby in the same manner and to the same extent that M C Subsidiary and GBHC were so bound at the Effective Time.

         2.4     Directors and Officers.   The directors of M C Subsidiary in
office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of M C Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                       CONVERSION OF SHARES IN THE MERGER

         3.1     Conversion of Shares.     Subject to the provisions of this
Article, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations in the Merger shall be converted as follows:

         (a) Each share of common stock of M C Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of no par value voting capital stock of the Surviving Corporation from and after the Effective Time;

         (b) Each share of GBHC $2.70 Cumulative Preferred Stock issued and outstanding at the Effective Time shall be considered redeemed and shall be converted into the right to receive in cash an amount equal to $27.60 plus all accrued cash dividends due thereon, and thereupon shall be cancelled;

         (c) Each share of GBHC $0.50 Cumulative Preferred Stock issued and outstanding at the Effective Time shall be considered redeemed and shall be converted into the right to receive in cash an amount equal to $5.00 plus all accrued dividends due thereon, and thereupon shall be cancelled; and

         (d) Each share of GBHC Class A Common Stock and each share of GBHC Class B Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive in cash an amount equal to the quotient of:

                                       X
                                    -------
                                       Y

                          where X is equal to $7,500,000 (subject to the adjustments as hereinafter provided) less the total amount due to the holders of all of the issued and outstanding shares of the GBHC $2.70 Cumulative Preferred Stock determined in accordance with Section 3.1(b) and the total amount due to the holders of all of the issued and outstanding shares of the GBHC $0.50 Cumulative Preferred Stock determined in accordance with Section 3.1(c); and where Y is equal to the number of shares of GBHC Class A Common Stock and GBHC Class B Common Stock outstanding at the Effective Time; and

                 shall thereupon be cancelled.

         3.2     Adjustments.     The aggregate consideration of $7,500,000.00
due to the shareholders of GBHC at the Effective Time shall be subject to adjustment according to this Section 3.2.

                                  (a)      If the Adjusted Shareholders' Equity
of GBHC is less than $5,284,000.00, then the $7,500,000.00 shall be reduced by an amount equal to the difference between $5,284,000.00 and the Adjusted Shareholders' Equity of GBHC; provided, however, except as set forth in Subsection 3.2(b), if the consideration due to the shareholders of GBHC at and after the Effective Time is less than $7,300,000.00, GBHC may terminate this Agreement.

                                  (b)      The Adjusted Shareholders' Equity of
GBHC shall be calculated ten (10) days prior to the Closing (the "Determination Date") as the difference between the shareholders' equity of GBHC as reflected on the April 30, 1997 balance sheet of GBHC less (in each case with the recognition of any tax effect thereof) (i) the sum of (A) the additional accrual through the Closing of all payments to be made to terminate all employment contracts and retirement obligations of GBHC and G Bank, (B) the accrual of fees owed to Alex Sheshunoff & Co., in excess of $28,125.00, (C) the accrual of GBHC's other expenses of the Merger in excess of $145,000.00, if any, (D) the accrual of any special bonus paid by G Bank to any officer or employee (other than bonuses required by contract or paid pursuant to the customary past practices of G Bank), (E) the accrual of any dividend paid by GBHC prior to the Determination Date, and (F) the accrual of the costs for the purchase of a five (5) year extension of the directors' and officers' liability insurance policy of GBHC and G Bank to the extent that such costs are not includable in the GBHC Merger Expenses, and less (ii) the amount of any loan loss arising after May 1, 1997 on loans other than those described in Section 3.2(d) hereof and Section 9.2(j) of the Acquisition Agreement in excess of $25,000.00, and less (iii) the amount described in Section 3.2(d)(ii), if any. Provided in all events, however, if the accruals set forth in item (i)(D) of this Subsection 3.2(b) result in the aggregate consideration due to the shareholders of GBHC at the Effective Time being reduced to less than $7,300,000.00, GBHC may not terminate this Agreement.

                                  (c)      The shareholders' equity of GBHC at
the Closing shall be equal to the Adjusted Shareholders' Equity of GBHC plus all earnings of GBHC from May 1, 1997 though the Closing after reflecting (i) the payment of the GBHC Merger Expenses in the aggregate amount of $145,000 (which shall include reasonable legal and accounting fees and costs incurred in connection with the Merger, fees of $28,125.00 and costs due to Alex Sheshunoff & Co., costs and expenses of the Proxy Statement and other mailings to the shareholders of GBHC in connection with the Merger, costs and expenses of the Shareholders' Meeting, the fees and expenses of filing the Proxy Statement with the SEC, and, to the extent the foregoing delineated costs do not exceed $145,000.00, the costs for the purchase of a five (5) year extension of the directors' and officers' liability insurance policy of

GBHC and G Bank), (ii) the effects, if any, envisioned by Subsection 3.2(d) of this Agreement, and (iii) the amount of any loan loss arising after May 1, 1997 up to $25,000.00; provided, however, if the shareholders' equity of GBHC at the Closing is less than $5,284,000.00, M C Bank may terminate this Agreement. The Parties recognize that, except as provided in the preceding sentence, all earnings of GBHC from May 1, 1997 through the Closing shall inure to the benefit of M C Bank, and that M C Bank has an expectation to the reasonable earnings of GBHC from May 1, 1997 through the Closing less the amounts described in the preceding sentence. However, the Parties recognize and agree that GBHC makes no warranty as to its earnings from May 1, 1997 through the Closing.

                                  (d)      With respect to the property
securing Loan Nos. 3714461 and 3714458 to be acquired by G Bank on June 26, 1997 pursuant to a dation en paiement (the "Property"), upon acquisition by G Bank of the Property, the loss, if any, on Loan Nos. 3714461 and 3714458 (related to the Property) to be recognized shall be applied as follows:

                                        (i)     The first $32,500.00 shall be
charged to G Bank's loan loss reserve and shall not affect the shareholders' equity of GBHC at April 30, 1997;

                                        (ii)    Up to the next $67,500.00 shall
reduce the pre-May 1, 1997 earnings before income taxes of GBHC; and

                                        (iii)   In the event that between the
date hereof and the Closing, G Bank sells the Property for an amount in excess of the carrying value of the Property, the gain up to $67,500.00 shall be applied to the pre-May 1, 1997 earnings before income taxes of GBHC; any remaining gain shall be applied to the post-April 30, 1997 earnings of GBHC.


                                   ARTICLE IV
                                 EFFECTIVENESS

         4.1     Conditions Precedent.     Consummation of the Merger is
conditioned upon the approval of this Agreement of Merger by the Boards of Directors of M C Subsidiary, M C Bank and MC, and the Board of Directors of GBHC, and the common stockholders of GBHC, M C Bank as the sole shareholder of M C Subsidiary, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Louisiana Office of Financial Institutions and the other terms and conditions set forth in the Acquisition Agreement.

         4.2     Termination.     This Agreement of Merger may be terminated at
any time prior to the Effective Time by mutual agreement of the parties hereto or as described in the Acquisition Agreement.

         4.3     Effective Time.           The Merger and other transactions
contemplated by this Agreement of Merger shall become effective on the date and at the time reflected in the Certificate of Merger issued by the Secretary of State (the "Effective Time").

                                   ARTICLE V
                              AMENDMENT AND WAIVER

         5.1 Amendment. This Agreement of Merger may be amended at any time prior to the Effective Time by mutual agreement of the parties hereto.

         5.2     Waiver.

                 (a) Prior to or at the Effective Time, M C Subsidiary, acting through its Board of Directors or an authorized officer, shall have the right to waive any default in the performance of any terms of this Agreement of Merger by GBHC, to waive or extend the time for the compliance or fulfillment by GBHC of any and all of its obligations under this Agreement of Merger, and to waiver any or all of the conditions precedent to the obligations of M C Subsidiary under this Agreement of Merger, except any conditions which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of M C Subsidiary.

                 (b) Prior to or at the Effective Time, GBHC, acting through its Board of Directors or any authorized officer, shall have the right to waive any default in the performance of any term of this Agreement of Merger by M C Subsidiary, to waive or extend the time for the compliance of fulfillment by M C Subsidiary of any and all of its obligations under this Agreement of Merger, and to waive any or all of the conditions precedent to the obligations of GBHC under this Agreement of Merger, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GBHC.


                                   ARTICLE VI
                                  DEFINITIONS

         6.1 "Certificate of Merger" shall mean the certificate of merger issued by the Louisiana Secretary of State.

         6.2 "Effective Time" shall mean the time at which the Merger becomes effective as defined in Section 4.3 of this Merger Agreement.

         6.3 "GBHC Class A Common Stock" shall mean the $5.00 par value Common Stock of GBHC.

         6.4 "GBHC Class B Common Stock" shall mean the no par value Common Stock of GBHC.

         6.5 "GBHC Common Stock" shall mean the GBHC Class A Common Stock and the GBHC Class B Common Stock.

         6.6 "GBHC $2.70 Cumulative Preferred Stock" shall mean the $2.70 Cumulative Preferred Stock of GBHC.

         6.7 "GBHC $0.50 Cumulative Preferred Stock" shall mean the $0.50 Cumulative Preferred Stock of GBHC.

         6.8 "GBHC Preferred Stock" shall mean the GBHC $2.70 Cumulative Preferred Stock and the GBHC $0.50 Cumulative Preferred Stock.

         6.9 "M C Subsidiary Common Stock" shall mean the no par value common stock of M C Subsidiary, Inc.

         6.10 "Surviving Corporation" shall mean GBHC as the surviving entity of the Merger.

         6.11 Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Acquisition Agreement.


                                  ARTICLE VII
                                 MISCELLANEOUS

         7.1     Counterparts.    This Agreement of Merger may be executed in
two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         7.2     Binding Effect; Governing Law.    This Agreement of Merger
shall be binding upon and inure to the benefit of the parties hereto, and their respective stockholders, successors, and assigns, and shall be governed by, and construed in accordance with, the laws of the State of Louisiana.

         IN WITNESS WHEREOF, M C Subsidiary, Inc., and Guaranty Bancshares Holding Corporation have caused this Merger Agreement to be executed by a majority of the entire Board of Directors of M C Subsidiary, Inc., and Guaranty Bancshares Holding Corporation, who have hereunto subscribed their names, together with a majority of the entire Board of Directors of M C Bank & Trust Company and MC Bancshares, Inc.

                         [ALL SIGNATURE PAGES HAVE BEEN
                             INTENTIONALLY OMITTED]

                                 APPENDIX B

                              FAIRNESS OPINION
                                     OF
                   ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                                    DRAFT


                                            August xx, 1997



Board of Directors
Guaranty Bancshares Holding Corporation
1201 Brashear Avenue
Morgan City, Louisiana  70381

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Guaranty Bancshares Holding Corporation ("GBHC") Morgan City, Louisiana of the cash consideration ("Consideration") to be received by such shareholders in connection with the sale of GBHC to MC Bancshares, Inc., Morgan City, Louisiana ("MC Bancshares"). GBHC and its wholly owned subsidiary Guaranty Bank & Trust Company of Morgan City ("Guaranty Bank") have entered into an Acquisition Agreement with MC Bank & Trust Company ("MC Bank") and MC Bancshares and a related Agreement of Merger between GBHC and a newly formed corporate subsidiary of MC Bank ("MC Subsidiary") and joined in by MC Bancshares and MC Bank (the Acquisition Agreement and Agreement of Merger collectively referred to as the "Agreement"). Pursuant to the Agreement, MC subsidiary will merge with and into GBHC with GBHC becoming a wholly owned subsidiary of MC Bank.

The Consideration to be received by GBHC shareholders will be determined at the Effective Time of the Merger. At the Effective Time of the Merger, each share of $2.70 Preferred Stock of GBHC then issued and outstanding will be redeemed and converted into the right to receive cash equal to $27.60 plus all accrued and unpaid cash dividends due thereon; each share of GBHC $0.50 Preferred Stock then issued and outstanding will be redeemed and converted into the right to receive an amount of cash equal to $5.00 plus all accrued and unpaid cash dividends due thereon; and, each share of GBHC Common Stock then issued and outstanding will be converted into the right to receive cash in the amount equal to the quotient of: (a) $7,500,000.00 (subject to certain purchase price adjustments) minus the total amount due to the holders of all of the issued and outstanding shares of GBHC $2.70 Preferred Stock and GBHC $0.50 Preferred Stock, divided by (b) the total number of shares of GBHC Common Stock outstanding at the Effective Time. The cash price into which the shares of GBHC Common Stock will be converted depends upon (i) the Effective Date of the closing of the transaction (the Effective Date depends upon when all required approvals are received and other conditions are satisfied or waived); the later the Effective Date,

Board of Directors
Guaranty Bancshares Holding Corporation
August xx, 1997
Page 2



the larger the payment owed with respect to the Preferred Stock will be (as dividends on the two classes of preferred stock will continue to accrue), and, as a result, the smaller the payment with respect to the shares of GBHC Common Stock will be and (ii) purchase price adjustments at various levels as provided for in the Agreement. The exact Closing Date and the final purchase price (after taking into account the adjustments required by the Agreement) cannot be finally determined at this time. The range of the estimated adjusted purchase prices is between $7,500,000.00 and $7,300,000.00. Assuming a Closing Date of 10/31/97 and the maximum purchase price of $7,500.000.00, the payment to GBHC Common shareholders would be $538,637, or $1.44 per share. Assuming the minimum purchase price of $7,300.000.00 and a Closing date of 12/31/97, the minimum payment to GBHC Common shareholders would be $271,926, or $0.73 per share. Descriptions of the factors effecting the purchase price and adjustments to the purchase price are contained in the Agreement.

The parties to the Agreement expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. If the purchase price, as adjusted, is less than $7,300,000.00 the Board of Directors of GBHC will have the option to terminate the Agreement. Completion of the Merger is dependent upon the successful completion of a number of factors as described in the Agreement. This opinion is based upon the assumption that the factors necessary to assure completion of the Merger can be met; however, this opinion does not imply, and should not be interpreted to imply, that all of the factors necessary to insure completion of the Merger can be met. Should the purchase price, as adjusted, decline below $7,300,000.00, we reserve the right to withdraw our opinion.

Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. Sheshunoff was retained by GBHC to assist it in evaluating offers to acquire GBHC and to render this opinion. GBHC solicited expressions of interest in acquiring GBHC directly and Sheshunoff did not participate in such solicitations. GBHC and MC Bancshares negotiated the Consideration to be received by GBHC shareholders and other terms and conditions of the Merger. Sheshunoff did not participate in those negotiations.

Board of Directors
Guaranty Bancshares Holding Corporation
August xx, 1997
Page 3


In connection with our opinion, we have, among other things:

         1. Reviewed three offers to acquire GBHC as solicited by GBHC from MC Bancshares and two other parties; two offers, including MC Bancshares were for cash and one was for a combination of cash, preferred stock and common stock;

         2. Reviewed GBHC's recent financial performance and management's estimate of GBHC's likely future performance for the next year;

         3. Reviewed GBHC's year-end financial information for 1996 and 1995 and publicly available information for MC Bancshares for the same periods;

         4. Reviewed certain internal financial reports and earnings estimates for GBHC for 1997;

         5. Reviewed the ownership profile of the two issues of GBHC's preferred stock and common stock and held discussions with GBHC's management concerning the circumstances under which such stock was issued, the status of the dividends in arrears on the two issues of preferred stock, and, the lack of a market for any of GBHC's preferred or common stock;

         6. Compared GBHC's recent financial performance with that of a group of similar sized institutions that we deemed to be comparable;

         7. Reviewed a draft of the Agreement and a draft of GBHC's Proxy Statement;

         8. Reviewed the consideration received in the sale of other small banks in the last year, and;

         9.      Performed such other analyses as we deemed appropriate.

Board of Directors
Guaranty Bancshares Holding Corporation
August xx, 1997
Page 4


We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by GBHC for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information. We have not made an independent evaluation of the assets or liabilities of GBHC, nor have we been furnished with any such appraisals. We did not conduct any review of GBHC's or Guaranty Bank's credit files. With respect to MC Bancshares, we relied solely upon publicly available data and we did not conduct discussions with the management of MC Bancshares regarding MC Bancshares financial condition, performance and prospects. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of MC Bancshares and we were not furnished with any appraisals. We did not conduct any review of MC Bancshares or MC Bank's credit files.

We have assumed that financial forecasts and earnings estimates prepared by the management of GBHC have been reasonably prepared and reflect management's best currently available estimates and judgment as to the future financial performance of the company. We have assumed such forecasts and projections would be realized in the amounts and at the times contemplated thereby.

We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses and have assumed that such allowances are in the aggregate, adequate to cover such losses. We assume that no material change in the signed final Agreement will occur when compared to the last draft of the Agreement provided to us. We have assumed that both GBHC and MC Bancshares will receive all required regulatory approvals necessary to consummate the Merger without conditions that will materially impact the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Board of Directors
Guaranty Bancshares Holding Corporation
August xx, 1997
Page 5

Our opinion is limited to the fairness, from a financial point of view, to the shareholders of GBHC, of the cash Consideration to be received in the Merger and does not address GBHC's' underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Agreement. As discussed above and in the Agreement, consummation of the Merger and the final amount of the cash Consideration is contingent upon several factors which cannot be predicted with certainty at this time, and the exact timing of the closing of the Merger (which timing affects the cash Consideration to be received by GBHC Common Stockholders) also cannot be predicted with certainty at this time. This opinion does not imply that all conditions necessary for a closing of the transaction will be met or that the transaction will close in the time frame estimated by GBHC and MC Bancshares.

It is understood that this letter is for the information of the Board of Directors of GBHC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any regulatory filings or Proxy Statement issued by GBHC with respect to the Merger.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the cash Consideration to be received by GBHC's shareholders is fair, from a financial point of view, to GBHC's shareholders.


                                     Very truly yours,

                                     DRAFT

                                     ALEX SHESHUNOFF & CO.
                                      INVESTMENT BANKING

                                 APPENDIX C

                          EXCERPT FROM SECTION 131
                                     OF
                   THE LOUISIANA BUSINESS CORPORATION LAW

Section  131. RIGHTS OF A SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS

                 A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

                 B. The right to dissent provided by this Section shall not exist in the case of:

                          (1)     A sale pursuant to an order of a court having
jurisdiction in the premises.

                          (2)     A sale for cash on terms requiring
distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

                          (3)     Shareholders holding shares of any class of
stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

                 C. Except as provided in the last sentence of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

                 D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

                 E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

                 F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

                 G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

                 H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                                                PRELIMINARY COPY

                    GUARANTY BANCSHARES HOLDING CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder hereby appoints Frank J. Domino, Sr. and Wiley Magee, and each or any one of them, with full power of substitution, as Proxies to represent and to vote as designated below, all the shares of common stock of Guaranty Bancshares Holding Corporation (the "Company") held of record by the undersigned on August 29, 1997, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on September 30, 1997, or any adjournments or postponements thereof.

1. Proposal to approve the Acquisition Agreement dated as of June 24, 1997 (the "Agreement"), by and between the Company and Guaranty Bank & Trust Company of Morgan City ("Guaranty Bank"), on the one hand, and MC Bank & Trust Company ("MC Bank") and MC Bancshares, Inc. ("MC Bancshares"), on the other hand, and a related Agreement of Merger by and between the Company and a newly-formed corporate subsidiary of MC Bank ("MC Subsidiary") and joined in by MC Bancshares and MC Bank (the Acquisition Agreement and the Agreement of Merger being collectively referred to as the "Agreement") pursuant to which (i) each issued and outstanding share of common stock of MC Subsidiary shall be converted into and become one share of common stock of the Company through the merger of MC Subsidiary with and into the Company (the "Merger") and
         (ii) each outstanding share of the Company's $2.70 Preferred Stock and $0.50 Preferred Stock will be redeemed and will be converted into the right to receive accrued and unpaid dividends and the redemption price thereof as described in the Agreement and each outstanding share of the Company's Class A Common Stock and Class B Common Stock (except for shares of common stock held by stockholders who perfect their dissenters' rights of appraisal with respect to their common stock) will be converted into the right to receive an amount of cash as described more fully in the Proxy Statement that accompanies this Proxy and in the Agreement:

         _____ FOR                _____ AGAINST             _____ ABSTAIN

2.       Election of directors:

         For any or all nominees listed
         below (except those written by           Withhold authority to vote
         me below)                      [ ]       for all nominees below    [ ]


         The nominees are: Virgil Allen, H. W. Bailey, Brooks Blakeman, Vincent
         A. Cannata, Randolph Cullom, Frank J. Domino, Sr., Anthony J. Guarisco, Sr., Anthony J. Guarisco, Jr., Wiley Magee, Paul Ordogne, Christian Vaccari and K. Vinson.

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NAME ON THE LINE BELOW.


         -----------------------------------------------------------------------

3. Allow proxies, or either of them to vote in their discretion as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR ANY DIRECTOR NOMINEE LISTED ABOVE AS TO WHOM THE PROXY DOES NOT WITHHOLD AUTHORITY TO VOTE. This Proxy confers authority, in the discretion of the proxies, to vote with respect to the election of any person nominated by the Board as a director if any of the named nominees become unavailable for election. This Proxy will be voted in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof (unless authority to do so is withheld by striking through proposition No. 3).

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise.

Dated:_____________________, 1997.

                                                            ________________________________________
                                                            (Print Name of Stockholder)


Please date and sign exactly as name appears on             ________________________________________
your stock certificate. When shares are held by             (Signature of Stockholder)
joint tenants, both should sign. When signing as
attorney, executor, administrator, trustee or
guardian, please give full title as such. If a              ________________________________________
corporation, please sign in full corporate name by          (Print Name of Stockholder)
president or other authorized officer. If a
partnership, please sign in partnership name by
authorized person.                                          ________________________________________
                                                            (Signature of Stockholder)



              PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                    IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE